As filed with the Securities and Exchange Commission on ___________, 2006

                                                     Registration No. 333-131709

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO.1 TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          GALES INDUSTRIES INCORPORATED
                 (Name of small business issuer in its charter)

       Delaware                        3728                        20-4458244
(State or Jurisdiction          (Primary Standard                (IRS Employer
   of Incorporation                 Industrial                  Identification
   or Organization)               Classification                     Number)
                                   Code Number)

                            1479 North Clinton Avenue
                               Bay Shore, NY 11706
                                 (631) 968-5000
          (Address and telephone number of principal executive offices)

                            1479 North Clinton Avenue
                               Bay Shore, NY 11706
                    (Address of principal place of business)

                      Michael A. Gales, Executive Chairman
                          Gales Industries Incorporated
                            1479 North Clinton Avenue
                               Bay Shore, NY 11706
                                 (631) 968-5000
            (Name, address and telephone number of agent for service)

                          Copies of communications to:
                             Vincent J. McGill, Esq.
                             Eaton & Van Winkle LLP
                            3 Park Avenue, 16th Floor
                            New York, New York 10016
                                 (212) 779-9910

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
Title of Each Class of      Amount to be Registered  Proposed Maximum         Proposed Maximum         Amount of Registration
Securities to be                                     Offering Price Per       Aggregate Offering       Fee
Registered                                           Share                    Price
-------------------------------------------------------------------------------------------------------------------------------
$.001 par value per share   60,924,388               $0.50 (1)                $30,462,194              $3,260
common stock
-------------------------------------------------------------------------------------------------------------------------------
$.001 par value per share   100,000                  $0.86 (2)                $855,000                 $9.15
common stock
-------------------------------------------------------------------------------------------------------------------------------
Amount Previously Paid                                                        $(30,462,194)            $(3,260)
-------------------------------------------------------------------------------------------------------------------------------
Amount Due with This                                                          $105,500                 $11.29
Filing
-------------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(c), solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Registrant's common stock as reported on February 2, 2006, prior to the date of the Registrant's initial filing of this registration statement on February 9, 2006.

(2) Pursuant to Rule 457(c), solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Registrant's common stock on the OTC Bulletin Board on June 13, 2006.

(3) This registration statement relates to the resale by certain selling security holders identified herein of up to 61,024,388 shares of common stock, of which up to 11,585,725 shares of common stock are held by selling security holders, up to 40,909,538 shares of common stock are issuable upon conversion of Series A Convertible Preferred Stock purchased by investors in a recent offering, up to 1,636,380 shares of common stock are issuable upon conversion of Series A Convertible Preferred Stock which may be issued as payable-in-kind dividends, up to 1,663,156 shares of common stock are issuable upon the conversion of certain convertible promissory notes and up to 5,229,589 shares of our common stock are issuable upon exercise of common stock purchase warrants.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   Subject to Completion, Dated June ___, 2006

                                61,024,388 Shares
                          GALES INDUSTRIES INCORPORATED
                                  Common Stock

      This prospectus relates to the resale of up to 61,024,388 shares of our common stock, $.001 par value per share ("Common Stock"), by the selling security holders listed in the prospectus commencing on page 50, consisting of up to 11,585,725 shares of Common Stock held by selling security holders, up to 40,909,538 shares of Common Stock issuable upon conversion of the outstanding shares of our Series A Convertible Preferred Stock, up to 1,636,380 shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock which may be issued as payable-in-kind dividends, up to 1,663,156 shares of Common Stock issuable upon the conversion of certain convertible promissory notes and up to 5,229,589 shares of Common Stock issuable upon exercise of common stock purchase warrants. The transactions in which the selling security holders acquired the shares of Common Stock covered by this prospectus are described in the section of this prospectus entitled "Selling Security Holders."

      The selling security holders, by themselves or through brokers and dealers, may offer and sell the shares at prevailing market prices or in transactions at negotiated prices. We will not receive any proceeds from the selling security holders' resale of the shares of Common Stock. The selling security holders will receive all proceeds from such sales. We will, in the ordinary course of business, receive proceeds from the issuance of our Common Stock upon exercise of the common stock purchase warrants. If all of such warrants are exercised, without the utilization of the "cashless" exercise option, we will receive approximately $1,083,010 in return for issuing the 5,229,589 shares of Common Stock offered hereby which underly common stock purchase warrants.

      It is not possible to determine the price to the public in any sale of the shares of Common Stock by the selling security holders and the selling security holders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the selling security holders will determine the public offering price, the amount of any applicable underwriting discounts and commissions and the net proceeds at the time of any sale. The selling security holders will pay any underwriting discounts and commissions. The selling security holders, and the brokers through whom sales of the securities are made, will be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, referred to herein as the "Securities Act".

      Our Common Stock is traded on the OTC Bulletin Board under the symbol "GLDS". On June 13, 2006 the average of the high and low sale prices of our Common Stock on the OTC Bulletin Board was $0.86.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. The selling security holders are offering to sell and seeking offers to buy shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock.

      No person is authorized in connection with this prospectus to give any information or to make any representations about us, the selling security holders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling security holder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

                  The date of this prospectus is June __, 2006

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the U.S. Securities and Exchange Commission, 100 F Street, NE, Washington, D.C. 20549, a registration statement on Form SB-2, under the Securities Act for the common stock offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement, any amended registration statement and the exhibits filed with them for further information.

      Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document.

      We are required to file reports with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We file reports such as annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K. We intend to furnish our stockholders with annual reports containing audited financial statements and other reports as we think appropriate or as may be required by law.

      The registration statement and reports, statements or other information that we have filed with the Commission may be read and copied at the Commission's Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also access such filings and information electronically on the web. The Commission maintains a web site (HTTP://WWW.SEC.GOV) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us. These filings are also available to the public from commercial document retrieval services.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Our disclosure and analysis in this prospectus contain some forward-looking statements. Certain of the matters discussed concerning our operations, cash flows, financial position, economic performance and financial condition, including, in particular, future sales, product demand, competition and the effect of economic conditions include forward-looking statements within the meaning of section 27A of the Securities Act of 1933, referred to herein as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, referred to herein as the Exchange Act.

      Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures, distribution channels, profitability, new products, adequacy of funds from operations, these statements and other projections and statements contained herein expressing general optimism about future operating results and non-historical information, are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved.

      Investors are cautioned that our forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

      As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections and may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

      We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Form 10-KSB, Form 10-QSB and Form 8-K reports to the SEC. Also note that we provide a cautionary discussion of risk and uncertainties under the caption "Risk Factors" in this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Common Stock. You should read the entire prospectus, including "Risk Factors" and the consolidated financial statements and the related notes before making an investment decision. The information in this prospectus reflects a 1-for-1.249419586 reverse split of our Common Stock (the "Reverse Split") which became effective as of November 21, 2005.

      In this prospectus, the "Company" and terms such as "we," "us" and "our," refer to (i) Gales Industries Incorporated, a Delaware corporation, (ii) our 100% owned Delaware subsidiary, Gales Industries Merger Sub, Inc. ("Merger Sub"), and (iii) Air Industries Machining, Corp., a New York corporation ("AIM") which is wholly owned by Merger Sub. When we refer to "Ashlin" in this prospectus, we are referring to our Company prior to the transactions of November 30, 2005.

                                   Our Company

      Through our wholly-owned subsidiary, AIM, we manufacture aircraft structural parts and assemblies principally for prime defense contractors in the aerospace industry including, Sikorsky, Lockheed Martin, Boeing and Northrop Grumman. Approximately 85% of our revenues are derived from sales of parts and assemblies directed toward military applications, although direct sales to the military (U.S. and NATO) constitute less than 10% of our revenues. Parts manufactured by us are installed onboard Sikorky's VH-3D, otherwise known as Marine One, the primary Presidential helicopter, and onboard Air Force One, Boeing's 747-2000B customized for use by the President.

      On February 15, 2006 we changed our name from Ashlin Development Corporation to Gales Industries Incorporated and changed our state of incorporation from Florida to Delaware.

      Our principal offices are at 1479 North Clinton Avenue, Bay Shore, New York 11706 and our telephone number is (631) 968-5000.

                    The Acquisition and Related Transactions

      We, then known as Ashlin Development Corporation, and our newly formed wholly-owned subsidiary ("Merger Sub") entered into a Merger Agreement (the "Merger Agreement") on November 14, 2005 with Gales Industries Incorporated, a privately-held Delaware corporation ("Original Gales"). On November 30, 2005 (the "Closing Date"), Original Gales merged (the "Merger") into Merger Sub. Pursuant to the Merger Agreement, we issued 10,673,107 shares of our common stock ("Common Stock") (representing 74% of our outstanding shares as of the date of the Merger) and 900 shares of our Series A Convertible Preferred Stock ("Preferred Stock"), which in the aggregate are convertible into 40,909,500 shares of our Common Stock, for all the issued and outstanding common shares and preferred shares of Original Gales. As a result of the transaction, the former stockholders of Original Gales became the controlling stockholders of our Company. Additionally, since we had no substantial assets immediately prior to the Merger, the transaction was treated for accounting purposes as a reverse acquisition and the transaction has been accounted for as a recapitalization of Original Gales rather than a business combination. Consequently, the historical financial statements of Original Gales are now the historical financial statements of our Company. Assuming the value of each of our shares issued in connection with the Merger was equal to the amount paid for such shares in the private placement of Original Gales in which it issued 900 shares of its convertible preferred stock, on an as converted basis the aggregate value of our shares issued in connection with the Merger was $11,348,174. See "THE ACQUISITION AND RELATED TRANSACTIONS - Transactions of November 30, 2005."

      Immediately prior to the closing of the Merger, Original Gales acquired (the "Acquisition") all of the outstanding capital stock of AIM pursuant to a Purchase Agreement entered into on July 25, 2005 (the "Purchase Agreement"). Because of the change in ownership, management and control that occurred in connection with the Acquisition, for financial reporting purposes the Acquisition was accounted for as a purchase. Simultaneously with the Acquisition, AIM entered into a bank facility (the "New Loan Facility") with an institutional lender and used a portion of the proceeds from the facility to acquire the real estate comprising AIM's corporate campus (the "Real Estate Acquisition"). The completion of the Real Estate Acquisition was a condition to the closing of the Acquisition of AIM.

                                  The Offering

      This prospectus relates to the resale by the selling security holders of up to 61,024,388 shares of our Common Stock, consisting of 11,585,725 shares of Common Stock held by selling security holders, up to 40,909,538 shares of Common Stock issuable upon conversion of the outstanding shares of our Series A Convertible Preferred Stock ("Preferred Stock"), up to 1,636,380 shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock which may be issued as payable-in-kind dividends, up to 1,663,156 shares of Common Stock issuable upon the conversion of certain convertible promissory notes and up to 5,229,589 shares of our Common Stock issuable upon exercise of common stock purchase warrants. The 40,909,538 shares include 38 additional shares which may be issuable as a result of the rounding up of fractional shares upon conversion of the outstanding Preferred Stock.

      The issuances of such securities to the selling security holders was made in reliance upon exemptions from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act for private transactions. Additional information concerning the transactions in which the rights to acquire the shares covered by this prospectus were obtained by the selling security holders are set forth in the section of this prospectus entitled "Selling Security Holders."

                        Sales By Selling Security Holders

      The selling security holders may offer the Common Stock pursuant to this prospectus in varying amounts and transactions so long as this prospectus is then current under the rules of the SEC and we have not withdrawn the registration statement. The offering of Common Stock may be through the facilities of the OTC Bulletin Board or such other exchange or reporting system where the Common Stock may be traded. Brokerage commissions may be paid or discounts allowed in connection with such sales; however, it is anticipated that the discounts allowed or commissions paid will be no more than the ordinary brokerage commissions paid on sales effected through brokers or dealers. To our knowledge, as of the date hereof, no one has made any arrangements with a broker or dealer concerning the offer or sale of the Common Stock. See "Plan of Distribution."

                             Outstanding Securities

      As of May 31, 2006, there were 14,723,421 shares of our Common Stock outstanding. On a fully-diluted basis, giving effect to and assuming the exercise or conversion of all of our options, warrants and derivative securities, we had outstanding an aggregate of approximately 67,427,751 shares of Common Stock as of May 31, 2006. This number does not give effect to any interest or dividends which may accrue on the outstanding Preferred Stock or convertible notes or to any rounding up to the nearest whole share in connection with the conversion of Preferred Stock or convertible notes.

      An investment in the shares of our Company is subject to a number of risks. We have set forth these risk factors below under the heading "Risk Factors" which you should carefully review.

                             Summary Financial Data

      Summary data representing our and AIM's results of operations are set forth below under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations". The following table sets forth: our unaudited balance sheet data as of March 31, 2006; our audited balance sheet data as of December 31, 2005; and AIM's audited balance sheet data as of December 31, 2004. This summary financial information should be read in conjunction with the financial statements which are a part of this prospectus.

Balance Sheet Data:                  At March 31, 2006    At December 31, 2005    At December 31, 2004
                                     -----------------------------------------------------------------
  Working Capital                       $ 4,072,651            $ 4,113,235            $ 7,695,227
  Total Assets                          $28,087,448            $26,137,718            $17,801,807
  Total Current Liabilities             $14,540,794            $12,448,322            $ 6,030,947
  Long-Term Liabilities                 $ 6,274,750            $ 6,579,762            $ 7,109,696
  Total Stockholders' Equity            $ 7,271,904            $ 7,109,634            $ 4,661,164

                                  RISK FACTORS

      The purchase of our Common Stock involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and other information and our consolidated financial statements and related notes included elsewhere in this prospectus. If any of the events described below actually occurs, our operating results would be dramatically adversely affected, which in turn could cause the price of our Common Stock to decline, perhaps significantly. Further, we may not be able to continue our operations. This means you could lose all or a part of your investment.

      Risks of the Acquisition

      There can be no assurance that any benefits to AIM's business will be achieved from its acquisition by Original Gales and the merger of Original Gales into a public company, the Real Estate Acquisition or the New Loan Facility (the "Transactions") or that the results of operations of AIM prior to the Merger will not be adversely impacted by the Transactions. As of November 30, 2005, Luis Peragallo and Jorge Peragallo, formerly the principal shareholders of AIM, resigned from their positions with AIM. Even though Peter Rettaliata and Dario Peragallo, two of AIM's officers (President and Executive Vice President, respectively), will continue to serve as officers of AIM and will serve as officers of our Company, there can be no assurance that the management of our company will have the necessary experience to operate AIM's business. The process of combining the organizations of Original Gales, AIM and our Company could interrupt the activities of part or all of AIM's business, and could cause fundamental changes in AIM's business, which could have an adverse effect on the results of operations. The past results of AIM's operations are not necessarily indicative of the future results of our operations. In addition, AIM's results of operations will be affected by the significant increase in expenses relating to financial statements preparation and other requirements applicable to publicly traded companies. Prior to November 30, 2005, Ashlin's auditor had expressed substantial doubt about Ashlin's ability to continue as a going concern. AIM's results of operations will be negatively affected when combined with the expenses of its parent public company.

      Limited Recourse Against AIM Shareholders

      Pursuant to the Stock Purchase Agreement relating to the acquisition of AIM by Original Gales, the obligations of the former shareholders of AIM (the "AIM Shareholders") to indemnify us for breaches of their representations and warranties are, with certain exceptions, limited to $2.5 million. Consequently, we will have no recourse against the AIM Shareholders for claims in excess of such amount.

      The inability to successfully manage the growth of our business may have a material adverse effect on our business, results or operations and financial condition.

      We expect to experience growth in the number of employees and the scope of our operations as a result of internal growth and acquisitions. Such activities could result in increased responsibilities for management.

      Our future success will be highly dependent upon our ability to manage successfully the expansion of operations. Our ability to manage and support our growth effectively will be substantially dependent on our ability to implement adequate improvements to financial, inventory, management controls, reporting, union relationships, order entry systems and other procedures, and hire sufficient numbers of financial, accounting, administrative, and management personnel. There can be no assurance that we will be able to identify, attract and retain experienced personnel.

      Our future success depends on our ability to address potential market opportunities and to manage expenses to match our ability to finance operations. The need to control our expenses will place a significant strain on our management and operational resources. If we are unable to control our expenses effectively, our business, results of operations and financial condition may be adversely affected.

      The unsuccessful integration of a business or business segment we acquire could have a material adverse effect on our results.

      As part of our business strategy, we expect to acquire assets and businesses relating to or complementary to our operations. These acquisitions will involve risks commonly encountered in acquisitions. These risks include, among other things, exposure to unknown liabilities of the acquired companies, additional acquisition costs and unanticipated expenses. Our quarterly and annual operating results will fluctuate due to the costs and expenses of acquiring and integrating new businesses. We may also experience difficulties in assimilating the operations and personnel of acquired businesses. Our ongoing business may be disrupted and our management's time and attention diverted from existing operations. Our acquisition strategy will likely require additional debt or equity financing, resulting in additional leverage or dilution of ownership. We cannot assure you that any future acquisition will be consummated, or that if consummated, that we will be able to integrate such acquisition successfully.

      Any reduction in government spending on defense could materially adversely impact our revenues, results of operations and financial condition.

      There are risks associated with programs that are subject to appropriation by Congress, which could be potential targets for reductions in funding to pay for other programs. Future reductions in United States Government spending on defense or future changes in the kind of defense products required by United States Government agencies could limit demand for our products, which would have a materially adverse effect on our operating results and financial condition.

      In addition, potential shifts in responsibilities and functions within the defense and intelligence communities could result in a reduction of orders for defense products by segments of the defense industry that have historically been our major customers. As a result, demand for our products could decline, resulting in a decrease in revenues and materially adversely affecting our operating results and financial condition.

      We depend on revenues from a few significant relationships and any loss, cancellation, reduction, or interruption in these relationships could harm our business.

      As of March 31, 2006, one customer accounted for approximately 50% of our accounts receivable. In addition, this customer accounted for approximately 69% of our total revenue for the quarter ended March 31, 2006. In the event such customer is unable or unwilling to pay us our accounts receivable from such customer, or in the event our relationship with such customer is severed or negatively affected, our results of operations will be materially adversely affected and we may not have the resources to meet our capital obligations.

      In general, AIM has derived a material portion of its revenue from one or a limited number of customers. We expect that in future periods we may enter into contracts with customers which represent a significant concentration of our revenues. If such contracts were terminated, our revenues and net income could significantly decline. Our success will depend on our continued ability to develop and manage relationships with significant customers. Any adverse change in our relationship with our significant customers could have a material adverse effect on our business. Although we are attempting to expand our customer base, we expect that our customer concentration will not change significantly in the near future. The markets in which we sell our products are dominated by a relatively small number of customers who have contracts with United States governmental agencies, thereby limiting the number of potential customers. We cannot be sure that we will be able to retain our largest customers or that we will be able to attract additional customers, or that our customers will continue to buy our products in the same amounts as in prior years. The loss of one or more of our largest customers, any reduction or interruption in sales to these customers, our inability to successfully develop relationships with additional customers or future price concessions that we may have to make, could significantly harm our business.

      Continued competition in our markets may lead to a reduction in our revenues and market share.

      The defense and aerospace component manufacturing market is highly competitive and we expect that competition will continue to increase. Current competitors have significantly greater technical, manufacturing, financial and marketing resources than we do. We expect that more companies will enter the defense and aerospace component manufacturing market. We may not be able to compete successfully against either current or future competitors. Increased competition could result in reduced revenue, lower margins or loss of market share, any of which could significantly harm our business.

      Our future revenues are inherently unpredictable, our operating results are likely to fluctuate from period to period and if we fail to meet the expectations of securities analysts or investors, our stock price could decline significantly.

      Our quarterly and annual operating results are likely to fluctuate significantly in the future due to a variety of factors, some of which are outside our control. Accordingly, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indications of performance. Some of the factors that could cause quarterly or annual operating results to fluctuate include conditions inherent in government contracting and our business such as the timing of cost and expense recognition for contracts, the United States Government contracting and budget cycles, introduction of new government regulations and standards, contract closeouts, variations in manufacturing efficiencies, our ability to obtain components and subassemblies from contract manufacturers and suppliers, general economic conditions and economic conditions specific to the defense market. Because we base our operating expenses on anticipated revenue trends and a high percentage of our expenses are fixed in the short term, any delay in generating or recognizing forecasted revenues could significantly harm our business. Fluctuations in quarterly results, competition or announcements of extraordinary events such as acquisitions or litigation may cause earnings to fall below the expectations of securities analysts and investors. In this event, the trading price of our Common Stock could significantly decline. In addition, there can be no assurance that an active trading market will be sustained for our Common Stock. These fluctuations, as well as general economic and market conditions, may adversely affect the future market price of our Common Stock, as well as our overall operating results.

      We may lose sales if our suppliers fail to meet our needs.

      Although we procure most of our parts and components from multiple sources or believe that these components are readily available from numerous sources, certain components are available only from sole sources or from a limited number of sources. While we believe that substitute components or assemblies could be obtained, use of substitutes would require development of new suppliers or would require us to re-engineer our products, or both, which could delay shipment of our products and could have a materially adverse effect on our operating results and financial condition.

      Attracting and retaining key personnel is an essential element of our future success.

      Our future success depends to a significant extent upon the continued service of our executive officers and other key management and technical personnel and on our ability to continue to attract, retain and motivate executive and other key employees, including those in managerial, technical, marketing and information technology support positions. Attracting and retaining skilled workers and qualified sales representatives is also critical to us. Experienced management and technical, marketing and support personnel in the defense and aerospace industries are in demand and competition for their talents is intense. The loss of the services of one or more of our key employees or our failure to attract, retain and motivate qualified personnel could have a material adverse effect on our business, financial condition and results of operations.

      Terrorist acts and acts of war may seriously harm our business, results of operations and financial condition.

      United States and global responses to the Middle East conflict, terrorism, perceived nuclear, biological and chemical threats and other global crises increase uncertainties with respect to U.S. and other business and financial markets. Several factors associated, directly or indirectly, with the Middle East conflict, terrorism, perceived nuclear, biological and chemical threats, and other global crises and responses thereto, may adversely affect the Company.

      While some of our products may experience greater demand as a result of increased U.S. Government defense spending, various responses could realign U.S. Government programs and affect the composition, funding or timing of our government programs and those of our customers. U.S. Government spending could shift to defense programs in which we and our customers do not participate. As a result of the September 11th terrorist attacks and given the current Middle East and global situation, U.S. defense spending is generally expected to increase over the next several years. Increased defense spending does not necessarily correlate to increased business, because not all the programs in which we participate or have current capabilities may be earmarked for increased funding.

      Terrorist acts of war (wherever located around the world) may cause damage or disruption to us, our employees, facilities, partners, suppliers, distributors and resellers, and customers, which could significantly impact our revenues, expenses and financial condition. The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties. The potential for future terrorist attacks, the national and international responses to terrorist attacks, and other acts of war or hostility have created many economic and political uncertainties, which could adversely affect our business and results of operations in ways that cannot presently be predicted. In addition, as a company with headquarters and significant operations located in the United States, we may be impacted by actions against the United States.

      Our indebtedness may affect operations.

      As described below under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Liquidity and Capital Resources", we incurred significant indebtedness under the New Loan Facility. This indebtedness far exceeds the amount of pre-Merger debt of AIM. As a result, we are significantly leveraged and our indebtedness is substantial in relation to our stockholders' equity. Our ability to make principal and interest payments will depend on future performance, which is subject to many factors, some of which are outside our control. In addition, the New Loan Facility is secured by substantially all of our assets, including the real estate acquired in the Real Estate Acquisition. In the case of a continuing default under the New Loan Facility, the lender will have the right to foreclose on AIM's assets, which would have a material adverse effect on the Company. Payment of principal and interest on the New Loan Facility may limit our ability to pay cash dividends to shareholders and the documents governing the New Loan Facility will prohibit the payment of cash dividends. Our leverage may also adversely affect our ability to finance future operations and capital needs, may limit our ability to pursue other business opportunities and may make our results of operations more susceptible to adverse economic conditions.

      Absence of Principal Shareholders' Guarantees and Financial Accommodations

      Historically, AIM obtained money and achieved other financial accommodations through arrangements guaranteed by the AIM Shareholders. Since they sold their shares of AIM in connection with the Acquisition, the AIM Shareholders will not be providing any financial assistance to us or AIM on a going-forward basis. Consequently, we are no longer able to rely upon the credit of AIM's Shareholders when seeking to borrow money or obtain other financial accommodations.

      We may issue shares of our capital stock or debt securities to complete an acquisition, which would reduce the equity interest of our stockholders.

      We will, in all likelihood, issue additional shares of our Common Stock or preferred stock, or a combination of common and preferred stock, to complete an acquisition. The issuance of additional shares of our Common Stock or any number of shares of our preferred stock may significantly reduce the equity interest of our current stockholders, may subordinate the rights of holders of our Common Stock if preferred stock is issued with rights senior to the Common Stock and may adversely affect prevailing market prices for our Common Stock.

      Similarly, if we issue debt securities, it could result in default and foreclosure on our assets if our operating revenues after an acquisition were insufficient to pay our debt obligations, could result in the acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that require the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant and could result in our inability to obtain additional financing, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

      Because of our limited resources and the significant competition for acquisitions, we may not be able to consummate an acquisition with growth potential, if at all.

      We expect to encounter intense competition from other entities having a business objective similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire, our ability to compete in acquiring certain target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses.

      We may be unable to obtain additional financing, if required, to complete an acquisition or to fund the operations and growth of any business acquired, which could compel us to abandon a particular prospective acquisition.

      If we require additional financing to complete an acquisition, we cannot assure you that such financing would be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular acquisition, we would be compelled to restructure the transaction or abandon that particular acquisition. In addition, if we consummate an acquisition, we may require additional financing to fund the operations or growth of the business acquired. The failure to secure additional financing could have a material adverse effect on the continued development or growth of our business.

      There is only a limited public market for our securities.

      The trading market for our Common Stock is limited and conducted on the OTC Bulletin Board. Our Common Stock is very thinly traded. There can be no assurance that we will ever achieve a listing of our securities on Nasdaq or a stock exchange or that a more active trading market will ever develop, or, if developed, that it will be sustained.

      If our Common Stock becomes subject to the SEC's penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

      If at any time we have net tangible assets of $5,000,000 or less and our Common Stock has a market price per share of less than $5.00, transactions in our Common Stock may be subject to the "penny stock" rules promulgated under the Securities Exchange Act of 1934. If our Common Stock falls within the definition of penny stock and is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

      For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's Common Stock and may affect the ability of investors to sell our Common Stock in the secondary market. Such rules may also cause fewer broker-dealers to be willing to make a market in our Common Stock, and it may affect the level of news coverage we receive.

      Potential Adverse Effect on Market Price of Securities from Future Sales of Common Stock.

      Future sales of Common Stock pursuant to a registration statement or Rule 144 under the Securities Act, or the perception that such sales could occur, could have an adverse effect on the market price of the Common Stock. We have filed a Registration Statement on form SB-2 covering the resale by selling security holders of more than 60,000,000 shares of Common Stock. This Registration Statement (No. 333-131709) has not yet been declared effective. Relative to the number of shares of our freely-trading Common Stock outstanding, which we estimate to be approximately 2.52 million shares, the number of shares which will be sold into the marketplace pursuant to our current Registration Statement will be enormous. We believe that such sales will severely depress the market price of our Common Stock. We also intend to register on Form S-8 under the Securities Act an additional 10,000,000 shares of Common Stock, which are the shares available for issuance under our 2005 Stock Incentive Plan, of which, as of May 31, 2006, we have granted (and reserved for grant) stock options to purchase 4,850,000 shares of our Common Stock. In addition, shares of our Common Stock held for one year or more will be eligible for public resale pursuant to Rule 144. In general, the shares of Common Stock which we issued in connection with the Merger and the Acquisition will become eligible for public resale under Rule 144 as of November 30, 2006. In addition, we may use our capital stock in the future to finance acquisitions and to compensate employees and management, which will further dilute the interests of our existing shareholders and could eventually significantly depress the trading price of our Common Stock.

      Effect of Stock Options

      Our 2005 Stock Incentive Plan allows for the issuance of up to 10,000,000 shares of Common Stock, either as stock grants or options, to employees, officers, directors, advisors and consultants of the Company. As of November 30, 2005, options to purchase 4,850,000 shares of Original Gales' common stock became options to purchase shares of our Common Stock under our 2005 Stock Incentive Plan. The committee administering such plans will have sole authority and discretion to grant options under such plans. We may grant options which become immediately exercisable in the event of a change in control of the Company and in the event of certain mergers and reorganizations of the Company. The existence of such options could limit the price that certain investors might be willing to pay in the future for shares of our Common Stock and may have the effect of delaying or preventing a change in control of the Company. The issuance of additional shares upon the exercise of such options could also decrease the amount of earnings and assets available for distribution to the holders of the Common Stock and could result in the dilution of voting power of the Common Stock.

      Dilution from Shares to Be Issued in Potential Acquisitions

      Our business plan calls for our making acquisitions in the future. We will very likely issue a significant number of shares of our capital stock to pay for each such acquisition. Such issuances of shares will dilute the interests of our existing shareholders and could depress the trading price of our Common Stock.

      Prior to November 30, 2005, AIM was not subject to Sarbanes-Oxley regulations and, therefore, may have lacked the financial controls and procedures of public companies.

      Prior to November 30, 2005, AIM did not have the internal or financial control infrastructure necessary to meet the standards of a public company, including the standards required by the Sarbanes Oxley Act of 2002 ("Sarbanes Oxley"). Because AIM was not subject to Sarbanes Oxley, its internal and financial controls reflected its status as a non-public company. AIM did not have the internal infrastructure necessary to complete an attestation about its financial controls that would be required under Section 404 of Sarbanes Oxley. We are now required to comply with portions of Sarbanes Oxley and currently estimate that the costs of complying with Sarbanes Oxley and other requirements associated with being a public company will be $750,000 during calendar year 2006, and such cost will likely increase at such time as we are required to comply with Section 404 of Sarbanes Oxley.

                    THE ACQUISITION AND RELATED TRANSACTIONS

      Michael Gales and Louis Giusto formed Original Gales as a private company in October 2004 to acquire a company operating in the defense sector. Mr. Gales had been introduced to AIM in 1996 and initiated discussions about the possibility of acquiring AIM even prior to the formation of Original Gales. As a result of these discussions, in July 2005, Original Gales, AIM and the shareholders of AIM entered into the Purchase Agreement.

      While it was negotiating with the shareholders of AIM, Original Gales determined that it would be more likely to raise the funds necessary to acquire AIM if Original Gales were a public company or were to be acquired by a public company. In August 2005, after the execution of the Purchase Agreement and after it had entered into a letter of intent with GunnAllen Financial, Inc. (sometimes referred to herein as "GunnAllen"), Original Gales was introduced to James Brown, then our President. At such time, we had no operating business. Original Gales proposed that we enter into a transaction whereby we would be acquired by Original Gales in a "reverse merger." Given that Original Gales had already entered into the Purchase Agreement with AIM's shareholders and a letter of intent with GunnAllen, we determined that it was in the interests of our shareholders to do so, provided that prior to the consummation of the reverse merger Original Gales received the necessary financing through a private placement with GunnAllen (as the placement agent) and acquired AIM. To that end, we entered into negotiations with Original Gales that resulted in the execution of the Merger Agreement on November 14, 2005. The terms of the Merger Agreement were the result of arms' length negotiations between our management and the management of Original Gales and were unanimously approved by our board of directors. In determining to enter into the Merger Agreement, we sought to ensure that our shareholders would retain shares valued, in the aggregate, at approximately $800,000 based upon the price at which Original Gales was offering its shares in its private placement.

      Pursuant to the Merger Agreement, on November 30, 2005, Original Gales merged into our wholly-owned subsidiary, Merger Sub. Pursuant to the Merger Agreement, we issued 10,673,107 shares of our common stock (representing 74% of our outstanding shares as of the date of the Merger) and 900 shares of our Series A Convertible Preferred Stock convertible into an aggregate of 40,909,500 shares of our Common Stock for all the issued and outstanding shares of Original Gales. Such shares were the only consideration we paid for Original Gales. Our shareholders prior to the Merger continued to own 3,823,980 shares of our Common Stock. Based upon a value of approximately $.22 per share (the price at which the common shares of Original Gales were effectively sold in its private placement of preferred stock) on an as converted basis, our shares issued in connection with the Merger were valued at approximately $11,348,174 and the shares that our shareholders prior to the Merger continued to hold were valued at approximately $800,000.

      Immediately prior to the closing of the Merger, Original Gales acquired all of the outstanding capital stock of AIM pursuant to the Purchase Agreement. The aggregate purchase price paid to AIM's four shareholders for 100% of the capital stock of AIM was: (i) $3,114,296 in cash, (ii) $1,627,262 principal amount of promissory notes, of which notes in the principal amount of $665,262 are convertible into common stock at a conversion price of $.40 per share and
(iii) 490,060 shares of common stock. In addition, Original Gales paid an aggregate of $1,053,862 in connection with the Acquisition, which included legal and accounting expenses ($300,000) incurred by AIM and its shareholders and $270,403 to enable AIM's shareholders to pay income taxes accrued prior to closing. The purchase price paid to AIM's shareholders was the result of arms' length negotiation between Original Gales and the AIM shareholders.

      The funds used by Original Gales to acquire AIM were obtained through a $9 million private placement of its preferred stock (the "Private Placement"), the initial closing of which occurred on November 30, 2005 and the second and last closing of which occurred on December 15, 2005. In its Private Placement, Original Gales sold 90 Units, each Unit consisting of 10 shares of convertible preferred stock, each such share convertible into 45,455 shares of Original Gales' common stock, without giving effect to shares of common stock which may be issued upon conversion of shares of preferred stock issuable to investors as dividends. On an as converted basis, without giving any effect to the shares which may be issued as dividends, Gales Industries sold its common stock in the private placement at a price of approximately 22 cents per share. In addition to the payment of the cash portion of the purchase price for AIM, the proceeds of Original Gales' Private Placement were used to pay expenses relating to the Private Placement, the Acquisition of AIM, the Merger with us and related transactions, and to repay $150,000 in promissory note obligations which Original Gales incurred in bridge financings, and for working capital. Pursuant to the Merger each share of convertible preferred stock of Original Gales was converted into one share of our Series A Convertible Preferred Stock. Each share of our Series A Preferred Stock is convertible into 45,455 shares of our Common Stock, or 40,909,500 shares in the aggregate. The price at which the preferred shares of Original Gales was offered in the Private Placement and the terms of such shares were determined by negotiation with GunnAllen based, in part, upon the parties' estimations of the value of AIM and the ability of the management of Original Gales to execute their business strategy.

      Contemporaneously with the Acquisition, AIM completed the acquisition from affiliates of AIM, for $4,190,000, of a three-building (76,000 square feet), 5.4-acre corporate campus which was being leased by AIM from its affiliates prior to the Closing Date in Bay Shore, New York. The purchase price for the real property was determined by arms' length negotiations between Original Gales and the owners of the real estate and approximated the value thereof as determined by an independent appraisal obtained by the sellers of the real estate. In connection with such real estate purchase, AIM entered into a loan facility with PNC Bank, secured by all of AIM's assets, including the newly acquired real property. The New Loan Facility provides AIM with up to $14,000,000 in debt facilities as follows: $9,000,000 in a revolving credit facility, $3,500,000 in a term loan, and $1,500,000 in new equipment financing. In addition to paying for the Real Estate Acquisition, the proceeds of the New Loan Facility were used to pay off debts of AIM to its prior lender and certain of its shareholders, totaling approximately $5,800,000, and will be used for working capital. The completion of the Real Estate Acquisition was a condition to the closing of the Acquisition of AIM.

      Currently, the operations of AIM are our only business. As a result of the Merger, the former stockholders of Original Gales became the controlling stockholders of our company. Additionally, since we had no substantial assets immediately prior to the Merger, the transaction was treated for accounting purposes as a reverse acquisition and accounted for as a recapitalization of Gales rather than a business combination. Consequently, the historical financial statements of Original Gales are now the historical financial statements of our Company and the historical stockholders' equity of Original Gales has been restated to reflect the recapitalization.

      GunnAllen Financial, Inc., a Delaware corporation, acted as Placement Agent ("Placement Agent") in Oringial Gales' private placement of preferred stock and received: (i) a sales commission equal to 6% and a management fee equal to 4%, of the aggregate purchase price of the Units sold and (ii) a non-accountable expense allowance equal to 2% of the aggregate purchase price of the Units sold. In addition, the Placement Agent received warrants (the "Placement Agent Warrants"), exercisable at a price of $0.22 per share during a five-year term, to purchase 4,090,950 shares of Common Stock, which is equal to 10% of the number of shares of Common Stock into which the Preferred Stock sold in the Offering may be converted.

      Prior to our acquisition of Original Gales, we were required by it to effect a reverse split of our Common Stock (the "Reverse Split"). The Reverse Split became effective as of November 21, 2005. As a result of the Reverse Split, the conversion pursuant to the Merger of the outstanding securities of Original Gales for new shares of our securities was on a one-for-one basis. Any of our shareholders who, as a result of the Reverse Split, held a fractional share of Common Stock received a whole share of Common Stock in lieu of such fractional share. All share numbers set forth in this prospectus, unless otherwise noted, give effect to the Reverse Split. After giving effect to the Reverse Split, prior to the acquisition of Original Gales, we had outstanding approximately 3,823,980 shares of Common Stock and stock options exercisable into approximately 44,020 shares of our Common Stock. Such 3,823,980 shares continued to be outstanding after, and were not cancelled or redeemed pursuant to, the Merger and such 44,020 stock options expired in connection with the Merger. On a fully-diluted basis, in connection with the Merger and the Offering, we issued an aggregate of approximately 63,325,352 shares of our Common Stock (or approximately 94.3% of the outstanding on a fully-diluted basis), after taking into account the shares underlying the Preferred Stock, placement agent warrants, stock options and convertible notes which were previously convertible or exercisable into shares of Original Gales common stock.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the selling stockholders' sale of the shares offered under this prospectus.

                         DETERMINATION OF OFFERING PRICE

      We are not selling any of the Common Stock that we are registering. The Common Stock will be sold by the selling security holders listed in this prospectus. The selling security holders may sell the Common Stock at the market price as of the date of sale or a price negotiated in a private sale. Our Common Stock is traded on the OTC Bulletin Board under the symbol "GLDS". On June 13, 2006 the reported closing price for our Common Stock on the OTC Bulletin Board was $0.80.

      We have agreed to pay certain expenses in connection with the registration of the securities offered by the selling security holders for resale pursuant to this prospectus.

                                    BUSINESS

Transactions of November 30, 2005

      We, then known as Ashlin Development Corporation, and our newly formed wholly-owned subsidiary (Merger Sub) entered into the Merger Agreement on November 14, 2005 with Original Gales. Michael Gales and Louis Giusto formed Original Gales as a private company in October 2004 to acquire a company operating in the defense sector. On November 30, 2005, Original Gales merged into Merger Sub. Pursuant to the Merger Agreement, we issued 10,673,107 shares of our Common Stock (representing 74% of our outstanding shares as of the date of the Merger) and 900 shares of our Series A Convertible Preferred Stock, which in the aggregate are convertible into 40,909,500 shares of our Common Stock, for all the issued and outstanding common shares and preferred shares of Original Gales. As a result of the transaction, the former stockholders of Original Gales became the controlling stockholders of our Company. Additionally, since we had no substantial assets immediately prior to the Merger, the transaction was treated for accounting purposes as a reverse acquisition and the transaction has been accounted for as a recapitalization of Original Gales rather than a business combination. Consequently, the historical financial statements of Original Gales are now our financial statements.

      Immediately prior to the closing of the Merger, Original Gales acquired all of the outstanding capital stock of AIM, pursuant to the Purchase Agreement entered into on July 25, 2005. Because of the change in ownership, management and control that occurred in connection with this acquisition, for financial reporting purposes it was accounted for as a purchase. Simultaneously with the acquisition of AIM by Original Gales, AIM entered into the New Loan Facility with an institutional lender and used a portion of the proceeds from the facility to acquire the real estate comprising AIM's corporate campus.

      As a consequence of the transactions described above, through our wholly-owned subsidiary, AIM, we manufacture aircraft structural parts and assemblies principally for prime defense contractors in the aerospace industry including, Sikorsky, Lockheed Martin, Boeing and Northrop Grumman. Approximately 85% of our revenues are derived from sales of parts and assemblies directed toward military applications, although direct sales to the military (U.S. and NATO) constitute less than 8.5% of our revenues. Parts manufactured by us are installed onboard Sikorky's VH-3D, otherwise known as Marine One, the primary Presidential helicopter, and onboard Air Force One, Boeing's 747-2000B customized for use by the President.

      On February 15, 2006, we changed our name from Ashlin Development Corporation to Gales Industries Incorporated and changed our state of incorporation from Florida to Delaware. Prior to January 25, 2005, we were known as the Health & Nutrition Systems International, Inc. and we were organized under that name in the State of Florida in October 1993.

      On October 15, 2004, we filed in the Southern District of Florida a plan of reorganization under Chapter 11 of the United States bankruptcy code. The Court confirmed our plan of reorganization on January 10, 2005 and it was declared effective on January 21, 2005. We formally emerged from bankruptcy protection on April 29, 2005, without any operating business.

      Our offices are at 1479 North Clinton Avenue, Bay Shore, New York 11706 and our telephone number is (631) 968-5000.

About AIM

      Founded in 1969, AIM manufactures aircraft structural parts and assemblies principally for prime defense contractors in the defense/aerospace industry including, Sikorsky, Lockheed Martin, Boeing and Northrop Grumman. Approximately

85% of AIM's revenues are derived from sales of parts and assemblies directed toward military applications, although direct sales to the military (U.S. and NATO) constitute less than 8.5% of AIM's revenues. The remaining 15% of revenues represent sales in the airframe manufacturing sector to major aviation manufacturers such as Boeing. AIM is a provider of flight critical, technically complex structures: AIM's parts are installed onboard Sikorky's VH-3D, otherwise known as Marine One, the primary Presidential helicopter, and on Air Force One, Boeing's 747-2000B customized for use by the President.

      AIM has evolved from being an individual parts manufacturer to being a manufacturer of subassemblies (i.e. being an assembly constructor) and being an engineering integrator. AIM currently produces over 2,400 individual products (SKU's) that are assembled by a skilled labor force into electromechanical devices, mixer assemblies, and rotorhub components for Blackhawk helicopters, rocket launching systems for the F-22 Raptor Advanced Stealth Fighter, arresting gear for E2C Hawkeye and other US Navy Fighters, vibration absorbing assemblies for a variety of Sikorsky helicopters, landing gear components for the F-35 Joint Strike Fighter, and many other subassembly packages. AIM's achievements in manufacturing quality control have enabled it to receive various international certifications that distinguish it from less qualified manufacturers, as well as several highly technical, customer-based proprietary quality approvals, including supplier of the year awards from notable customers such as United Technologies and Northrop Grumman.

      AIM is the largest supplier of flight safety components for Sikorsky. Sales of parts and services to Sikorsky accounted for approximately 51% of AIM's revenues during 2005, and are subject to General Ordering Agreements which were recently renegotiated and extended through 2010.

      The parts and subassemblies produced by AIM are built to customer specifications and are not protected by patents, trademarks or other rights owned or licensed by AIM. As a result, AIM is not required to procure product liability insurance for such parts and subassemblies because such insurance is provided for by the customer. Historically, AIM has spent little or no money on the development of new proprietary products. AIM did not spend any money on research and development during 2004 and 2005. In the past AIM has spent capital to acquire and retool machinery and equipment to enable it to qualify to bid on contracts to produce parts and subassemblies needed by its customers or, once such a contract was obtained, to improve its manufacturing efficiencies to increase its profits from a contractor or ensure that the contract would be retained as future quantities of the product were required.

Sales and Marketing

      Our approach to sales and marketing can be best understood through the concept of customer alignment. The aerospace industry is dominated by a small number of large prime contractors and equipment manufacturers. We seek to position ourselves within the supply chain of these contractors and manufacturers to be selected for subcontracted projects as they develop.

      Successful positioning requires that a company qualify to be a preferred supplier by achieving and maintaining independent third party quality approval certifications, specific customer quality system approvals and top supplier ratings through strong performance on existing contracts.

      In addition to maintaining our status as a preferred supplier, we work closely with customers to assure that our investments are concentrated in production capabilities that are aligned with customer sourcing and subcontracting strategies. Also, we constantly work to support our customers in their political, industrial and international initiatives.

      Initial contracts are usually obtained through competitive bidding against other qualified subcontractors, while follow-on contracts are usually obtained by successfully performing initial contracts. Our long-term business base generally benefits from barriers to entry resulting from investments, certifications and manufacturing techniques developed during the initial manufacturing phase.

      As our business base grows with targeted customers and significant market share is obtained, we endeavor to develop our relationship to one of a partnership where initial contracts are also obtained as single source awards and follow-on pricing is negotiated on a cost plus basis.

The Market

      During most of the 1990s, defense spending remained flat or experienced a slight decline. In the late 1990's and the early years of the new decade, Boeing experienced some market share loss to Airbus which adversely affected the domestic aerospace business. The events of 9/11 caused a further deterioration in the domestic commercial aircraft industry, which had been poised for growth as a result of the anticipated replacement of aging airframes.

      More recently, the United States defense budget is at an all time high and is currently expected to continue at this level through the Bush Administration and for the next several years. In addition, the world wide commercial aircraft industry is experiencing an increase in activity as a consequence of significant growth in passenger flights and air cargo traffic, and the development of the Boeing 787 Fuel Efficient Dreamliner. Increased utilization of existing resources in the commercial aircraft industry should result in demand for our services. More specific to our business, the war on terrorism has hastened the need to replace older helicopters in the various state Army and Air National Guard Units with up to date Blackhawk models as these units have been mobilized to serve in Afghanistan and Iraq. We are the largest supplier of flight critical parts for the Sikorsky Blackhawk.

Backlog

      We have a number of long-term multi-year agreements with several of our customers. These agreements specify the part number, specifications and price of the covered products for a specified period of performance, but do not authorize immediate shipment. These agreements do not obligate a customer to buy required product from us. Nevertheless, generally, before a customer will award such an agreement we or any other supplier must demonstrate the ability to produce product meeting the customer's specifications at an acceptable price. It is a time consuming process for a customer to qualify us or any other supplier for a particular part or subassembly, so most customers tend to limit the number of contracts awarded and, so long as performance is acceptable, will only seek to re-bid a contract at lengthy intervals. Customers issue release orders against these contracts periodically to satisfy their needs. In addition to our long term agreements, we regularly enter into agreements with customers calling for a specified quantity of a product at a fixed price on firm delivery dates. Our reported backlog includes only dollar amounts under long term agreements for which we have actual release orders with firm delivery dates and fixed contracts. The backlog information set forth herein does not include the sales that we expect to generate from long-term agreements associated with long-term production programs but for which we do not have actual purchase orders with firm delivery dates.

      As of April 10, 2006, our continuing operations had outstanding purchase orders representing an aggregate invoice price of approximately $39 million.

Competition

      The markets for our products are highly competitive. For the most part we manufacture items to customer design and compete against companies that have similar manufacturing capabilities in a global marketplace. Consequently, our ability to obtain contracts is tied to our ability to provide quality products at competitive prices which requires continuous improvements in our capabilities to assure competitiveness and value to our customers. Our marketing strategy involves developing long term ongoing working relationships with customers based on large multi-year agreements which foster mutually advantageous relationships.

      Many of our competitors are well-established subcontractors engaged in the supply of aircraft parts and components to prime military contractors and commercial aviation manufacturers, including Monitor Aerospace, a division of Stellex Aerospace, Hydromil, a division of Triumph Aerospace Group, Heroux Aerospace and Ellanef Manufacturing, a division of Magellan Corporation. Many of our competitors are divisions of larger companies having significantly larger infrastructures, greater resources and the capabilities to respond to much larger contracts.

Raw Materials and Replacement Parts

      As a product integrator our manufacturing processes require substantial purchases of raw materials, hardware and subcontracted details. As a result, much of our success in meeting customer demand involves effective subcontract management. Price and availability of many raw materials utilized in the aerospace industry are subject to volatile global markets. Most suppliers are unwilling to commit to long-term contracts, which can represent a substantial risk as our strategy often involves long term fixed pricing with our customers. We believe that the availability of raw materials to us is adequate to support our operations.

      We have approximately 14 key sole-source suppliers of various parts that are important for one or more of our products. These suppliers are our only source for such parts and, therefore, in the event any of them were to go out of business or be unable to provide us parts for any reason, our business could be materially adversely affected.

Future Expansion and Acquisition Strategy

      Since the 1990's, the aerospace and defense industry has undergone a radical restructuring and consolidation. The largest prime contractors have merged, resulting in fewer, but larger, entities. A prime example is Boeing, which acquired McDonnell Douglas. Others include Lockheed Martin, the result of Lockheed's acquisition of Martin Marietta, and the aerospace divisions of General Dynamics and Northrop Grumman, which fused together Northrop, Grumman, Westinghouse and Litton Industries into one entity.

      This trend has permeated through the industry eliminating many companies as the prime contractors streamlined their supply chains. To survive, companies must invest in systems and infrastructures that align their capabilities with the needs of the prime contractors. At a minimum, Tier III and IV suppliers must be fully capable to interactively work within a computer aided three dimensional automated engineering environment and must have third party quality system certifications attesting to their abilities.

      The industry's drive to efficiency will create enhanced pressures on many aerospace/defense critical component manufacturers, particularly those with $15-$100 million in annual sales, referred to herein as the "Tier III/IV Manufacturing Sector", and these manufacturers will have to either upgrade their systems to achieve quality approvals or leave the industry.

      In response to this drive towards greater operating and economic efficiency, our objective is to achieve a leading role in the consolidation of the Tier III and IV Manufacturing Sectors. In this regard, our core strategy will be to selectively acquire synergistic manufacturers of "lynch platforms can be established. We believe that numerous acquisition opportunities of such kind exist, particularly given the evolutionary stage of a number of existing businesses in the sector, the age of many of the owner-principals and their perceived and stated desire to facilitate a liquidity event for their investment in the near term. Furthermore, we believe that by executing a well-defined consolidation strategy in the Tier III and IV Manufacturing Sectors, we will be able to achieve significant cost savings, operational efficiencies and overall economic synergies. AIM was our initial strategic acquisition and will serve as our operating platform for subsequent acquisitions and organic growth.

      The Company will focus on acquiring profitable, privately held entities or divisions of larger entities with annual sales between $15 and $100 million in the aerospace and defense-related fields. The Company will initially seek enterprises whose products are synergistic and complementary to AIM's current product line and which can benefit from the Company's existing engineering talents and manufacturing capabilities. The Company will look for candidates whose products are components of larger mission critical systems and which can be upgraded from simple parts to complex, higher-margin component system subassemblies through the use of AIM's engineering talents. The Company intends to focus on entities with reputations for high quality standards whose management can be absorbed into the Company. When possible, the Company will seek to combine existing operations to absorb excess capacity and eliminate duplicative facilities. It is contemplated that future acquisitions will be facilitated by using either the Company's stock, cash or debt financing, or some combination thereof. Given our limited available cash, it is likely that we will have to rely upon seller financing or debt financing provided by third parties to complete acquisitions for the foreseeable future. There can be no assurance that such financing will be made available to us and without such forms of financing we may be unable to successfully complete any acquisitions. Further, our need to rely upon such sources of financing may make it difficult for us to complete any transaction in competition with larger better capitalized competitors.

      The Company also intends to expand its operations through internal growth. The Company will seek to attract new customers through proactive industry marketing efforts including direct sales programs, participation at trade shows, technical society meetings and similar activities. Additionally, the Company will seek to capitalize on its engineering capabilities by partnering with other lower cost manufacturers which can benefit from the Company's expertise.

Government Regulation

      Environmental Regulation

      We are subject to regulations administered by the United States Environmental Protection Agency, the Occupational Safety and Health Administration, various state agencies and county and local authorities acting in cooperation with federal and state authorities. Among other things, these regulatory bodies impose restrictions to control air, soil and water pollution, to protect against occupational exposure to chemicals, including health and safety risks, and to require notification or reporting of the storage, use and release of certain hazardous chemicals and substances. The extensive regulatory framework imposes compliance burdens and risks on us. Governmental authorities have the power to enforce compliance with these regulations and to obtain injunctions or impose civil and criminal fines in the case of violations.

      The Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA) imposes strict, joint and several liability on the present and former owners and operators of facilities that release hazardous substances into the environment. The Resource Conservation and Recovery Act of 1976 (RCRA) regulates the generation, transportation, treatment, storage and disposal of hazardous waste. In New York, the handling, storage and disposal of hazardous substances are governed by the Environmental Conservation Law, which contains the New York counterparts of CERCLA and RCRA. In addition, the Occupational Safety and Health Act, which requires employers to provide a place of employment that is free from recognized and preventable hazards that are likely to cause serious physical harm to employees, obligates employers to provide notice to employees regarding the presence of hazardous chemicals and to train employees in the use of such substances.

      Federal Aviation Administration Regulation

      We are subject to regulation by the Federal Aviation Administration (FAA) under the provisions of the Federal Aviation Act of 1958, as amended. The FAA prescribes standards and licensing requirements for aircraft and aircraft components. We are subject to inspections by the FAA and may be subjected to fines and other penalties (including orders to cease production) for noncompliance with FAA regulations. Our failure to comply with applicable regulations could result in the termination of or our disqualification from some of our contracts, which could have a material adverse effect on our operations.

      Government Contract Compliance

      Our government contracts and those of many of our customers are subject to the procurement rules and regulations of the United States government, including the Federal Acquisition Regulations ("FAR"). Many of the contract terms are dictated by these rules and regulations. During and after the fulfillment of a government contract, we may be audited in respect of the direct and allocated indirect costs attributed thereto. These audits may result in adjustments to our contract costs. Additionally, we may be subject to U.S. government inquiries and investigations because of our participation in government procurement. Any inquiry or investigation can result in fines or limitations on our ability to continue to bid for government contracts and fulfill existing contracts.

      We believe that we are in substantial compliance with all federal, state and local laws and regulations governing our operations and have obtained all material licenses and permits required for the operation of our business.

Litigation

      A legal action seeking $5,000,000 has been brought against AIM by an independent contractor for personal injury allegedly caused by a fall in AIM's premises. AIM has insurance coverage for this claim in the amount of $4,000,000. The carrier has assumed the defense of this action and at a settlement mediation, the plaintiff made a demand of $2,000,000, which was rejected by the carrier. The Company believes that any judgment or settlement in this matter will be paid by the carrier.

      We were involved in litigation with J.C. Herbert Bryant, III, a former officer, director and shareholder of our Company, and KMS-Thin Tab 100, Inc., which was settled in September 2002. As part of the settlement, we entered into a distribution agreement with Mr. Bryant, beginning on September 26, 2002 and ending on September 25, 2007, permitting Mr. Bryant to purchase certain products from us and to exclusively distribute those products in Florida from Orlando south. In October 2003, we terminated the distribution agreement with KMS based on KMS's breach of material terms of the agreement. On December 1, 2003, we filed suit against KMS-Thin Tab 100, Inc. in the Palm Beach County Circuit Court (Case No. 2003CA012757XXCDAN) for breach of contract, trademark infringement and for a declaration of rights that the distribution agreement is terminated and of no further force and effect. KMS answered the complaint and filed its own counterclaim for fraud in the inducement, trademark infringement, dilution and fraudulent misrepresentation; the fraud-based counterclaims were dismissed with prejudice by the Court on summary judgment. KMS subsequently amended its counterclaim to allege a breach of contract under the distribution agreement. In January 2005, the State Court in Florida ruled that neither party should prevail, and rejected a request for attorney's fees by KMS-Thin Tab 100 Inc., thus adjudicating the matter. KMS-Thin Tab 100 Inc. subsequently filed a notice of appeal.

      Subsequently, on July 29, 2005, the 4th District Court of Appeals granted our motion to dismiss the appeal by KMS-Thin Tab 100 Inc.

Employees

      AIM employs approximately 160 principally union employees and maintains what it believes are, and what historically have been, good relationships with its union. AIM is a party to two collective bargaining agreements with the United Services Workers, IUJAT, Local 355 (the "Union"). One is dated September 1, 2004, and covers all of AIM's full time employees (the "2004 Collective Bargaining Agreement") and the other is dated January 1, 2005, and covers all of AIM's administrative employees (the "2005 Collective Bargaining Agreement", together with the 2004 Collective Bargaining Agreement, the "Collective Bargaining Agreements"). The terms and provisions of each of the Collective Bargaining Agreements are substantially the same. Each of the Collective Bargaining Agreements terminates on December 31, 2007; however, the 2005 Collective Bargaining Agreement automatically renews from year to year thereafter unless written notice is given by either party not less than sixty
(60) days prior to the termination date of its intention to terminate or modify the 2005 Collective Bargaining Agreement. AIM is required to make a monthly contribution to each of the Union's United Welfare Fund and the United Service Worker's Security Fund. Each of the Collective Bargaining Agreements contains a "no strike" clause, whereby, during the terms of each of the Collective Bargaining Agreements, the Union will not strike and AIM will not lockout its employees. Employees of AIM covered by the 2004 Collective Bargaining Agreement have a sixty (60) day probationary period where they can be discharged by AIM for any reason whatsoever; however, employees of AIM covered by the 2005 Collective Bargaining Agreement have a thirty (30) day probationary period. Any discharge that occurs after the expiration of the probationary period may be challenged by the Union through the grievance procedure set forth in the Collective Bargaining Agreements.

Real Property

      Our headquarters are situated on a 5.4-acre corporate campus in Bay Shore, New York. On such campus, we occupy three buildings consisting of 76,000 square feet. Prior to November 30, 2005, AIM leased such real property. Simultaneously with the closing of the Acquisition and the Merger, AIM purchased such property. As a consequence of such purchase, AIM is no longer required to pay rent for the use of such property.

      From January 2005 to November 30, 2005, Ashlin's corporate office was located at 4400 North Federal Highway, Suite 210, Boca Raton, Florida 33431. The lease for this property expired on March 31, 2006 and provided for a monthly rent of approximately $950. As a result of the Merger, our headquarters have been relocated to AIM's corporate campus in Bay Shore, New York.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Introduction

      Prior to the acquisition of AIM, Original Gales had no operating assets. Because of the change in ownership, management and control that occurred in connection with the Acquisition of AIM, for financial reporting purposes the Acquisition was accounted for as a purchase by Original Gales. Accordingly, the purchase price was allocated among AIM's assets and liabilities based upon their fair values as of the completion of the Acquisition. Because the purchase price, net of the liabilities assumed, exceeded the fair value of the assets acquired, Original Gales recorded goodwill of $1,265,963. Because the real estate acquisition was completed subsequent to the Acquisition of AIM, the shareholders of the entities which owned the real estate were not affiliates of AIM as of the time the real estate acquisition was completed. Therefore, the acquisition of the real estate was treated as a purchase by AIM and the purchase price and related acquisition costs, which approximated the fair market value of the property, were reflected on Original Gales' financial statements (which now form the basis of our financial statements) as the basis of the real estate.

      In the first table presented below, we have set forth our unaudited results of operations for the quarter ended March 31, 2006. As a basis for comparison, we have set forth below the unaudited pro forma results of AIM's operations for the quarter ended March 31, 2005. Such pro forma results reflect the operations of AIM after giving effect to the Merger, the Acquisition and the Real Estate Acquisition as if they occurred on January 1, 2005. See Note 4 to our Condensed Consolidated Financial Statements for the quarter ended March 31, 2006.

      In the second table presented below, the financial statements for the year ended December 31, 2005 are those of Original Gales, inclusive of the activity of AIM from November 30, 2005. The Management's Discussion and Analysis below includes the combined results of operations of Original Gales and AIM (unaudited) for the 2005 year as if these entities were combined for that period. To provide a basis for comparison, there are also included below historical financial information of AIM for the 11 months ended November 30, 2005, and the years ended December 31, 2004 and 2003. AIM is currently our only operating business. AIM historically operated as a private company. There can be no assurance that our future operating results will be comparable to those achieved by AIM in the past and the financial statements of AIM set forth in this prospectus are not indicative of our future results of operations. It should also be noted that prior to the Acquisition, AIM operated as a Subchapter S company and incurred no income taxes. For purposes of the following discussion, we have assumed that AIM incurred income taxes during years 2003, 2004 and 2005 at an effective rate of 40.02%.

Overview

      AIM manufactures aircraft structural parts and assemblies principally for prime defense contractors in the defense/aerospace industry. Approximately 85% of AIM's revenues are derived from sales of parts and assemblies directed toward military applications, although direct sales to the military (U.S. and NATO) constitute less than 8.5% of AIM's revenues. The remaining 15% of revenues represent sales in the airframe manufacturing sector to major aviation manufacturers.

      AIM has evolved from being an individual parts manufacturer to being a manufacturer of subassemblies (i.e. being an assembly constructor) and being an engineering integrator. AIM currently produces over 2,400 individual products (SKU's) that are assembled by a skilled labor force into electromechanical devices, mixer assemblies, rotorhub components, rocket launching systems, arresting gear, vibration absorbing assemblies, landing gear components and many other subassembly packages.

      Sales of parts and services to one customer account for the majority of AIM's revenue, and are subject to General Ordering Agreements which were recently renegotiated and extended through 2010.

      The, following discussion and analysis should be read in conjunction with the financial statements and notes, included with this report.

Results of Operations

      The following tables set forth, for the periods indicated, certain components of our statements of operations:

--------------------------------------------------------------------------------
                                        Three Months Ended   Three Months Ended
                                        March 31, 2006       March 31, 2005 (pro
                                        (unaudited)          forma) (1)
--------------------------------------------------------------------------------
Net Sales                               $8,898,272           $6,265,206

Cost of Sales                           7,385,566            5,278,591

Gross Profit                            1,512,706            986,615

Selling and Marketing Expenses          155,702              69,919

G&A Expense                             849,383              365,855

Interest and financing costs            325,050              205,279

Gain on sale of life insurance policy   53,047

Income before Provision for
Income Taxes                            235,618              345,562

Provision for Income Taxes(2)           99,253               138,294

Net Income                              136,365              207,268

Less Dividend Attributable to
Preferred Stock                         180,000              180,000

Net Income (Loss) Attributable to
Common Stock                            (43,635)             27,268
--------------------------------------------------------------------------------

1) The information for March 31, 2005, reflects the historical operations of AIM after giving effect to the Merger, the Acquisition and the Real Estate Acquisition as if they occurred on January 1, 2005.
2) Prior to November 30, 2005, AIM elected to be treated under Subchapter "S" of the Internal Revenue Code and incurred no income taxes. For purposes of presentation, taxes were calculated using an effective 40.02% tax rate in accordance with FAS 109.

-------------------------------------------------------------------------------------------------------------------------------
                                                    Year Ended                  Year Ended                    Year Ended
                                              December 31, 2005(1)(3)     December 31, 2004(2)(3)       December 31, 2003(2)(3)
-------------------------------------------------------------------------------------------------------------------------------
Net Sales                                          $30,735,103                  $24,818,333                  $22,334,926
Cost of Sales                                       26,426,553                   21,400,878                   19,531,292
Gross Profit                                         4,308,550                    3,417,455                    2,803,604
Selling Expenses                                       357,854                      321,727                      309,479
G&A Expense                                          2,440,194                    1,356,809                    1,249,184
Interest Expense                                       783,894                      514,274                      444,756
Minority Interest                                       74,904                      131,552                       83,363
Income before Provision for taxes                      651,704                    1,092,893                      716,852
Pro-Forma Provision for Taxes                          260,812                      437,376                      286,884
Pro-Forma Net Income                                   390,892                      655,517                      429,968
-------------------------------------------------------------------------------------------------------------------------------

1) The information for December 31, 2005, combines the operating results of Original Gales and AIM, operating as a Subchapter S corporation for the period January 1, 2005 through November 30, 2005.

2) The information for December 31, 2004 and 2003 are from the audited operating statements of AIM.

3) Prior to November 30, 2005, AIM elected to be treated under Subchapter "S" of the Internal Revenue Code and incurred no income taxes. For purposes of the above presentation, taxes were calculated using an effective 40.02% tax rate in accordance with FAS 109. The information above does not give pro-forma effect to the acquisition of AIM. Unaudited pro-forma financial statements giving effect to the acquisition of AIM are included in Note 14 to the financial statements.

      Three months ended March 31, 2006 compared with three months ended March 31, 2005

      Net Sales. Net sales were $8,898,272 for the three months ended March 31, 2006 ("First Quarter 2006"), an increase of $2,633,066 (42.0%) from net sales of $6,265,206 for the three months ended March 31, 2005 ("First Quarter 2005"). The increase in net sales was attributable to increased shipments of parts and related defense components to one customer which caused the portion of our revenues derived from such customer to increase from approximately 50% in 2005 to approximately 69% in the First Quarter 2006.

      Gross Profit. Gross profit was $1,512,706 in First Quarter 2006 (17.0% of net sales), compared to gross profit of $986,615 in First Quarter 2005 (15.7% of net sales). The increase in gross profit primarily reflects the increase in net sales. The increase in gross profit as a percentage of net sales represents a slight increase in the sales of higher margin products, as well as the elimination of rent paid on the Company's facilities as a result of the Real Estate Acquisition, partially offset by the mortgage interest and depreciation of the Company's facilities allocated to sales, and reduction of payroll taxes and related benefits as a result of the reallocation of the costs of certain executives.

      Selling and Marketing Expenses. Selling and marketing expenses were $155,702 in First Quarter 2006, an increase of $122.7% from selling and marketing expenses of $69,919 in First Quarter 2005. The increase in selling and marketing expenses reflects the up-front recognition of costs related to leased automobiles for the Company's executives and increased travel and entertainment expenses related to increased sales activity.

      General and Administrative Expenses. General and administrative expenses were $849,383 in First Quarter 2006, an increase of $483,528 (132.2%) from general and administrative expenses of $365,855 in First Quarter 2005. The increase reflects (i) higher depreciation relating to the increase in basis of the Company's real property under purchase accounting and mortgage interest charges resulting from the Real Estate Acquisition, partially offset by the elimination of rent expense, and (ii) higher salaries as a result of the reallocation of the costs of certain executives.

      Interest and Financing Costs. Interest and financing costs were $325,050 in First Quarter 2006, an increase of $119,771 (58.3%) from interest and financing costs of $205,279 in First Quarter 2005. The increase in interest and financing costs resulted from higher interest rates, interest accruing on the promissory notes issued to the former shareholders of AIM in connection with the AIM Acquisition, interest accruing on the new term loan and the larger revolving credit facility.

      Gain on the Sale of Life Insurance Policy. Gain on the sale of life insurance policy was $53,047 in First Quarter 2006 and was a one-time gain.

      Income before Income Taxes. Income before provision for income taxes was $235,618 in First Quarter 2006 and $345,562 in First Quarter 2005. Provision for income taxes was $99,253 for First Quarter 2006 and $138,294 for First Quarter 2005, based on an effective tax rate of 40.02% for 2005.

      Net Income. Net income decreased from $207,268 in First Quarter 2005 to $136,365 in First Quarter 2006. The decrease in net income reflects the fact that the Company's higher gross profit was more than offset by an increase in interest and financing costs from First Quarter 2005 to First Quarter 2006, as well as increases in general and administrative and selling and marketing expenses.

      Net Loss Attributable to Common Stock. Because the dividend payable on the Company's preferred stock for the First Quarter 2006 exceeded the Company's net income during such period. There was a Net Loss Attributable to Common Stock of $43,635 as compared to Net Income Attributable to Common Stock, on a pro forma basis, of $27,268 for the First Quarter 2005.

      Year ended December 31, 2005 compared to year ended December 31, 2004

      Net Sales. Net sales were $30,735,103 in the year ended December 31, 2005 ("Fiscal 2005") an increase of $5,916,770 (23.8%) from net sales of $24,818,333 in Fiscal 2004. The increase in net sales was attributable to continued significant growth in sales in the military aerospace sector resulting from increased military activity, together with price increases that took effect in late 2005 under a number of our long term agreements with a significant customer.

      Gross Profit. Gross profit was $4,308,550 in Fiscal 2005 (14.0% of net sales), compared to gross profit of $3,417,455 in Fiscal 2004 (13.8% of net sales). The increase in gross profit reflects the increase in revenues. The increase in gross profits as a percentage of sales represents a continuation of the shift in production to higher margin military products.

      Selling Expenses. Selling expenses were $357,854 in Fiscal 2005, an increase of $36,127(11.2%) from selling expenses of $321,727 in Fiscal 2004. The increase in selling expenses reflects an increase in shipping supplies, transportation expenses and depreciation of transportation equipment partially offset by decreases in field engineering expenses and out bound freight expenses.

      General and Administrative Expenses. General and administrative expenses were $2,440,194 in Fiscal 2005, an increase of $1,083,385 (79.8%) from general and administrative expenses of $1,356,809 in Fiscal 2004. The increase was primarily due to an increase in officers' salaries, an increase in office personnel to support the increased sales, an increase in professional fees attributable to legal, accounting and audit fees as well as consulting costs incurred in connection with modifications to AIM's information technology network. In addition, Fiscal 2005 reflects non-cash compensation resulting from the inclusion of expenses calculated pursuant to FAS 123R dealing with the post-Merger Company's stock option plan. In addition, a provision for bad debt was booked based upon management's assessment of the collectibility of outstanding receivables.

      Interest Expense. Interest expense was $783,894 in Fiscal 2005 an increase of $245,078 (47.7%) from interest expense of $514,474 in Fiscal 2004. The increase in interest expense resulted from an increase in borrowing rates as well as additional interest expense as a result of the financing of the Acquisition of AIM and purchase of the real estate.

      Minority Interest. Minority interest represents the income attributable to AIM's real estate realized by the affiliates of AIM that owned the real estate prior to its acquisition by AIM in 2005. Minority interest income was $74,904 in Fiscal 2005 a decrease $56,648 from $131,552 in Fiscal 2004. The decrease reflects the elimination of the interest of AIM's affiliates as a result of the acquisition of the real estate by AIM on November 30, 2005.

      Income before provision for income taxes was $651,704 in Fiscal 2005 a decrease of $441,189 (40.4%) from income before taxes of $1,092,893 in Fiscal 2004. The income before taxes in 2005 combines the income earned by AIM during the eleven month period ended November 30, 2005 of $1,401,408, with a $749,704 loss incurred during December 2005. The loss resulted primarily from the impact on AIM's business of the Acquisition, together with expenses relating to the Company as a new public entity.

      Year ended December 31, 2004 compared to year ended December 31, 2003

      Net Sales. Net sales were $24,818,333 in the year ended December 31, 2004 ("Fiscal 2004") an increase of $2,483,407 (11.1%) from net sales of $22,334,926 in the year ended December 31, 2003 ("Fiscal 2003"). The increase in net sales was attributable to significant growth in sales in the military aerospace sector resulting from increased military activity, partially offset by a decrease in sales to the commercial sector as a result of a shift by certain customers to overseas suppliers and the expiration of multi-year contracts to support machined components and assemblies on a number of Boeing's aircraft.

      Gross Profit. Gross profit was $3,417,455 in Fiscal 2004 (13.8% of net sales), compared to gross profit of $2,803,634 in Fiscal 2003 (12.6% of net sales). The increase in gross profit reflects the increase in revenues. The increase in gross profits as a percentage of sales represents a shift in production to higher margin military products.

      Selling Expenses. Selling expenses were $321,727 in Fiscal 2004 an increase of $12,248(4%) from selling expenses of $309,479 in Fiscal 2003. The increase in selling expenses reflects an increase in freight expenses, transportation expenses and depreciation of transportation equipment.

      General and Administrative Expenses. General and administrative expenses were $1,356,809 in Fiscal 2004, an increase of $107,625 (8.62%) from general and administrative expenses of $1,249,184 in Fiscal 2003. The increase was primarily due to an increase in officers' salaries, an increase in office personnel as a result of the increased sales, an increase in professional fees attributable primarily to legal costs related to shareholder matters, and consulting costs incurred in connection with modifications to AIM's IT network.

      Interest Expense. Interest expense was $514,474 in Fiscal 2004 an increase of $69,718 (15.68%) from interest expense of $444,756 in Fiscal 2003. The increase in interest expense resulted primarily from an increase in AIM's borrowings and increases in amounts due to AIM's shareholders, principal commercial lender and under capital lease obligations more than offset decreases in the mortgages on AIM's real estate and long term capital lease obligations.

      Minority Interest. Minority interest income was $131,552 in Fiscal 2004 an increase of $48,189 (57.8%) from $83,363 in Fiscal 2003. The increase in minority interest income reflects the impact of the acquisition of portions of the real estate by AIM's affiliates in the fourth quarter of Fiscal 2003.

      Income before minority interest in net income was $1,224,445 in Fiscal 2004 an increase of $424,230 (53.0%) from $800,215 in Fiscal 2003.

Impact of Inflation

      Inflation has not had a material effect on our results of operations.

Financial Liquidity and Capital Resources

      At March 31, 2006, we had cash and cash equivalents of $877,812 and working capital of $4,072,651 as compared to $1,058,416 and $4,113,235 as of December 31, 2005. We believe that our cash requirements in the next twelve months will be met by our revenues from operations, our cash reserves, and the amounts available under the New Loan Facility put in place in connection with the acquisition of AIM.

      AIM financed its operations and investments up to November 30, 2005 principally through revenues from operations. As a private company, AIM did not have many of the expenses which we will have as a public company. In connection with the transaction that occurred on November 30, 2005, we have undertaken various significant commitments, including our obligations under the New Loan Facility, and will have significant cash requirements relating to the preparation of financial statements, our compliance with the Exchange Act requirements, the registration of shares under the Securities Act, and other requirements applicable to public companies. We expect such increased cash requirements to be approximately $750,000 in 2006, subject to a substantial increase if we become obligated to comply with Section 404 of Sarbanes-Oxley. The expenses associated with the obligations undertaken in connection with the transactions that occurred on November 30, 2005, and the costs of being a public company, may exceed the profits that AIM might have generated in the absence of such expenses. In such event, the results of our operations will not match those historically experienced by AIM.

      In connection with the Acquisition of AIM, we incurred notes payable obligations in the aggregate principal amount of $1,627,262, of which $665,262 are in the form of convertible promissory notes which we may convert into shares of Common Stock at $.40 per share upon effectiveness of the Registration Statement on Form SB-2 which we have filed under the Securities Act. The remaining $962,000 principal amount of note is repayable by us in 20 equal quarterly installments of $48,100 principal plus interest. The holder of a convertible bridge note in the principal amount of $22,500 has converted such note into shares of our Common Stock.

      As of November 30, 2005, under the New Loan Facility, we incurred approximately $5,943,000 in debt under the revolving credit facility and $3,500,000 under a term loan. Under the New Loan Facility, as of March 31, 2006, we had revolving loan balances of $5,942,661 and $160,959, a term loan balance of $3,468,333 and an equipment loan balance of $411,200. We have a $1.5 million equipment line of credit available under the New Loan Facility. The revolving credit facility requires us to pay interest monthly on the outstanding principal amount. This monthly interest payment amount fluctuates because the outstanding principal amount and interest rate under the revolving credit facility varies from month to month. The term loan requires us to make 47 equal monthly payments of $31,667 plus interest with the balance due at the time of the 48th payment. We believe that all of the applicable interest rates under the New Loan Facility are consistent with prevailing interest rates in the lending industry.

      All of the proceeds of the term loan and approximately $850,316 of the borrowings under the revolving credit facility were used to complete the Real Estate Acquisition. In addition, proceeds from the New Loan Facility were used to pay off AIM's debt to its prior lender and will be used for working capital for AIM's business.

      As of March 31, 2006, we had capital lease obligations totaling
$1,090,628.

      On November 30, 2005, we completed (through Original Gales) the first closing of the Offering to accredited investors for gross proceeds of $6,793,280. Commissions, management fees and non-accountable expense allowance which Original Gales paid to the placement agent in such first closing amounted to an aggregate of $815,194. The proceeds of the first closing of the Offering, in general, were and will be used for paying the cash portion of the purchase price for the Acquisition of AIM, for the repayment of $150,000 in note obligations which Original Gales incurred in bridge financings, for payment of certain real estate taxes and accrued rent on AIM's real property, for expenses of the Offering, Acquisition, Merger and related transactions, for satisfaction of certain loans from the shareholders of AIM to AIM, and for working capital for us and AIM. We received $2,206,720 in additional gross proceeds from the second closing of the Offering on December 15, 2005.

      The holders of Preferred Stock are entitled to receive payment-in-kind dividends (payable in shares of Preferred Stock), prior to and in preference to any declaration or payment of any dividend on the Common Stock, at the rate of 8% per annum. However, if a registration statement for the resale of the Common Stock underlying the Preferred Stock is not declared effective by June 15, 2006, the dividend on the Preferred Stock will be due in cash from the date of such default until the default is cured.

      Prior to the Acquisition, AIM was a Subchapter S corporation and periodically made distributions to its shareholders. AIM distributed to its shareholders $1,175,279 during the eleven months ended November 30, 2005 and $561,557 during the year ended December 31, 2004. These distributions were made from time to time to AIM's shareholders in proportion to their ownership interests in AIM at such times as AIM had sufficient cash on hand or availability under its lines of credit. Such distributions were in amounts sufficient to allow the shareholders of AIM to pay the taxes owed on their proportionate share of AIM's income from the fiscal year immediately preceding such distributions and, in the case of certain distributions, to allow two of AIM's shareholders to pay the purchase price owed to a former shareholder of AIM who sold all of his shares of AIM to such two shareholders. The Company does not anticipate paying dividends to its shareholders for the foreseeable future.

      We expect that cash flows from operations and our cash reserves will be sufficient to pay our obligations for the next twelve months as they arise. Further, we may be able to borrow additional funds under our revolving credit facility provided that we have sufficient inventory, receivables and equipment and machinery. However, we may require additional working capital and additional financing to expand our business and make acquisitions. In the event we are not able to increase working capital and obtain additional financing, we may not be able to expand our business or make acquisitions.

Critical Accounting Policies

      We have identified the policies below as critical to our business operations and the understanding of our financial results.

      Inventory Valuation

      We value inventory at the lower of cost or market on a first-in-first-out basis.

      We purchase inventory only when we have signed non-cancellable contracts with our customers for orders of finished goods. We occasionally produce finished goods in excess of purchase order quantities in anticipation of future purchase order demands but historically this excess has been used in fulfilling future purchase orders. We occasionally evaluate inventory items that are not secured by a purchase order and reserve for obsolescence accordingly. We also reserve an allowance for excess quantities, slow-moving goods, and obsolete items.

      Revenue Recognition

      We recognize revenue in accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition." We generally recognize revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable. Payments received in advance from customers for products delivered are recorded as customer advance payments until earned, at which time revenue is recognized.

      Income Taxes

      Income taxes are calculated using an asset and liability approach as Prescribed by SFAS No. 109, Accounting for Income Taxes. The provision for income taxes includes federal and state taxes currently payable and deferred taxes, due to temporary differences between financial statement and tax bases of assets and liabilities. In addition, future tax benefits are recognized to the extent that realization of such benefits is more likely than not. Valuation allowances are established when management determines that it is more likely than not that some portion or all of the deferred asset will not be realized. The effect of a change in tax rates is recognized as income or expense in the period of change.

      Stock-Based Compensation

      In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123 (R)). SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense based on their fair value. Effective December 31, 2005, we adopted, earlier than required, the fair value recognition provisions of SFAS No. 123(R).

      Goodwill

      Goodwill represents the excess of the acquisition cost of businesses over the fair value of the identifiable net assets acquired. The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets and accordingly do not amortize goodwill but test it for impairment. Impairment testing for goodwill will be performed annually, unless indicators of impairment exist, using a two-step approach. Step one compares the fair value of the net assets (calculated using a discounted cash flow method) to its carrying value, a second step is performed to compute the amount of the impairment. In this process, a fair value for goodwill is estimated, based in part on the fair value of the operations, and is compared to its carrying value. The shortfall of the fair value below carrying value represents the amount of goodwill impairment.

Quantitative and Qualitative Disclosure about Market Risk

Our primary exposure to market risk consists of changes in interest rates on borrowings under the New Loan Facility. An increase in interest rates would adversely affect our operating results and the cash flow available after debt service to fund operations. We manage exposure to interest rate fluctuations by optimizing the use of fixed and variable rate debt. Except with respect to the interest rates under the New Loan Facility, we do not have debts or hold instruments that are sensitive to changes in interest rates, foreign currency exchange rates or commodity prices.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND
               EXECUTIVE OFFICERS AND RELATED SHAREHOLDER MATTERS

      The following table sets forth information known to us regarding beneficial ownership of our Common Stock as of June 13, 2006 by (i) each person known by us to own beneficially more than 5% of the outstanding Common Stock,
(ii) each of our directors and executive officers, (iii) any other "Named Executive Officer" identified in the Executive Compensation section, below, and
(iv) all of our officers and directors as a group. Except as otherwise indicated, we believe, based on information provided by each of the individuals named in the table below, that such individuals have sole investment and voting power with respect to such shares, subject to community property laws, where applicable. The address of each executive officer and director is c/o the Company, 1479 North Clinton Avenue, Bay Shore, NY 11706. The address of ACS Holdings, LLC is 135 East 57th Street, New York, New York, 10022.

                                                                 Percentage of
Name                               Number of Shares           Shares Outstanding
----                               ----------------           ------------------
Michael A. Gales                     4,326,219(1)                    28.9%
Louis A. Giusto                      3,644,538(2)                    24.4%
Peter Rettaliata                     1,100,000(3)                     7.0%
Dario Peragallo                      1,100,000(4)                     7.0%
Seymour G. Siegel                      100,000                         *
Rounsevelle W. Schaum                  100,000                         *
Ira A. Hunt, Jr.                       100,000                         *
Stephen Nagler                         145,455(5)                     1.0%
James A. Brown                         676,268                        4.6%
Luis Peragallo                         253,214                        1.7%
Jorge Peragallo                              0                         *
ACS Holdings, LLC                      876,705(6)                     6.0%

All Directors and
  Officers as a group, 9 persons (1)(2)(3)(4)(5)                     65.6%

----------
* Less than 1%

      (1) Includes 250,000 shares of Common Stock underlying the vested portion of the 1,250,000 options granted (and reserved for grant) to Mr. Gales pursuant to his Employment Agreement. For a more complete description of the terms of such options, see note 1 to the table "Executive Compensation - Option Grants in Last Fiscal Year", below.

      (2) Includes 240,000 shares of Common Stock underlying the vested portion of the 1,200,000 options granted (and reserved for grant) to Mr. Giusto pursuant to his Employment Agreement. For a more complete description of the terms of such options, see note 2 to table "Executive Compensation - Option Grants in Last Fiscal Year", below.

      (3) Includes 150,000 shares of Common Stock underlying the vested portion of the 1,200,000 options granted (and reserved for grant) to Mr. Rettaliata pursuant to his Employment Agreement. For a more complete description of the terms of such options, see note 3 to table "Executive Compensation - Option Grants in Last Fiscal Year", below. Includes 831,577 shares of Common Stock issuable upon conversion of the $332,631 principal amount convertible note issued to Mr. Rettaliata in connection with the Acquisition.

      (4) Includes 150,000 shares of Common Stock underlying the vested portion of the 1,200,000 options granted (and reserved for grant) to Mr. Peragallo pursuant to his Employment Agreement. For a more complete description of the terms of such options, see note 3 to table "Executive Compensation - Option Grants in Last Fiscal Year", below. Includes 831,577 shares of Common Stock issuable upon conversion of the $332,631 principal amount convertible note issued to Mr. Peragallo in connection with the Acquisition. Does not include 253,214 shares of Common Stock issued to Luis Peragallo pursuant to the terms of the Acquisition. Luis Peragallo is the father of Dario Peragallo.

      (5) Includes 45,455 shares of Common Stock issuable upon exercise of warrants held by Mr. Nagler. Does not include 150,000 shares of Common Stock held by Eaton & Van Winkle LLP, a law firm of which Mr. Nagler is a partner.

      (6) ACS Holdings, LLC is an affiliate of Atlas Capital Services, LLC which had the right to receive 1,477,230 shares of Common Stock as of the Closing Date and instructed us to issue such shares to its designees, including the 876,705 shares to ACS Holdings, LLC. In addition, Atlas Private Equity, LLC, an affiliate of Atlas Capital Services, LLC, is the holder of 226,334 shares of Common Stock, and is also the holder of warrants to purchase 409,091 shares of Common Stock at the exercise price of $.055 per share. The address of ACS Holdings, LLC is 135 East 57th Street, New York, New York 10022. Michael D. Farkas is the controlling person and chief executive of ACS Holdings, LLC. He is also the controlling person of Atlas Private Equity, LLC. The controlling person of Atlas Capital Services, LLC is Steven Pollan, who is its chief executive. All three of the companies discussed in this Note 6 are owned directly or indirectly by The Atlas Group of Companies, LLC.

                   DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS
                               AND CONTROL PERSONS

      The following table sets forth information with respect to our directors and executive officers.

Name of Individual             Age     Position with the Company
-----------------------------  ------  -----------------------------------------
Michael A. Gales               60      Executive Chairman of the Board

Louis A. Giusto                63      Vice Chairman, Chief Financial Officer
                                       and Treasurer

Peter D. Rettaliata            55      Director, Chief Executive Officer and
                                       President

Dario A. Peragallo             41      Director and Executive Vice President,
                                       Manufacturing

Stephen M. Nagler              67      Director and Secretary

Seymour G. Siegel              63      Director

Rounsevelle W. Schaum          72      Director

M.Gen. Ira A. Hunt, Jr.        80      Director
(USA, Ret.)

James A. Brown                 53      Director

      The business experience of each of our directors and executive officers is set forth below. Each of our directors and executive officers, except Mr. James
A. Brown, began their service with our Company as of November 30, 2005. The term of each of our directors is for one year or until such time as his successor is duly elected and qualified.

      Mr. Gales has been our Executive Chairman of the Board since November 30, 2005. He is the Chairman of the Executive and Management Committee of the Board. He has thirty-two years experience in Corporate Finance, Mergers & Acquisitions and corporate management of both publicly and privately held middle market companies. Since 1992, Mr. Gales has been Chairman and President of Gales & Company, a Wall Street M&A Advisory and Principal firm. From March 2003 to present, Mr. Gales has concentrated his efforts on the formation of Original Gales, the Acquisition, and the development of Original Gales' business strategy, including the future expansion of the business of AIM. From September 2001 to March 2003, Mr. Gales concentrated on the operation of Gales & Company. From 1997 to 2001, Mr. Gales served as the Managing Director of Corporate Finance and Executive Vice President of Corporate Finance for Janssen-Meyers Associates, LP and Andrew, Alexander, Wise & Company, Inc., respectively. Prior to 1997, Mr. Gales served in senior management and executive roles principally focused in heavy industries, including tenure as Principal, Co-Founder and President of American United Corporation, an international maritime engineering and technical systems group, and as President and Chief Operating Officer of Aquaglobal, Inc., a manufacturer and marketer of desalination systems serving customers such as Exxon, Shell, Mobil, Gulf and the U.S. Navy. Mr. Gales was the founding Chairman and CEO of AquaSciences International, Inc., a publicly traded organization engaged in the design and manufacture of water purification systems, and the founding Chairman of lntersearch Group, Inc., a publicly traded international HR consulting firm. In addition Mr. Gales has served as a Director of ProtoSource Corporation, a publicly traded internet service provider. Mr. Gales attended Oklahoma University and has been a member of various professional associations including the Royal Institute of Marine Engineers (London), Society of Naval Architects & Marine Engineers, Society of Piping Engineers & Designers, The Investment Company Institute and the President's Association of the American Management Association.

      Mr. Giusto, our Vice Chairman, Chief Financial Officer and Treasurer since November 30, 2005, has over 30 years of financial control experience with foreign and domestic banks, non-bank financial service entities and consumer product companies. He is a member of the Executive and Management Committee of the Board and reports to the Executive Chairman. Since 2003 in addition to his activities on behalf of Original Gales, Mr. Giusto has been acting as an independent consultant to a number of private businesses. From 2000 to 2003, Mr. Giusto was an Account Manager for a public accounting firm and the SVP Finance and Operations of Credit2B.com a web-based internet company bringing to market advanced credit decisioning platforms and sophisticated small business lending, insurance, securitization and factoring products. Before joining C2B, Mr. Giusto served for fourteen years in various positions with Fleet Bank and, prior to its acquisition by Fleet Bank, NatWest PLC, London. During his tenure at NatWest, Mr. Giusto served as Senior Financial Officer and Treasurer of NatWest Commercial Services, Inc. (a billion dollar wholly owned subsidiary of NatWest PLC, London) and a Credit Administrator (Risk Manager) with Fleet Bank. Mr. Giusto serves as a director of Long Island Consultation Center, a not-for-profit psychiatric care facility in Long Island, New York. Mr. Giusto graduated from New York University with a BS in Economics and Accounting and from Long Island University (with Distinction) with an MBA in Finance.

      Mr. Rettaliata has been our President and Chief Executive Officer, and also a member of our Board of Directors, since November 30, 2005. He has been the President of AIM and has served in such capacity since 1994. Prior to his involvement at AIM, Mr. Rettaliata was employed by Grumman Aerospace Corporation for twenty-two years. Professionally, Mr. Rettaliata is the Chairman of "ADAPT", an organization of regional aerospace companies, a past member of the Board of Governors of the Aerospace Industries Association, and a member of the Executive Committee of the AIA Supplier Council. Recently, Mr. Rettaliata testified to the President's Commission on aerospace in Washington, D.C. He is a graduate of Niagara University where he received a B.A. in History and the Harvard Business School where he completed the PMD Program. Upon completion of the Acquisition, Mr. Rettaliata began serving as corporate Chief Executive Officer and President of AIM, reporting to the Executive Chairman of the Company. He is a member of the Executive and Management Committee of the Board.

      Mr. Peragallo, who since November 30, 2005 has been a member of our Board of Directors, is also the Executive Vice President of Manufacturing for AIM. He is a member of the Executive and Management Committee of the Board. Mr. Peragallo has been associated with AIM for over 25 years. He was elevated in 2000 to Director of Manufacturing. In addition, he has helped develop and maintain AIM's current business systems. Mr. Peragallo has been the company "Lean Advocate" since the inception of the program at AIM to decrease its inventory and increase productivity. He has led AIM on its "Lean" course of evolution and has participated in seventeen "Lean" events. Mr. Peragallo became Executive Vice President with overall responsibility for engineering, manufacturing and customer-critical technical matters (including "Lean" and "Supply Chain" activities) in 2003. He has been an active member of Diversity Business since 2000, which is an organization specializing in the promotion of small and minority owned businesses. He is a graduate of SUNY Farmingdale where he received a B.A. in Manufacturing Engineering. Mr. Peragallo oversees all engineering and production matters relating to AIM. Luis Peragallo is the father of Dario Peragallo and Jorgo Peragallo is the uncle of Dario Peragallo. Mr. Peragallo reports to the Company's and AIM's CEO and President, Mr. Rettaliata.

      Mr. Nagler, who has been a member of our Board of Directors and our Secretary since November 30, 2005, is a member of Eaton & Van Winkle LLP, a law firm in New York City which he joined as a Partner in October 2004. Prior to joining Eaton & Van Winkle, Mr. Nagler was affiliated with Phillips Nizer LLP as Counsel since 1995. Mr. Nagler chairs TriState Ventures LLC, an angel investor group in the New York area. Mr. Nagler is a graduate of the City College of New York and NYU School of Law. The firm of Eaton & Van Winkle LLP served as counsel to Original Gales and will be serving as counsel to the Company.

      Mr. Siegel, a member of our Board since November 30, 2005, has been a principal in the Siegel Rich Division of Rothstein, Kass & Company, P.C. since April 2000. Rothstein, Kass is a national firm of accountants and consultants with approximately 650 members and offices in 7 cities. He specializes in providing strategic advice to business owners including mergers acquisitions strategies; succession planning; capital introductions and long range planning. In 1974, Mr. Siegel founded, and from 1974 to 1990 was managing partner of, Siegel Rich and Co, P.C., CPAs. In 1990, Siegel Rich merged into Weiser LLP, then known as M.R.Weiser & Co., LLC, a large regional firm where he had been a senior partner. In 1995, Mr. Siegel founded another firm called Siegal Rich, which became a division of Rothstein, Kass in April 2000. Mr. Siegel has been a director, trustee and officer of numerous businesses, philanthropic and civic organizations. He serves as a director and audit committee chairman of Hauppauge Digital Inc., as well as Emerging Vision Incorporated has served in a similar capacity at Oak Hall Capital Fund, Prime Motor Inns Limited Partnership, Noise Cancellation Technologies and Barpoint.com and serves as a member of the audit committee for Global Aircraft Solutions Incorporated. Mr. Siegel is the Chairman of the Audit Committee of the Board.

      Mr. Schaum has been a member of our Board since November 30, 2005. Since 1993, Mr. Schaum has served as Chairman of Newport Capital Partners, a private investment banking and financial advisory firm specializing in providing assistance to emerging growth companies in private placements, corporate governance and negotiation of mergers and acquisitions. Mr. Schaum also serves as a director and Chairman of the Audit Committee of the Quigley Corporation (NASDAQ: "QGLY"); as Chairman of Mosaic Nutraceuticals, Inc. (OTC: "MCNJ.PK"); and as a director of Camelot Entertainment Group, Inc (OTC:BB "CMEG"); Intelligent Security Networks, Inc. (OTC: "ISNT.PK") and Turboworx, Inc., a private firm specializing in high speed computation technologies. Mr. Schaum was a founder, director and treasurer of Streaming Media Corporation, and has also served as Chairman and CEO of BusinessNet Holdings Corporation; as a crisis manager for Heller Financial Corporation; as Chairman of the California Small Business Development Corporation, a private venture capital syndicate; and was the founder and Managing Director of the Center of Management Sciences, a consulting firm serving the aerospace industry. He has been a consultant on project management procedures to the Departments of the Army, Navy and Air Force, and numerous defense contractors, including General Dynamics, MacDonald-Douglas, Raytheon, Hughes Aircraft and the Logistics Management Institute. Mr. Schaum is a graduate of Phillips Andover Academy and holds a Bachelor of Science degree in Mechanical Engineering from Stanford University and an MBA degree from the Harvard Business School. He was also a member of the faculty and Defense Research Staff of the Massachusetts Institute of Technology, where he participated in the development of the computer programs for the Ballistic Missile Early Warning System. Mr. Schaum is the Chairman of the Compensation Committee of the Board.

      General Hunt, a member of our Board since November 30, 2005, graduated from the United States Military Academy in 1945 and subsequently served thirty-three years in various command and staff positions in the U.S. Army, retiring from active military service as a Major General in 1978. His last military assignment was as Director of the Office of Battlefield Systems Integration. Subsequently, General Hunt was president of Pacific Architects and Engineers in Los Angeles and Vice President of Frank E. Basil, Inc. in Washington, D.C. Since 1990, General Hunt has been a director of SafeNet Inc. (Nasdaq: SFNT), an information security technology company. He is a Freeman Scholar of the American Society of Civil Engineers and has a M.S. in Civil Engineering from the Massachusetts Institute of Technology, a M.B.A. from the University of Detroit; a Doctor of the University Degree from the University of Grenoble, France and a Doctor of Business Administration Degree from the George Washington University. General Hunt is a member of the Compensation Committee and the Audit Committee of the Board.

      Mr. Brown was Ashlin's Chief Executive Officer and Secretary from September 2004 to November 30, 2005 and was Ashlin's Chairman of the Board from May 2003 to November 30, 2005. Since November 30, 2005, Mr. Brown has served as a member of our Board of Directors. Ashlin filed for bankruptcy protection while Mr. Brown was its Chairman and CEO. Mr. Brown served as the Chief Operating Officer of Private Investor Reserves Corp., a financial services firm, from May 2000 through 2004. Mr. Brown co-founded A.S. Partners.com, Inc., an internet application service provider, and served as its Chief Executive Officer from December 1998 to April 2000. Mr. Brown is a member of the Audit Committee of the Board.

The Audit Committee

      Our Audit Committee consists of Messrs. Siegel, Hunt and Brown. Mr. Siegel is our audit committee financial expert and is "independent" as defined in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

                             EXECUTIVE COMPENSATION

      The following table shows for fiscal years ended December 31, 2005, 2004 and 2003, respectively, certain compensation which we (including AIM) awarded or paid to, or which was earned from us by, the following persons (collectively, the "Named Executive Officers").

o     Michael A. Gales, our Executive Chairman since November 30, 2005;
o Louis A. Giusto, our Vice Chairman, Chief Financial Officer and Treasurer since November 30, 2005;
o Peter D. Rettaliata, our Chief Executive Officer since November 30, 2005 and officer of AIM;
o Dario A. Peragallo, our Executive Vice President since November 30, 2005 and officer of AIM;
o     Luis Peragallo, a former officer of AIM who is not employed by us;
o     Jorge Peragallo, a former officer of AIM who is not employed by us; and
o James A. Brown, our Chief Executive Officer from September 26, 2004 to November 30, 2005.

      Luis Peragallo is the brother of Jorge Peragallo and the father of Dario Peragallo. Other than the Named Executive Officers, none of our executive officers earned more than $100,000 in salary and bonus for the 2005 fiscal year. Unless otherwise indicated, we did not grant stock options or restricted stock to them during the periods indicated.

                           Summary Compensation Table

--------------------------------------------------------------------------------------------------------------------------
                                 Annual Compensation                             Long-Term Compensation
--------------------------------------------------------------------------------------------------------------------------
                                                                            Awards                     Payouts
--------------------------------------------------------------------------------------------------------------------------
                                                                 Restricted      Securities       LTIP        All Other
   Name and                                                         Stock        Underlying      Payouts    Compensation
  Principal                            Bonus     Other Annual      Award(s)     Options/SARs
   Position      Year    Salary ($)     ($)    Compensation ($)      ($)             (#)           ($)           ($)
--------------- ------ ------------- -------- ----------------- ------------ ----------------- ---------- ----------------
Michael A.       2005    $ 21,233(1)    --           --              --          1,250,000(3)       --           --
Gales,          ----------------------------------------------------------------------------------------------------------
Executive        2004       --          --           --              --              --             --           --
Chairman of     ----------------------------------------------------------------------------------------------------------
the Company      2003       --          --           --              --              --             --           --
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Louis A.         2005    $ 19,534(2)    --           --              --          1,200,000(3)       --           --
Giusto,         ----------------------------------------------------------------------------------------------------------
Vice             2004       --          --           --              --              --             --           --
Chairman,       ----------------------------------------------------------------------------------------------------------
Chief            2003       --          --           --              --              --             --           --
Financial
Officer and
Treasurer
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Peter D.         2005     $241,510      --           --              --          1,200,000(3)       --           --
Rettaliata,     ----------------------------------------------------------------------------------------------------------
Chief            2004      217,724      --           --              --              --             --           --
Executive       ----------------------------------------------------------------------------------------------------------
Officer of       2003      219,182      --           --              --              --             --           --
the Company
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Dario A.         2005     $242,344      --           --              --          1,200,000(3)       --           --
Peragallo,      ----------------------------------------------------------------------------------------------------------
Executive        2004      197,211      --           --              --              --             --           --
Vice            ----------------------------------------------------------------------------------------------------------
President of     2003      151,666      --           --              --              --             --           --
the Company
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Luis             2005     $297,063      --           --              --              --             --           --
Peragallo,      ----------------------------------------------------------------------------------------------------------
Former           2004      322,536      --           --              --              --             --           --
officer of AIM  ----------------------------------------------------------------------------------------------------------
                 2003      255,375      --           --              --              --             --           --
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Jorge            2005     $226,563      --           --              --              --             --           --
Peragallo,      ----------------------------------------------------------------------------------------------------------
Former           2004      219,449      --           --              --              --             --           --
officer of AIM  ----------------------------------------------------------------------------------------------------------
                 2003      230,301      --           --              --              --             --           --
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
James A.         2005     $ 95,646      --           --          $51,000(5)          --             --           --
Brown,          ----------------------------------------------------------------------------------------------------------
Former Chief     2004       27,817(4)   --           --              --              --             --           --
Executive       ----------------------------------------------------------------------------------------------------------
Officer          2003         --        --           --           10,000(5)          --             --           --
--------------------------------------------------------------------------------------------------------------------------

----------
(1) This amount represents pay for only part of December 2005. Mr. Gales did not receive a salary from us prior to November 30, 2005. Mr. Gales' employment agreement provides that, for 2006, he is to receive a salary of at least $250,000 and a bonus of at least $125,000.

(2) This amount represents pay for only December 2005. Mr. Giusto did not receive a salary from us prior to November 30, 2005. Mr. Giusto's employment agreement provides that, for 2006, he is to receive a salary of at least $230,000 and a bonus of at least $115,000.

(3) Consist of stock options to purchase shares of Common Stock, the vesting schedule and other terms of which are set forth in the footnotes to the table below under the caption "Option Grants In Last Fiscal Year (2005)".

(4) Prior to becoming Chief Executive Officer, Mr. Brown received approximately $59,000 in consulting fees in 2004 in consideration for his services.

(5) Consists of shares of restricted stock and not stock options. As of August 13, 2003, Mr. Brown received 80,038 restricted shares of Common Stock, valued at $10,000. Of the 596,231 restricted shares of Common Stock granted to Mr. Brown in 2005, 100,000 shares, with a fair value of $7,000, were issued to him as of November 2005 in connection with the Merger, 240,112 shares were issued to him in January 2005 (with a fair value of $12,000) upon our emergence from bankruptcy protection, and 256,119 shares (with a fair value of $32,000) were issued to him in March 2005.

Incentive Plans

      Prior to January 28, 2005, the effective date of our Plan of Reorganization, we had outstanding stock options under our 1998 Stock Option Plan. As of January 28, 2005, all of our outstanding options were terminated pursuant to the Plan of Reorganization except options to purchase 40,018 shares of Common Stock held by Steven Pomerantz and options to purchase 4,002 shares of Common Stock held by Ted Alflen, both of whom served on our Board of Directors following our emergence from bankruptcy proceedings until the completion of the Merger. As of November 30, 2005, such stock options held by Mr. Pomerantz and Mr. Alflen were canceled.

                        Option Grants in Last Fiscal Year

      As set forth in the following table, during 2005 we granted, and reserved for grant, under our Stock Incentive Plan, the following stock options to the Named Executive Officers:

                    Option Grants In Last Fiscal Year (2005)

                                                Number of         % of
                                                Securities   Total Options
                                                Underlying     Granted to
                                                 Options      Employees in     Exercise          Expiration
                                        Year     Granted       Fiscal Year       Price              Date
                                        ----     -------       -----------       -----              ----
Michael A. Gales ....................   2005   1,250,000(1)       25.8%           $.22             9/26/15
Louis A. Giusto .....................   2005   1,200,000(2)       24.7%           $.22             9/26/15
Peter D. Rettaliata .................   2005   1,200,000(3)       24.7%           $.22             9/26/15
Dario A. Peragallo ..................   2005   1,200,000(3)       24.7%           $.22             9/26/15

--------------------------------------------------------------------------------

(1) One-fifth of such options vested as of November 30, 2005 and the balance will vest in equal increments of 250,000 shares each on the first through fourth anniversaries of September 15, 2005. The options which vested on November 30, 2005 are exercisable at $0.22 per share and the exercise price of the options vesting on each of September 15, 2006, 2007, 2008 and 2009 will be the higher of
(a) $0.22 per share or (b) the average trading price of the Common Stock for the thirty trading days ending December 15, 2005, September 15, 2006, September 15, 2007 and September 15, 2008, respectively.

(2) One-fifth of such options vested as of November 30, 2005 and the balance will vest in equal increments of 240,000 shares each on the first through fourth anniversaries of September 15, 2005. The options which vested on November 30, 2005 are exercisable at $0.22 per share and the exercise price of the options vesting on each of September 15, 2006, 2007, 2008 and 2009 will be the higher of
(a) $0.22 per share or (b) the average trading price of the Common Stock for the thirty trading days ending December 15, 2005, September 15, 2006, September 15, 2007 and September 15, 2008, respectively.

(3) One-eighth of such options vested as of November 30, 2005 and the balance will vest in equal increments of 150,000 shares each on the first through seventh anniversaries of September 15, 2005. The options which vested on November 30, 2005 are exercisable at $0.22 per share and the exercise price of the options vesting on each of September 15, 2006, 2007, 2008, 2009, 2010, 2011 and 2012 will be the higher of (a) $0.22 per share or (b) the average trading price of the Common Stock for the thirty trading days ending December 15, 2005, September 15, 2006, September 15, 2007, September 15, 2008, September 15, 2009, September 15, 2010 and September 15, 2011, respectively.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

                        Option Value at December 31, 2005

                                          Number of Securities                       Value of
                                        Underlying Unexercised               Unexercised In-The-Money
                                      Options at December 31, 2005         Options at December 31, 2005
                                      ----------------------------         ----------------------------
                                      Exercisable    Unexercisable        Exercisable     Unexercisable(1)
                                      -----------    -------------        -----------     ----------------
Michael A. Gales ................       250,000        1,000,000            $40,000           $160,000
Louis A. Giusto .................       240,000          960,000            $38,400           $153,600
Peter D. Rettaliata .............       150,000        1,050,000            $24,000           $168,000
Dario A. Peragallo ..............       150,000        1,050,000            $24,000           $168,000

      (1) The values in this column are calculated based on an assumed exercise price of $0.22 per share. However, the actual exercise price for the stock options which have not yet vested may be greater than $0.22 per share, as described in the footnotes to the table, "Option Grants In The Last Fiscal Year", above.

The last sale price of the Common Stock was $0.38 on December 30, 2005, the last trading day of 2005.

Employment Agreements

The employment agreement of Michael A. Gales became effective as of November 30, 2005 and will terminate five years thereafter, but will be extendable for successive three one-year renewal periods unless he decides not to extend the agreement. Pursuant to his employment agreement, Mr. Gales will receive a base salary at an annual rate of $250,000, which will increase a minimum of 10% per year if our operating profits have increased by at least 5% over the preceding 12-month period. Mr. Gales will be entitled to an annual bonus to be determined by our Board of Directors but which must equal at least 50% of Mr. Gales' annual base salary. If he is dismissed without cause, Mr. Gales would be entitled to receive salary and benefits for the period which is the greater of the remaining initial term (or renewal period, as the case may be) of his employment agreement or three years. In addition, we granted (and reserved for grant) to Mr. Gales, upon the execution of his employment agreement, options to purchase 1,250,000 shares of Common Stock, exercisable over a ten-year period commencing on the date of grant. See the applicable footnote under the foregoing table captioned, "Option Grants In Last Fiscal Year (2005)". Mr. Gales' employment agreement also contains restrictive covenants prohibiting Mr. Gales (i) from directly or indirectly competing with the Company, (ii) from soliciting any customer of the Company or AIM for any competitive purposes and (iii) from employing or retaining any employee of the Company or AIM or soliciting any such employee to become affiliated with any entity other than the Company or AIM during the twelve-month period commencing upon the termination of his agreement (the "Employee Restrictive Covenants").

The employment agreement of Louis A. Giusto became effective as of November 30, 2005, and will terminate five years thereafter, but will be extendable for successive three one-year periods unless he decides not to extend the agreement. Pursuant to his employment agreement, Mr. Giusto will receive a base salary at an annual rate of $230,000. The terms of Mr. Giusto's employment agreement relating to bonus, annual increases in base salary and severance upon termination are the same as those provided for in Mr. Gales' employment agreement, the terms of which are set forth above. In addition, the Company granted (and reserved for grant) to Mr. Giusto, upon the execution of his employment agreement, options to purchase 1,200,000 shares of Common Stock, exercisable over a ten-year period commencing on the date of grant. The vesting schedule and exercise price relating to Mr. Giusto's options are the same as those relating to Mr. Gales' options set forth above. Mr. Giusto's employment agreement also contains the Employee Restrictive Covenants.

      The employment agreement of Peter Rettaliata became effective as of November 30, 2005, and will terminate five years thereafter, but will be extendable for successive three one-year periods unless he or the Company decides not to extend the agreement. Pursuant to his employment agreement, Mr. Rettaliata will receive a base salary at an annual rate of $230,000, which will increase a minimum of 5% per year if our operating profits have increased by at least 5% over the preceding 12-month period, and such bonus compensation as the Board of Directors may determine. The terms of Mr. Rettaliata's employment agreement relating to severance upon termination without cause are the same as those provided for in Mr. Gales' employment agreement, the terms of which are set forth above. In addition, the Company granted (and reserved for grant) to Mr. Rettaliata, upon the execution of his employment agreement, options to purchase 1,200,000 shares of Common Stock, exercisable over a ten-year period commencing on the date of grant. Please see the applicable footnote under the foregoing table captioned, "Option Grants In Last Fiscal Year (2005)". Mr. Rettaliata's employment agreement also contains the Employee Restrictive Covenants.

      The employment agreement of Dario Peragallo became effective as of November 30, 2005, and will terminate five years thereafter, but will be extendable for successive three one-year periods unless he or the Company decides not to extend the agreement. Pursuant to his employment agreement, Mr. Peragallo will receive a base salary at an annual rate of $230,000, which will increase a minimum of 5% per year if our operating profits have increased by at least 5% over the preceding 12-month period, and such bonus compensation as the Board of Directors may determine. The terms of Mr. Peragallo's employment agreement relating to severance upon termination without cause are the same as those provided for in Mr. Gales' employment agreement, the terms of which are set forth above. In addition, the Company granted (and reserved for grant) to Mr. Peragallo, upon the execution of his employment agreement, options to purchase 1,200,000 shares of Common Stock, exercisable over a ten-year period commencing on the date of grant. The vesting schedule and exercise price relating to Mr. Peragallo's options are the same as those relating to Mr. Rettaliata's options set forth above. Mr. Peragallo's employment agreement also contains the Employee Restrictive Covenants.

      Pursuant to our Plan of Reorganization, Ashlin had entered into an employment agreement with James A. Brown, who at the time was Ashlin's chairman and chief executive officer. As a result of the Merger, such employment agreement was terminated as of November 30, 2005 and Mr. Brown waived all of his rights under such employment agreement.

      The Company has agreed with the Placement Agent that the employment agreements of the above-mentioned individuals will not be changed or amended without the prior consent of the Placement Agent during the two year period following the completion of the Offering and no further stock options will be granted to such individuals during such time period without the prior consent of the Placement Agent.

Director Compensation

      As a result of the Merger, our new compensation policy for each of our non-employee directors calls for: $10,000 per year, $1,250 per Board meeting and stock options to purchase a number of shares of Common Stock to be determined. We reimburse each director for expenses related to attending Board meetings. We pay an additional $3,000 per year to each independent director serving as the chairman of a committee of the Board. We estimate the aggregate cost of our Board compensation for 2006 will be approximately $100,000.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions of Ashlin Prior to the Merger:

      In connection with our Plan of Reorganization, in January 2005, we entered into an employment agreement with James A. Brown, who was then our Chief Executive Officer, and disposed of substantially all of our assets to an entity controlled by another person who had been our former Chief Executive Officer.

      Prior to becoming our Chief Executive Officer, James A. Brown received approximately $59,000 in consulting fees in 2004 in consideration for his services to us. As of August 13, 2003, Mr. Brown received from us 80,003 shares of Common Stock, valued at $10,000. He also received 100,000 shares, with a fair value of $7,000, as of November 2005 in connection with the Merger.

Transactions Relating to Original Gales Prior to the Merger:

      In August 2005, Mr. Stephen Nagler, one of our directors and our Secretary, loaned $10,000 to Original Gales. Co-investors of Mr. Nagler loaned an additional $35,000 to Original Gales in the same financing (the "$45,000 Financing"). In connection with the $45,000 Financing, Original Gales issued to such investors 12% convertible bridge notes (the "$45,000 Bridge Notes") in the aggregate principal amount of $45,000. The $45,000 Bridge Notes were repaid with a portion of the proceeds of the Offering. In connection with the $45,000 Financing, Original Gales issued to the investors warrants ("$45,000 Bridge Warrants") to purchase 204,547 shares of its common stock at $0.22 per share and, as a result of the Merger, such warrants became warrants to purchase an equal number of shares of our Common Stock. The $45,000 Bridge Warrants allow for cashless exercise and have weighted-average anti-dilution protection with respect to the exercise price.

      Stephen Nagler is a partner of the law firm of Eaton & Van Winkle LLP, which was counsel to Original Gales until the Merger and has been our counsel since November 30, 2005. In October 2004, Eaton & Van Winkle LLP and Mr. Nagler subscribed for 150,000 shares and 100,000 shares, respectively, of Original Gales' common stock for $.00001 per share. Upon cancellation of such shares in connection with the Merger, we issued to Eaton & Van Winkle 150,000 shares of our Common Stock and issued to Mr. Nagler 100,000 shares of our Common Stock.

      In October 2004, Original Gales issued 4,401,219 shares of its common stock to Michael Gales, its founder and Executive Chairman, and 3,404,538 shares of its common stock to Louis Giusto, its Vice Chairman, pursuant to subscriptions for such shares by such individuals. As of the same date, three of our directors (Messrs. Schaum, Siegel and Hunt) subscribed for 100,000 shares each of Original Gales common stock. The subscription price for the shares described in this paragraph was $.00001 per share.

Transactions Relating to Air Industries Machining Corporation Prior to the
Merger:

      Prior to its Acquisition by Original Gales, AIM leased manufacturing and office space from KPK Realty Corp. which, since October, 1974, has been owned 49% by Luis Peragallo, an officer, a director and the largest shareholder of AIM prior to its Acquisition by Original Gales. The annual rent for such lease was approximately $300,000 plus annual real estate taxes on the leased property. Between 1989 and 1990, AIM advanced $208,233 to KPK Realty Corp. In partial repayment of such advances from AIM, rent in the amount of $22,992 in 2003, $127,737 in 2004 and $11,496 in 2005 was offset by KPK Realty Corp. from the amounts due under such lease. In addition, from 1990 to 2005, AIM was a guarantor of the mortgage (with a balance of approximately $677,000 as of September 30, 2005) on such leased property. This guaranty was terminated in connection with the Real Estate Acquisition.

      Prior to its Acquisition by Original Gales, AIM leased manufacturing space at an annual rental of approximately $82,800, plus annual real estate taxes on such property, from DPPR Realty Corp. which, since January, 2003 has been 100% owned by Peter Rettaliata and Dario Peragallo. Prior to the Acquisition, Messrs. Rettaliata and D. Peragallo owned an aggregate of 36.84% of AIM's outstanding capital stock. Messrs. Rettaliata and D. Peragallo were officers of AIM and are officers and directors of our Company. From February 2003 to November 30, 2005, AIM was also a guarantor of the mortgage (with a balance of approximately $567,000 as of September 30, 2005) on such leased property. This guaranty was terminated in connection with the Real Estate Acquisition.

      In December, 2002, Peter Rettaliata and Dario Peragallo purchased from AIM for $257,058 an option to purchase DPPR Realty Corp. Subsequently, Mr. Rettaliata and D. Peragallo purchased DPPR Realty Corp. and each now owns 50% of DPPR Realty Corp.

      In June, 1995, an individual who held 49% of the outstanding capital stock of AIM sold such interest to Jorge Peragallo and Peter Rettaliata for cash and a $625,000 principal amount promissory note from each of Mr. J. Peragallo and Mr. Rettaliata ($1,250,000 in the aggregate). AIM guaranteed the repayment of these promissory notes, which aggregated $1,250,000 in principal amount. These promissory notes were repaid in full in June 2005.

      Peter Rettaliata, who was an officer of AIM, advanced $5,000 to AIM during 2003 and $42,678 to AIM during 2004. Dario Peragallo, who was an officer of AIM, advanced $5,000 to AIM during 2003 and $39,334 to AIM during 2004. Luis Peragallo, who was an officer of AIM, advanced $5,000 to AIM during 2003 and $18,179 to AIM during 2004. Jorge Peragallo, who was an officer of AIM, advanced $5,000 to AIM during 2003 and $38,344 to AIM during 2004. As of September 30, 2005, AIM had received an aggregate of $363,323 in loans from its officers and was obligated to repay such amount to its officers. Such amount was repaid in connection with our Acquisition of AIM. In October, 2005, AIM agreed to pay an aggregate of $225,000 to its officers to enable them to pay income taxes accrued while operating AIM as a Subchapter S corporation. Such amount was paid in connection with our Acquisition of AIM.

Transactions Relating to the Merger, Acquisition and Other Closing Transactions:

      On November 30, 2005, Original Gales completed the acquisition (the "Acquisition") from Messrs. Luis Peragallo, Jorge Peragallo, Peter Rettaliata and Dario Peragallo (the "AIM Shareholders"), of all of the outstanding capital stock of AIM. Original Gales had entered into a Stock Purchase Agreement with AIM and the AIM Shareholders ("Acquisition Agreement") as of July 25, 2005. The aggregate purchase price paid to the AIM Shareholders consisted of (i) $3,114,296 in cash, (ii) $1,627,262 principal amount of promissory notes, payable over five years, of which $962,000 were in the form of a secured subordinated promissory note payable to Mr. Luis Peragallo and $665,262 were in the form of unsecured convertible promissory notes ($332,631 payable to Mr. Peter Rettaliata and $332,631 payable to Mr. Dario Peragallo), convertible into shares of Common Stock at a price of $0.40 per share, and (iii) 490,060 shares of newly issued Common Stock. The 490,060 shares of Common Stock issued to the AIM Shareholders were allocated as follows: 253,214 shares to Luis Peragallo, 118,423 shares to Peter Rettaliata and 118,423 shares to Dario Peragallo. The unsecured convertible promissory notes issued to Messrs. Rettaliata and D. Peragallo will automatically be converted into Common Stock if the shares into which such notes may be converted are registered under the Securities Act and such registration has become effective. In addition to the purchase price, Original Gales paid an aggregate of $1,053,862 in connection with the Acquisition, a portion of which represented legal and accounting expenses ($300,000) incurred by AIM and its shareholders and $270,403 to enable AIM's shareholders to pay income taxes accrued prior to closing. The purchase price paid to AIM's shareholders was the result of arms' length negotiation between Original Gales and the AIM shareholders.

      Our employment agreements with Messrs. Gales, Giusto, Rettaliata and D. Peragallo became effective on November 30, 2005 and we issued stock options to them as of such date. See "Executive Compensation - Employment Agreements", above.

      As of November 30, 2005, Original Gales Acquisition Corp., Inc. completed the purchased from entities which are owned, in part, by affiliates of AIM (KPK Realty Corp. and DPPR Realty Corp.), for the aggregate purchase price $4,190,000, of the properties, described above, which were being leased by AIM prior to November 30, 2005 from such entities. The purchase price paid to KPK Realty Corp. was $2,690,000 and the purchase price paid to DPPR Realty Corp. was

$1,500,000. Gales Industries Acquisition Corp., Inc. contemporaneously merged into AIM, with AIM being the surviving entity, so that AIM became the owner of such properties.

                              PLAN OF DISTRIBUTION

      All costs, expenses and fees in connection with the registration of the Common Stock offered by this prospectus will be borne by us. Brokerage commissions, if any, attributable to the sale of the Common Stock will be borne by the selling security holders.

      The selling security holders may sell the Common Stock directly or through brokers, dealers or underwriters who may act solely as agents or may acquire Common Stock as principals. The selling stockholders may distribute the Common Stock in one or more of the following methods:

      o ordinary brokers transactions, which may include long or short sales;
      o transactions involving cross or block trades or otherwise on the open market;
      o purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts under this prospectus;
      o "at the market" to or through market makers or into an existing market for the Common Stock;
      o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents;
      o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or
      o any combination of the above, or by any other legally available means.

      Selling security holders will not be restricted as to the price or prices at which the selling security holders may sell their Common Stock. Sales of Common Stock by the selling security holders may depress the market price of our Common Stock since the number of shares which may be sold by the selling security holders is very large compared to the historical average weekly trading volume of our Common Stock, which has been quite low. Accordingly, if the selling security holders were to sell, or attempt to sell, all of such securities at once or during a short time period, we believe such a transaction would dramatically adversely affect the market price of our Common Stock.

      From time to time a selling security holder may pledge its Common Stock under margin provisions of customer agreements with its brokers or under loans with third parties. Upon a default by the selling security holder, the broker or such third party may offer and sell any pledged securities from time to time.

      In effecting sales, brokers and dealers engaged by a selling security holder may arrange for other brokers or dealers to participate in the sales as agents or principals. Brokers or dealers may receive commissions or discounts from the selling security holder or, if the broker-dealer acts as agent for the purchaser of such Common Stock, from the purchaser in amounts to be negotiated, which compensation as to a particular broker dealer might be in excess of customary commissions customary in the types of transactions involved. Broker-dealers may agree with the selling security holders to sell a specified number of shares of Common Stock at a stipulated price, and to the extent the broker-dealer is unable to do so acting as agent for the selling security holders, to purchase as principal any unsold securities at the price required to fulfill the broker-dealer commitment to the selling security holder. Broker-dealers who acquire securities as principal may then resell those securities from time to time in transactions: in the over-the counter market or otherwise; at prices and on terms prevailing at the time of sale; at prices related to the then-current market price; or in negotiated transactions.

      These resales may involve block transactions or sales to and through other broker-dealers, including any of the transactions described above. In connection with these sales, these broker-dealers may pay to or receive from the purchasers of the Common Stock commissions as described above. The selling security holders may also sell the Common Stock in open market transactions under Rule 144 under the Securities Act, rather than under this prospectus.

      The selling security holders and any broker-dealers or agents that participate with the selling security holders in sales of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act.

      GunnAllen Financial, Inc., is a registered broker dealer and NASD member firm. GunnAllen Financial served as placement agent in our the Offering and received, in addition to cash commissions, five-year warrants to purchase an aggregate of 4,090,950 shares of our Common Stock with an exercise price of $.22 per share. It also served as placement agent in a September 2005 bridge note financing in which Original Gales raised $105,000 and, in connection therewith, GunnAllen Financial received, in addition to a cash commission, a five year warrant to purchase 47,728 shares of Common Stock with an exercise price of $.22 per share. The registration statement of which this Prospectus forms a part includes the shares underlying the warrants held by GunnAllen Financial. In addition, GunnAllen Financial has been retained by us as a financial consultant and receives cash compensation at the rate of $7,500 per month. The advisory agreement is for a minimum period of six months (until August 2006), after which we can terminate the agreement upon thirty days' notice.

      The 4,090,950 shares of Common Stock issuable upon conversion of placement agent warrants received by GunnAllen Financial in connection with the Offering are restricted from sale, transfer, assignment, pledge or hypothecation and may not be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of this registration statement except transfers of the warrants to officers or partners or registered representatives of GunnAllen Financial.

      GunnAllen Financial has indicated to us its willingness to act as selling agent on behalf of the selling shareholders named in this Prospectus under "Selling Security Holders" who purchased our privately placed securities. All shares sold, if any, on behalf of selling shareholders by GunnAllen Financial would be in transactions executed by GunnAllen Financial on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 5% of the gross proceeds. GunnAllen Financial does not have an underwriting agreement with us and/or the selling shareholders and no selling shareholders are required to execute transactions through GunnAllen Financial. Further, other than their existing brokerage relationship as customers with GunnAllen Financial, no selling shareholder has any pre-arranged agreement with GunnAllen Financial to sell their securities through GunnAllen Financial.

      NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this Prospectus through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

      o it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

      o     the complete details of how the selling shareholders shares are and will be held, including location of the particular accounts;
      o     whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and
      o in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this Prospectus available to the selling shareholders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act.

      The selling security holders are subject to applicable provisions of the Securities Exchange Act of 1934 and the SEC's rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of the securities by the selling security holders.

      In order to comply with certain states' securities laws, if applicable, the Common Stock may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the securities may not be sold unless they have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

      We have agreed to indemnify each selling stockholder whose shares we are registering from all liability and losses resulting from any misrepresentations we make in connection with the registration statement.

                            DESCRIPTION OF SECURITIES

      As of August 24, 2005, our shareholders approved an amendment to our Articles of Incorporation which increased the number of our authorized shares of Common Stock, $.001 par value per share, from 30,000,000 to 150,000,000 shares, and authorized 10,000,000 shares of "blank check" preferred stock, $.001 par value per share. In connection with the Reverse Split on November 21, 2005, our total authorized Common Stock was reduced to 120,055,746 shares and our total authorized preferred stock was reduced to 8,003,716 shares.

Common Stock

      We have a total of 120,055,746 authorized shares of Common Stock, $.001 par value, of which 14,723,421 shares were outstanding as of June 13, 2006.

      The holders of Common Stock are entitled to receive dividends when and as declared by the Board out of funds legally available therefore. Upon dissolution of the Company, the holders of Common Stock are entitled to share, pro rata, in the Company's net assets after payment of or provision for all debts and liabilities of the Company, and after provision for any class of Preferred Stock or other senior security which may be issued by the Company. Each share of Common Stock is entitled to participate on a pro rata basis with each other share of such stock in dividends and other distributions declared on shares of Common Stock.

      The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders and may not cumulate their votes for the election of directors. The holders of Common Stock do not have preemptive rights to subscribe for additional shares of any class that may be issued by the Company, and no share of Common Stock is entitled in any manner to any preference over any other share of such stock.

Preferred Stock

      We also have authorized a total of 8,003,716 shares of "blank check" preferred stock, $.001 par value, of which 1,000 shares have been designated Series A Convertible Preferred Stock ("Preferred Stock"). 900 shares of Preferred Stock were issued in connection with the Merger and are outstanding as of May 31, 2006.

      In accordance with the Company's Articles of Incorporation, the Board of Directors may, by resolution, issue additional preferred stock in one or more series at such time or times and for such consideration as the Board of Directors may determine. The Board of Directors is expressly authorized to provide for such designations, preferences, voting power (or no voting power), relative, participating, optional or other special rights and privileges as it determines.

      The Company has the power to issue additional preferred stock, or different classes or series of preferred stock ranking senior to or on parity with the Preferred Stock as to dividend rights or rights upon liquidation, winding up, or dissolution, only with the approval or consent of at least a majority of the then-outstanding shares of Preferred Stock.

      The Company may issue additional preferred stock to effect a business combination, to raise capital or for other reasons. In addition, additional preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of the Company.

The Series A Convertible Preferred Stock

      The holders of Preferred Stock are entitled to receive payment-in-kind dividends (payable in shares of Preferred Stock), prior to and in preference to any declaration or payment of any dividend on the Common Stock, at the rate of 8% per annum. Dividends are cumulative and accrue if not paid. No dividends will accrue on shares of Preferred Stock which are issued as a dividend. If the registration statement of which this prospectus is a part is not declared effective by June 15, 2006, the dividend on the Preferred Stock will be paid in cash from the date of such default until the default is cured. Such dividends will be paid until the Preferred Stock is converted into shares of Common Stock. Fractional shares of Preferred Stock may be issued as a dividend on the Preferred Stock. Each share of Preferred Stock will have a stated value of $10,000 and such stated value will be the basis for calculating dividends on the Preferred Stock. For example, one share of Preferred Stock will accrue a dividend of .08 share of Preferred Stock per year or .02 share of Preferred Stock per quarter and, if dividends are due in cash, will accrue a dividend of $800 per year.

      Subject to adjustment, each share of Preferred Stock is convertible at the option of the holder at any time into 45,455 shares of Common Stock, at the conversion price of $0.22 per share. The Preferred Stock will be automatically converted into Common Stock, at the then applicable conversion rate, at such time as the shares of Common Stock underlying the Preferred Stock have been registered for resale under the Securities Act and the registration statement with respect to such shares has been declared effective. Any fractional share of Common Stock issuable upon conversion of any holder's Preferred Stock will be rounded up to a whole share of Common Stock.

      Without the approval of the holders of at least a majority of the outstanding Preferred Stock voting together as a single class on an as-if-converted to Common Stock basis, the Company will not take any action to
(i) alter, change or amend preferences, privileges or rights of the Preferred Stock, (ii) redeem shares of Preferred Stock or Common Stock, (iii) pay or declare any dividends (other than dividends on the Preferred Stock) or make any other distributions on the Company's capital stock, or (iv) authorize, create and/or issue capital stock with rights or privileges that are or superior to the Preferred Stock.

      The Preferred Stock has anti-dilution protection on a weighted-average basis in the event of future issuances of Common Stock (or securities convertible into Common Stock) at a price (or conversion price) below the price at which the Preferred Stock may be converted into Common Stock, which is $0.22 per share. No such anti-dilution adjustment will be made in the case of the issuance of (i) any shares or other securities in connection with any employee, management or director stock option or incentive plans; (ii) any shares or other securities in connection with any acquisition or merger transactions entered into by the Company or its subsidiaries; (iii) any shares or other securities to the Placement Agent; (iv) any shares of Common Stock issuable upon conversion of the Preferred Stock; and (v) any shares or other securities outstanding as of November 30, 2005 or to be outstanding upon conversion or exercise of such securities.

      The holders of the Preferred Stock do not have any voting rights on matters with respect to which the holders of the Common Stock may vote until six months after the earlier of the termination or the final closing of the Offering, except that the holders of Preferred Stock may vote as a class with respect to the protective provisions relating to the Preferred Stock, set forth in the second preceding paragraph. After such six-month period, the holders of the Preferred Stock will have voting rights as though their shares of Preferred Stock were converted into Common Stock. In addition, the holders of Preferred Stock will vote on an as-if-converted basis if the Company defaults in its obligation to timely file a registration statement with respect to the Common Stock into which the Preferred Stock is convertible and such default is continuing.

      The registration statement of which this prospectus is a part registers all shares of Common Stock issuable upon conversion of the outstanding Preferred Stock and all shares of Preferred Stock which may be issued as dividends during a six-month period following their date of issuance. The holder of the Preferred Stock may transfer to a transferee of Preferred Stock the registration rights with respect to the Preferred Stock. The registration rights of any holder of Preferred Stock will terminate at the earlier of (i) two years from the earlier of the termination or the final closing of the Offering, or (ii) the date as of which all shares of Common Stock underlying such holder's Preferred Stock can be sold in any three-month period without volume restriction in compliance with Rule 144 under the Securities Act. If a registration statement is not declared effective by June 15, 2006, the dividend on the Preferred Stock is required to be paid in cash from the date of such default until the default is cured.

      In the event of any liquidation or winding up of the Company, the holders of Preferred Stock will be entitled to receive, in preference to the holders of Common Stock, an amount equal to two times the stated value of the Preferred Stock, plus any dividends thereon ("Liquidation Payment"). Thereafter, the remaining assets of the Company will be distributed ratably to the holders of Common Stock. If the assets of the Company are insufficient to permit the full payment of the Liquidation Payment, then the assets will be distributed pro rata among the holders of the Preferred Stock.

Original Gales' Series A Convertible Preferred Stock

      Original Gales issued 900 shares of its series A convertible preferred stock in the Private Placement. Such shares of preferred stock have terms which are virtually identical to our Series A Convertible Preferred Stock. In connection with the Merger, the outstanding shares of Original Gales' series A convertible preferred stock were automatically converted, by their terms, into shares of our Series A Convertible Preferred Stock on a one-for-one basis.

                            SELLING SECURITY HOLDERS

      Based on information provided by the selling security holders, the table below sets forth certain information, as of June 13, 2006 unless otherwise noted, regarding the selling security holders.

      Percentage ownership of common stock is based on 14,723,421 shares of our Common Stock outstanding as of June 13, 2006. In addition, the table below assumes, for calculating each selling security holder's beneficial ownership, that options, warrants and convertible securities held by such security holder (but not, unless otherwise noted, those held by any other person) that are exercisable within 60 days as of June 13, 2006, have been exercised and converted and the shares underlying them added to the number of shares of our Common Stock deemed to be outstanding. For purposes of calculating the post-offering ownership of each selling security holder, the table also assumes the sale of all of the securities being offered by such selling security holder. Where the name of a natural person appears next to a selling stockholder, listed below, that is not a natural person, that person has the power to exercise voting and/or investment power over the shares owned by such selling stockholder.

      The second column in the table below lists the number of shares of Common Stock beneficially owned by each selling stockholder, based on his/her ownership of the shares of our Common Stock.

      The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholders.

      The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

      Each of the nine members of our Board of Directors has agreed to a lock-up of their restricted shares (including shares underlying any options, warrants or convertible securities) of Common Stock until November 30, 2006.

      The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

                                                                                        Common stock beneficially owned after
                                                                                                    the offering
Name of selling security holders                     Number of         Number of
                                                     shares of         shares  being
                                                     common stock      offered
                                                     beneficially
                                                     owned prior to                                           Percentage of
                                                     the offering                       Number of shares   outstanding shares
Company Officers and Directors and Certain
Designees:

Michael Gales (1)                                      4,326,219         4,076,219          250,000                *
Louis Giusto (2)                                       3,644,538         3,404,538          240,000                *
Peter Rettaliata (3)                                   1,100,000          950,000           150,000                *
Dario Peragallo (3)                                    1,100,000          950,000           150,000                *
Luis Peragallo (4)                                      253,214           253,214              0                   0
Seymour Siegel (5)                                      100,000           100,000              0                   0
Rounsevelle Schaum (5)                                  100,000           100,000              0                   0
Ira A. Hunt, Jr. (5)                                    100,000           100,000              0                   0
Stephen Nagler (6)                                      145,455           145,455              0                   0
ECH Consulting, Inc. (7)                                325,000           325,000              0                   0
Croft Investments Limited Partnership (8)               250,000           250,000              0                   0

Atlas Capital Services, LLC and Designees: (9)

ACS Holdings, LLC                                       876,705           876,705              0                   0
Edward Wahrsager                                        50,000            50,000               0                   0
Robert A. Schecter                                      185,546           185,546              0                   0
Shimon S. Fishman                                       46,387            46,387               0                   0
Steven Pollan                                           318,592           318,592              0                   0
Atlas Private Equity, LLC                               635,425           635,425              0                   0

$45,000 Bridge Financing Warrants: (10)

Rhoda Lewis                                             45,455            45,455               0                   0
MTP Operating Corp.                                     45,455            45,455               0                   0
Marilyn Thypin                                          68,182            68,182               0                   0

$105,000 Bridge Financing Warrants: (11)

Stephen Caragol                                         340,909           340,909              0                   0
Frank and Cynthia Gasztonyi                             136,364           136,364              0                   0

Placement Agent:

GunnAllen Financial Services, Inc.(12)                 4,138,678         4,138,678             0                   0

Previous Ashlin Shareholders:

James Brown (13)                                        676,268           676,268              0                   0
Robert Africk (14)                                      80,038            80,038               0                   0
Global Business Resources, Inc. (15)                    80,038            80,038               0                   0

Shares Representing Dividends for Preferred
Stockholders: (16)                                     1,636,380         1,636,380             0                   0

Preferred Stockholders from
First Closing of Offering: (17)

IRA FBO James L. Robbins
Pershing LLC As Custodian                               227,275           227,275              0                   0
IRA FBO James J. O'Neill
Pershing LLC As Custodian                               113,638           113,638              0                   0

IRA FBO Theodore Haberer
Pershing LLC As Custodian
Roth Account                                            113,638           113,638              0                   0
IRA FBO John Carlson
Pershing LLC As Custodian                               113,638           113,638              0                   0
IRA FBO Larry W. Williams
Pershing LLC As Custodian                               113,638           113,638              0                   0

IRA FBO Joseph P. Chrisman
Pershing LLC As Custodian
Rollover Account                                        227,275           227,275              0                   0
IRA FBO Thomas A. Ross
Pershing LLC As Custodian                               113,638           113,638              0                   0
IRA FBO Don Walker
Pershing LLC As Custodian
Rollover Account                                        113,638           113,638              0                   0
IRA FBO Andrew McClure
Pershing LLC As Custodian
Rollover Account                                        113,638           113,638              0                   0
IRA FBO Allen Ruth
Pershing LLC As Custodian
Rollover Account                                        113,638           113,638              0                   0
IRA FBO Arthur Kenyon
Pershing LLC As Custodian                               113,638           113,638              0                   0
IRA FBO George A. Lee
Pershing LLC As Custodian
Rollover Account                                        454,550           454,550              0                   0
Michelle Levite DDS
PSP - Pershing LLC As Custodian                         227,275           227,275              0                   0
IRA FBO Sandra Rake
Pershing LLC As Custodian
Rollover Account                                        113,638           113,638              0                   0
IRA FBO Walter G. Clemons
Pershing LLC As Custodian                               113,638           113,638              0                   0
IRA FBO Stanley Watkins
Pershing LLC As Custodian                               113,638           113,638              0                   0
IRA FBO Mike Cushner
Pershing LLC As Custodian                               113,638           113,638              0                   0
James Wickenden                                         909,100           909,100              0                   0
Leon Cooprider                                          113,638           113,638              0                   0
Jonathan Kratter &
Lisa Kratter JT TEN                                    1,363,650         1,363,650             0                   0
Mickey D. Tucker &
Shelley A.Tucker JT WROS
c/o Refinery Specialties                                113,638           113,638              0                   0

Dave Dhondt                                             227,275           227,275              0                   0
Timothy Wallace &
Lisa B. Wallace JT TEN                                  159,093           159,093              0                   0
TWM Capital, LP (Tom Muller)                           1,136,375         1,136,375             0                   0
Gordon Van Vliet                                        454,550           454,550              0                   0
Mark Heiman                                             909,100           909,100              0                   0
David C. Megan                                          454,550           454,550              0                   0
Charles R. Costa &
Carol Costa JT TEN                                      227,275           227,275              0                   0
Alan Harney &
Margie A. Harney JT TEN                                 227,275           227,275              0                   0
Paul Whitcomb                                           227,275           227,275              0                   0
Stuart A. Becker                                        227,275           227,275              0                   0
Stuart Heller                                           454,550           454,550              0                   0
James A. Mastrocola                                     340,913           340,913              0                   0
Randy McFarland
Defined Benefit Plan                                    454,550           454,550              0                   0
Lon Rake                                                227,275           227,275              0                   0
Louis Suglia                                            454,550           454,550              0                   0
Robert Olivadoti &
Lana Olivadoti JT TEN                                   340,913           340,913              0                   0
Kaushik B. Patel                                        113,638           113,638              0                   0
John Signorelli &
Kathleen Signorelli JT TEN                              113,638           113,638              0                   0
Tobias Salgado (BNT Erosion Control)                    568,188           568,188              0                   0
Mathew Zacharia                                         113,638           113,638              0                   0
Beat the Street, Inc. (Barry A. Clark)                  113,638           113,638              0                   0
Paul Gittelson                                          113,638           113,638              0                   0
Chuck Ennis                                             227,275           227,275              0                   0
Daniel Farrell &
Roni Farrell JT TEN                                     113,638           113,638              0                   0
Andrew McClure                                          113,638           113,638              0                   0
William Lynch Defined Benefit Pl
William H. Lynch TTEE                                   227,275           227,275              0                   0
Steven S. Cole &
Anat Cole JT TEN                                        113,638           113,638              0                   0
James F. Selander                                       113,638           113,638              0                   0
Stephan Gais                                            909,100           909,100              0                   0
Robert Wolf
L Wolf Company                                          113,638           113,638              0                   0
Carl & Phillis Elkins Trust
UAD 8/17/98
Carl A. Elkins TTEE                                     454,550           454,550              0                   0
Anthony Rakos &
Dorothy L. Rakos JT WROS                                113,638           113,638              0                   0
Off Shore Drywall, Inc.
c/o Glen R. Goodsell                                    227,275           227,275              0                   0
J & B Rentals Inc. (Neil Kipp)                          227,275           227,275              0                   0
Gerald W. Moreland                                      113,638           113,638              0                   0
Moreland Crosby Industries
Attn: Gerald Moreland                                   113,638           113,638              0                   0

Jochen Burrichter
c/o Hengeler Mueller                                    454,550           454,550              0                   0
Jack Friedman                                           454,550           454,550              0                   0
Daniel A. Diaz                                          454,550           454,550              0                   0
Dr. Herbert Goldberg &
Rosalie Goldberg JT TEN                                 172,729           172,729              0                   0
Joe Pillari &
Loretta Pillari JT TEN                                  227,275           227,275              0                   0
Theodore Brayer & Marilouise Brayer JT TEN              114,911           114,911              0                   0
Joseph Zappulla &
Lawrence F. Frasca TEN COM                              113,638           113,638              0                   0
James Herold                                            113,638           113,638              0                   0
Jerred D. Ruble                                         454,550           454,550              0                   0
Patrick Boyce &
Sonja Boyce JT TEN                                      227,275           227,275              0                   0
Eric Billingsley                                        227,275           227,275              0                   0
George E. Foote                                         454,550           454,550              0                   0
John Bridwell                                           454,550           454,550              0                   0
Betty Bridwell                                          454,550           454,550              0                   0
James Jones &
Diana Jones JT TEN                                      227,275           227,275              0                   0
Greg Small
c/o Deloitte & Touche                                   227,275           227,275              0                   0
Dave Tennant                                            454,550           454,550              0                   0
Patrick Sherman                                         227,275           227,275              0                   0
Kalman Pila                                             227,275           227,275              0                   0
Tim P. Baldwin, Jr.                                     227,275           227,275              0                   0
The Larsen 2000 Revocable Trust
UAD 7/26/00
David L. Larsen & Kristen B. Larsen TTEES               227,275           227,275              0                   0
Paul P. Pompa, Jr.                                      454,550           454,550              0                   0
Jerome A. Shinkay                                       113,638           113,638              0                   0
Ty P. Johnston                                          227,275           227,275              0                   0
David Kincheloe                                         454,550           454,550              0                   0
Caroline Rispoli &
Joseph Rispoli JT TEN                                   227,275           227,275              0                   0
Pedro Hernandez                                         159,093           159,093              0                   0
Mansukh Pipaliya                                        113,638           113,638              0                   0
Steve W. Thompson                                       340,913           340,913              0                   0
Theodore Green                                          113,638           113,638              0                   0
John Klopp                                              227,275           227,275              0                   0
Ronnie Kirkland                                         113,638           113,638              0                   0
Jerry H. Chitwood                                       172,729           172,729              0                   0
Jason Salgado &
Jamie Salgado JT TEN                                    113,638           113,638              0                   0
Joseph G. Albano &
Louise A. Albano JT TEN                                 113,638           113,638              0                   0
Scott Evanter                                           227,275           227,275              0                   0

Thomas Prendergast                                      454,550           454,550              0                   0
Jeffrey A. Grossman
& Elizabeth Grace JT TEN                                113,638           113,638              0                   0
Ken W. Chism                                            454,550           454,550              0                   0
Christopher P. Schlieker                                113,638           113,638              0                   0
Charles S. Madden                                       113,638           113,638              0                   0
Dave Ertler                                             227,275           227,275              0                   0
David Cheung
Kwok Shwg Import Export                                 454,550           454,550              0                   0
PCR Inc. (Jeffrey Cox)                                  113,638           113,638              0                   0
Jay A. Hintze                                           227,275           227,275              0                   0
Charles A. Rizzuto Sr.                                  113,638           113,638              0                   0
John William Long Rev Trust
John William Long TTEE
DTD 7/2/92                                              113,638           113,638              0                   0
Paul Goudie                                             113,638           113,638              0                   0
Joseph J. Perrini &
Tessie Perrini JT TEN                                   213,639           213,639              0                   0
Doug Ross & Lidia Ross JT TEN                           681,825           681,825              0                   0
Robert A. Loe                                           227,275           227,275              0                   0
George D. Johnston
c/o Balfrey & Johnston Inc.                             113,638           113,638              0                   0
Pat McQuillan                                           113,638           113,638              0                   0
James H. Landers &
Agnes L. Miller JT TEN                                  227,275           227,275              0                   0
William H. Reynolds                                     113,638           113,638              0                   0
Preston Morris                                          136,365           136,365              0                   0
Joseph A. Santoro                                       318,185           318,185              0                   0
George M. Martin                                        113,638           113,638              0                   0
James E. Clark                                          227,275           227,275              0                   0
Ira Agustus Hunt, Jr. & Maria P. Hunt (5)               454,550           454,550              0                   0

Preferred Stockholders from
Second Closing of Offering: (18)

Douglas Coleman                                         113,638           113,638              0                   0
John Duncan                                             454,550           454,550              0                   0
J. J. Pierce                                            227,275           227,275              0                   0
E. Scott Nolan                                          113,638           113,638              0                   0
James E. Clark                                          227,275           227,275              0                   0
D. Dale Bryant                                          113,638           113,638              0                   0
Phillip E. Thompson                                     113,638           113,638              0                   0
Abraham M. Fishoff                                      909,100           909,100              0                   0
C & G Family Christopher J. Heller &
Geneva C. Heller TTEES UAD
12/26/1991                                              227,275           227,275              0                   0
James Herold                                            113,638           113,638              0                   0
James A. Dailey, Jr. & Lisa A. Dailey JT TEN            113,638           113,638              0                   0
Piotr D. Moncarz                                        113,638           113,638              0                   0
Doug Ross & Lidia Ross JT TEN                           113,638           113,638              0                   0

Joseph A. Santoro
PSP - Pershing LLC As Custodian                         136,365           136,365              0                   0
C. Eric Mayer                                           113,638           113,638              0                   0
Jeffrey A. Grossman& Elizabeth Grace JT TEN             113,638           113,638              0                   0
Joseph G. Albano & Louise A. Albano JT TEN              45,455            45,455               0                   0
Joseph Zappulla & Lawrence F. Frasca TEN COM            45,455            45,455               0                   0
Ira A. Hunt, Jr. &  Maria P. Hunt (5)                   227,275           227,275              0                   0
Jason Salgado & Jamie Salgado JT TEN                    227,275           227,275              0                   0
Bernard Klein                                           227,275           227,275              0                   0
Michael E. Rose                                         90,910            90,910               0                   0
Mary O'Neil Revocable Trust
Mary R. & James J. O'Neil TTEE
UA DTD 3/25/00                                          86,365            86,365               0                   0
Joseph J. Perrini & Tessie Perrini JT TEN               250,003           250,003              0                   0
Randy McFarland
Defined Benefit Plan                                    454,550           454,550              0                   0
Marty Johnson                                           113,638           113,638              0                   0
Ronald M. Diaz & Sonja Diaz JT TEN                      136,365           136,365              0                   0
James A. Mastrocola                                     113,638           113,638              0                   0
Jonathan Kratter & Lisa Kratter JT TEN                  227,275           227,275              0                   0
Jonathan Webb                                           113,638           113,638              0                   0
Herman Moskowitz                                        113,638           113,638              0                   0
Chuck Ennis                                             48,728            48,728               0                   0
David Davis                                             113,547           113,547              0                   0
Brooklyn Property Management, Ltd.
(Strato Malamas)                                        227,275           227,275              0                   0
Huffman Development Corp
Attn: Mr. Rod Huffman                                   113,638           113,638              0                   0
Shirlee Gordon                                          56,819            56,819               0                   0
Melvin S. Jacobson & Cynthia Jacobson JT WROS           454,550           454,550              0                   0
Adam Harris                                             113,638           113,638              0                   0
Pat McQuillan                                           113,638           113,638              0                   0
George E. Foote                                         227,275           227,275              0                   0
Dave Tennant                                            454,550           454,550              0                   0
Dr. Herbert Goldberg & Rosalie Goldberg JT TEN          54,546            54,546               0                   0
Larry Edgar                                             113,638           113,638              0                   0
Larry Gelbfish                                          454,550           454,550              0                   0
Allan S. Kalt Revocable Trust
UAD 2/11/98 Alan S. Kalt TTEE                           113,638           113,638              0                   0
William B. Perillo & Martha Perillo                     681,825           681,825              0                   0
Lina R. Merlino                                         227,275           227,275              0                   0
Luis Peragallo & Lucia Peragallo (4)                    670,553           670,553              0                   0

Miscellaneous:
Victor J. DiGioia (19)                                  39,000            39,000               0                   0

Rochelle Goldstein (19)                                 29,000            29,000               0                   0
Michael Goldstein (19)                                  10,000            10,000               0                   0
Barbara Ceneglino (19)                                   2,000             2,000               0                   0
Brien Daughney (19)                                     20,000            20,000               0                   0

  Totals:                                           61,814,388        61,024,388

      *     Less than 1%

----------
(1) Beneficially owned shares consist of 4,076,219 shares of Common Stock and vested options exercisable for 250,000 shares of Common Stock at $0.22 per share. Mr. Gales acquired the 4,076,219 shares of our Common Stock as of November 30, 2005 in exchange for the cancellation of the same number of shares of Original Gales common stock. Mr. Gales was the Executive Chairman of Original Gales and, as of November 30, 2005, became our Executive Chairman.

(2) Beneficially owned shares consist of 3,404,538 shares of Common Stock and vested options exercisable for 240,000 shares of Common Stock at $0.22 per share. Mr. Giusto acquired the 3,404,538 shares of our Common Stock as of November 30, 2005 in exchange for the cancellation of the same number of shares of Original Gales common stock. Mr. Giusto was the Chief Financial Officer of Original Gales and, as of November 30, 2005, became our Chief Financial Officer, Treasurer and Vice Chairman.

(3) Beneficially owned shares for each of Mr. Rettaliata and Mr. Peragallo consist of 118,423 shares of Common Stock, vested options exercisable into 150,000 shares of Common Stock at $0.22 per share and a convertible note in the principal amount of $332,631, convertible into 831,577 shares of Common Stock, all of which were acquired as of November 30, 2005 in connection with the Acquisition and the Merger. Mr. Rettaliata has been President of AIM and, as of November 30, 2005, became a director of the Company as well as its President and Chief Executive Officer. As of November 30, 2005, Dario Peragallo became one of our directors as well as our Executive Vice President.

(4) Mr. Luis Peragallo was an officer and major shareholder of AIM prior to November 30, 2005 and is the brother of Jorge Peragallo and father of Dario Peragallo. He acquired such 253,214 shares of Common Stock in connection with the Acquisition on such date. In addition, jointly with his spouse on December 15, 2005, Luis Peragallo acquired shares of our Preferred Stock which can be converted at any time into 670,553 shares of Common Stock.

(5) Messrs. Siegel, Schaum and Hunt are members of our Board of Directors. General Hunt, jointly with his wife, is also the holder of Preferred Stock, convertible into an aggregate of 681,775 shares of Common Stock, which were purchased in the Offering.

(6) Beneficially owned shares consist of 100,000 shares of Common Stock, which Mr. Nagler acquired in exchange for Original Gales common stock which he subscribed for in October 2004, and 45,455 shares of Common Stock issuable upon exercise of a warrant at $0.22 per share. Such warrants were granted to Mr. Nagler when he invested in a Original Gales bridge financing in August 2005. Mr. Nagler, our Secretary and a member of our Board, is a partner of Eaton & Van Winkle LLP, a law firm which is our counsel and, prior to November 30, 2005, was counsel to Original Gales.

(7) ECH Consulting, Inc. is a consultant to us. Its 325,000 Shares of Common Stock were part of a finders' fee which was paid in connection with our PNC Bank loan facility which we entered into on November 30, 2005. Such 325,000 shares were contributed to ECH Consulting, Inc. by Michael Gales and did not require the additional issuance of shares by us. The controlling person of ECH Consulting, Inc. is Edmund Chavez.

(8) Croft Investments Limited Partnership acquired the 250,000 shares of Common Stock as of November 30, 2005 in exchange for the cancellation of the same number of shares of Original Gales common stock. Mr. Milton Barbarosh who controls Croft Investments, acquired such Original Gales shares through subscription as of October 28, 2004.

(9) Atlas Capital Services, LLC was entitled to acquire 1,477,230 shares of our Common Stock as of November 30, 2005 in exchange for the cancellation of the same number of shares of its Original Gales common stock and instructed us to issue such 1,477,230 shares of Common Stock to its designees (ACS Holdings, LLC, Edward Wahrsager, Robert A. Schecter, Shimon
      S. Fishman and Steven Pollan) in the amounts set forth in the table opposite the names of such designees. Atlas Private Equity, LLC holds 226,334 shares of Common Stock, which it acquired by converting a convertible promissory note issued by us in the principal amount of $22,500, and also holds a warrant to purchase 409,091 shares of Common Stock at the exercise price of $.055 per share. It acquired such warrant from us in February 2005 in connection with its purchase of such $22,500 convertible note from us. Atlas Capital Services, LLC, ACS Holdings, LLC and Atlas Private Equity, LLC are directly or indirectly owned by the same entity.

(10) Rhoda Lewis, MTP Operating Corp., Stephen Nagler and Marilyn Thypin were investors in a convertible bridge note financing, completed in August 2005, in which Original Gales raised $45,000 and issued to the investors, along with $45,000 principal amount of convertible notes, warrants exercisable into an aggregate of 204,545 shares of Original Gales common stock at the exercise price of $0.22 per share. These warrants allow for cashless exercise. These warrants were automatically converted as of November 30, 2005 into warrants exercisable into the same number of shares of our Common Stock upon the same terms. The 45,455 shares set forth next to each of Rhoda Lewis' and MTP Operating Corp.'s name, 45,455 of the shares set forth next to Stephen Nagler's name (see note 6 to this table), and the 68,182 shares set forth next to Marilyn Thypin's name, represent shares of Common Stock issuable upon exercise of such warrants. The controlling person of MTP Operating Corp. is David Avital.

(11) Stephen Caragol and Frank and Cynthia Gasztonyi were investors in a bridge note financing (the $105,000 Bridge Financing"), completed in September 2005, in which Original Gales raised $105,000 and issued to the investors, along with $105,000 principal amount of notes, warrants exercisable into an aggregate of 477,273 shares of Original Gales common stock at the exercise price of $0.22 per share. These warrants allow for cashless exercise. These warrants were automatically converted as of November 30, 2005 into warrants exercisable into the same number of shares of our Common Stock upon the same terms. The 340,909 shares set forth next to Stephen Caragol's name, and the 136,364 shares set forth next to Frank and Cynthia Gasztonyi's names, represent shares of Common Stock issuable upon exercise of such warrants. A warrant to purchase 47,728 shares was issued to the placement agent in the $105,000 Bridge Financing (see note 12).

(12) GunnAllen Financial, Inc. was the placement agent for the Offering and the $105,000 Bridge Financing and serves as a consultant to us. The 4,138,678 shares represent shares of Common Stock issuable to GunnAllen upon exercise of placement warrants which were issued to GunnAllen in connection with the Offering in December 2005 and the $105,000 Bridge Financing in September 2005. The placement agent warrants from the Offering may be exercised until December 15, 2010 into a total of 4,090,950 shares of Common Stock and the placement agent warrants from the $105,000 Bridge Financing may be exercised until September 2010 into a total of 47,728 shares of Common Stock. All of such warrants have an exercise price of $0.22 per share and allow for cashless exercise. GunnAllen Financial is an NASD member brokerage firm and a registered broker dealer. It is controlled by Richard A. Frueh, who has the control and power to vote and/or sell the securities held by GunnAllen Financial.

(13) James A. Brown is a member of our Board of Directors and, until November 30, 2005, was our Chairman, Chief Executive Officer and Secretary. Of his 676,268 shares of Common Stock, 100,000 shares were issued to him on November 30, 2005 upon cancellation of the same number of shares of Original Gales common stock (which were issued to him as of November 14, 2005 in connection with his agreement to serve on our Board), approximately 256,119 shares were issued to him in March 2005 in connection with our Plan of Reorganization, approximately 240,112 shares were issued to him in January 2005 in connection with our Plan of Reorganization, and approximately 80,038 shares were issued to him in August 2003 in connection with his services on our Board.

(14) Robert Africk was a consultant to us until November 30, 2005. We issued to him his 80,038 shares of Common Stock as of September 16, 2005 in consideration for consulting services.

(15) We issued to Global Business Resources, Inc. its 80,038 shares of Common Stock in March 2005 in consideration for consulting services. The controlling person of the holder is Peter Goldstein.

(16) The holders of Preferred Stock are entitled to receive dividends of 8% per annum payable in shares of Preferred Stock (the "PIK Dividends"). The 1,636,380 shares of Common Stock represent shares of Common Stock issuable upon conversion of PIK Dividends which would accrue if all of the Preferred Stock remained outstanding for six months from the date of their original issuance.

(17) These selling stockholders were investors in the first closing of the Offering on November 30, 2005. All of the shares listed opposite their names represent shares of Common Stock issuable upon conversion of the Preferred Stock which they purchased in connection with the Offering. Ira
      A. Hunt is a member of our Board of Directors.

(18) These selling stockholders were investors in the second closing of the Offering on December 15, 2005. All of the shares listed opposite their names represent shares of Common Stock issuable upon conversion of the Preferred Stock which they purchased in connection with the Offering. Ira
      A. Hunt is a member of our Board of Directors. Luis Peragallo was an Officer and major shareholder of AIM prior to November 30, 2005 and is the brother of Jorge Peragallo and the father of Dario Peragallo.

(19) These holders are assignees of Goldstein & DiGioia, LLP, a law firm, which acquired 100,000 shares of Common Stock in exchange for Original Gales' common stock which it acquired as of October 2004. Goldstein & DiGioia certain legal services to Original Gales in 2004 and was, for a time, counsel for the Placement Agent in connection with the Offering.

                      MARKET PRICE OF AND DIVIDENDS ON OUR
                            COMMON EQUITY AND RELATED
                               STOCKHOLDER MATTERS

      Our Common Stock is quoted on the OTC Bulletin Board under the trading symbol "GLDS" ("ASHN" prior to February 15, 2006). Prior to the effectiveness of our Plan of Reorganization, our symbol was "HNNS". The prices set forth below reflect the quarterly high and low sale price information for shares of our Common Stock during the last two fiscal years. These quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions. There were no trades of our securities on the OTCBB prior to October 4, 2000.

2006 Quarter Ended                    High                             Low
------------------                    ----                             ---
  March 31, 2006                     $2.25                            $0.30

2005 Quarter Ended                    High                             Low
------------------                    ----                             ---
 December 31, 2005                   $0.85                            $0.11
September 30, 2005                   $0.15                            $0.07
   June 30, 2005                      0.10                             0.06
  March 31, 2005                      0.18                             0.05

2004 Quarter Ended                    High                             Low
------------------                    ----                             ---
 December 31, 2004                   $0.07                            $0.01
September 30, 2004                    0.25                             0.06
   June 30, 2004                      0.75                             0.18
  March 31, 2004                      0.68                             0.13

2003 Quarter Ended                    High                             Low
------------------                    ----                             ---
 December 31, 2003                   $0.53                            $0.11
September 30, 2003                    0.60                             0.07
   June 30, 2003                      0.10                             0.04
  March 31, 2003                      0.05                             0.04

      As of May 31, 2006, there were approximately 77 holders of record of our Common Stock and approximately 164 holders of record of our Preferred Stock.

      Prior to June 29, 2000, we were not a reporting company and were not required to file quarterly, annual, and other reports with the SEC.

      We have not declared or paid any cash dividends on our Common Stock since our inception, and our Board of Directors currently intends to retain all earnings for use in the business for the foreseeable future. Any future payment of dividends will depend upon our results of operations, financial condition, cash requirements, and other factors deemed relevant by our Board of Directors. Prior to the Merger, AIM was a Subchapter S corporation and made distributions to its shareholders to enable them to pay income taxes on their allocable portion of the Company's income.

      As of May 31, 2006, 52,683,495 shares of our Common Stock were subject to issuance upon exercise or conversion of outstanding options or warrants to purchase, or securities convertible into, shares of Common Stock.

      The following table provides information as of December 31, 2005 about our equity compensation plans and arrangements as of December 31, 2005.

            Equity Compensation Plan Information - December 31, 2005

                                                                                                       (c)
                                                                                               Number of securities
                                                                                             remaining available for
                                               (a)                         (b)                future issuance under
                                     Number of securities to        Weighted-average           equity compensation
                                     be issued upon exercise        exercise price of            plans (excluding
                                     of outstanding options,      outstanding options,       securities reflected in
        Plan Category                  warrants and rights         warrants and rights             column (a))
-------------------------------     --------------------------    ----------------------     -------------------------
  Equity compensation plans
 approved by security holders
             (1)                                --                        $ --                          --
-------------------------------     --------------------------    ----------------------     -------------------------
 Equity compensation plans not
 approved by security holders
             (2)                            8,988,678                     $.22                      5,150,000
-------------------------------     --------------------------    ----------------------     -------------------------
        Total (1)(2)                        8,988,678                     $.22                      5,150,000
===============================     ==========================    ======================     =========================

(1) All of the options previously granted under our 1998 Stock Option Plan were terminated or cancelled during 2005. We terminated our 1998 Stock Option Plan following the Merger.

(2) Shareholder approval of our 2005 Stock Incentive Plan was completed as of February 15, 2006. In connection with the Merger, our Board adopted our 2005 Stock Incentive Plan, and issued stock options to purchase 4,850,000 shares to our new executive officers. The vesting and exercise prices of the 4,850,000 options which we granted to executive officers in 2005 are described below in the footnotes under "Executive Compensation - Option Grants In Last Fiscal Period". 5,150,000 shares remain available for grant under our 2005 Stock Incentive Plan. Of the 8,988,678 shares issuable upon exercise of outstanding options, warrants, and other rights, 4,090,950 shares underlie a warrant issued to GunnAllen Financial, Inc. in connection with our offering of our Series A Convertible Preferred Stock and 47,728 shares underlie a warrant issued to GunnAllen Financial, Inc. in connection with our $105,000 Bridge Financing. Both warrants are exercisable at $0.22 per share.

Transfer Agent

      Florida Atlantic Stock Transfer, with offices at 7130 N. Nob Hill Road, Tamarac, Florida 33321-1841, is the registrar and transfer agent for our Common Stock. American Stock Transfer & Trust Company, with offices at 59 Maiden Lane, New York, New York 10038, is the registrar and transfer agent for our Preferred Stock.

                                LEGAL PROCEEDINGS

      A legal action seeking $5,000,000 has been brought against AIM by an independent contractor for personal injury allegedly caused by a fall in AIM's premises. AIM has insurance coverage for this claim in the amount of $4,000,000. The carrier has assumed the defense of this action and at a settlement mediation, the plaintiff made a demand of $2,000,000, which was rejected by the carrier. The Company believes that any judgment or settlement in this matter will be paid by the carrier.

      We were involved in litigation with J.C. Herbert Bryant, III, a former officer, director and shareholder of our Company, and KMS-Thin Tab 100, Inc., which was settled in September 2002. As part of the settlement, we entered into a distribution agreement with Mr. Bryant, beginning on September 26, 2002 and ending on September 25, 2007, permitting Mr. Bryant to purchase certain products from us and to exclusively distribute those products in Florida from Orlando south. In October 2003, we terminated the distribution agreement with KMS based on KMS's breach of material terms of the agreement. On December 1, 2003, we filed suit against KMS-Thin Tab 100, Inc. in the Palm Beach County Circuit Court (Case No. 2003CA012757XXCDAN) for breach of contract, trademark infringement and for a declaration of rights that the distribution agreement is terminated and of no further force and effect. KMS answered the complaint and filed its own counterclaim for fraud in the inducement, trademark infringement, dilution and fraudulent misrepresentation; the fraud-based counterclaims were dismissed with prejudice by the Court on summary judgment. KMS subsequently amended its counterclaim to allege a breach of contract under the distribution agreement. In January 2005, the State Court in Florida ruled that neither party should prevail, and rejected a request for attorney's fees by KMS-Thin Tab 100 Inc., thus adjudicating the matter. KMS-Thin Tab 100 Inc. subsequently filed a notice of appeal.

      Subsequently, on July 29, 2005, the 4th District Court of Appeals granted our motion to dismiss the appeal by KMS-Thin Tab 100 Inc. We are not aware of any other outstanding litigation.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

      (a) On December 15, 2005, we appointed the firm of Goldstein Golub Kessler LLP ("GGK") as our independent auditor and, as of such date, dismissed the firm of Daszkal Bolton LLP ("DB"), which had been serving as our independent auditor up to such date. The change in auditors is in connection with the Merger which occurred on November 30, 2005 and the change in control of the Company relating thereto.

      (b) The reports of DB on our financial statements for the fiscal years ended December 31, 2004 and December 31, 2003 did not contain an adverse opinion, a disclaimer of opinion or any qualifications or modifications related to uncertainty, limitation of audit scope or application of accounting principles, except that such reports of DB express "substantial doubt about our ability to continue as a going concern" and state that "The financial statements do not include any adjustments that might result from the outcome of this uncertainty". These "going concern" qualifications relate only to periods prior to November 30, 2005 and do not relate to the financial statements of Original Gales or AIM. During the fiscal years ending December 31, 2004 and December 31, 2003 and the period from January 1, 2005 to December 15, 2005, we did not have any disagreements (within the meaning of Instruction 4 of Item 304 of Regulation S-K) with DB as to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and there have been no reportable events (as defined in Item 304 of Regulation S-K).

      (c) We have not consulted with GGK regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on our financial statements during the two most recent fiscal years through the present.

      (d) The dismissal of DB and appointment of GGK as our independent auditor was approved by our Board of Directors on December 15, 2005.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article Tenth of our Articles of Incorporation and VII of our By-laws provide for the indemnification of directors to the fullest extent permissible under Florida law.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a Director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

      Our counsel, Eaton & Van Winkle LLP, located in New York, New York, is passing upon the validity of the issuance of the shares of Common Stock that are being offered pursuant this prospectus.

                                     EXPERTS

      Goldstein Golub Kessler LLP, independent certified public accountants, located in New York, New York has audited our financial statements, and Bildner & Giannasco LLP, independent certified public accountants, located in Jericho, New York, has audited AIM's Financial Statements, included in this registration statement to the extent, and for the periods set forth in their reports. We have relied upon such reports, given upon the authority of such firms as experts in accounting and auditing.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

      Stephen Nagler, our Secretary and one of our directors, is also a partner of Eaton & Van Winkle LLP, a law firm which serves as our counsel. Eaton & Van Winkle LLP owns 150,000 shares of our Common Stock. Mr. Nagler is the beneficial owner of 145,455 shares of our Common Stock.

                              FINANCIAL STATEMENTS

      Our unaudited financial statements as of and for the quarter ended March 31, 2006 are included in this prospectus. We have also included in this prospectus the financial statements of Original Gales' as of and for the year ended December 31, 2005, inclusive of the activity of AIM from the date of the Acquisition. To provide a basis of comparison, we have also included with this prospectus the historical financial information of AIM as of and for the 11 months ended November 30, 2005 and as of and for the years ended December 31, 2004 and December 31, 2003.

                          GALES INDUSTRIES INCORPORATED

                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 2006

                          GALES INDUSTRIES INCORPORATED

                                      INDEX

                                                                       Page No.

Condensed Consolidated Financial Statements
Balance  Sheet as of March 31, 2006 (unaudited).....................     F-3

Statement of Operations for the three month period
ended March 31, 2006 (unaudited)....................................     F-4

Statement of Cash Flow for the three month period
ended March 31, 2006 (unaudited)....................................     F-5

Notes to Condensed Consolidated Financial
Statements..........................................................  F-6 - F-10

                          GALES INDUSTRIES INCORPORATED
                  Condensed Consolidated Interim Balance Sheet

                                                                                     Historical        Proforma          Proforma
                                                                                   March 31, 2006     Adjustments     March 31, 2006
                                                                                   --------------     -----------     --------------
                                                                                    (unaudited)                        (unaudited)
ASSETS

Current Assets
  Cash and Cash Equivalents                                                        $    877,812                       $    877,812
  Accounts Receivable, Net of Allowance for Doubtful Accounts
   of $45,000                                                                         3,805,208                          3,805,208
  Inventory                                                                          13,530,482                         13,530,482
  Prepaid Expenses and Other Current Assets                                             323,019                            323,019
  Deposits                                                                               76,924                             76,924
                                                                                   ----------------------------       ------------
Total Current Assets                                                                 18,613,445         $    --         18,613,445

 Property, Plant, and Equipment, net                                                  7,678,003                          7,678,003

 Cash Surrender Value - Officer's Life                                                   37,756                             37,756
 Deferred Financing Costs                                                               451,059                            451,059
 Other Assets                                                                            41,222                             41,222
 Goodwill                                                                             1,265,963                          1,265,963
                                                                                   ----------------------------       ------------
TOTAL ASSETS                                                                       $ 28,087,448         $    --       $ 28,087,448
                                                                                   ============================       ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts Payable and Accrued Expenses                                            $  7,172,396                       $  7,172,396
  Advance Payment - Customers                                                           188,199                            188,199
Mortgage
  Notes Payable - Current Portion                                                     6,483,625                          6,483,625
  Notes Payable - Sellers - Current Portion                                             240,500                            240,500
   Capital Lease Obligations - Current Portion                                          364,990                            364,990
  Due to Sellers                                                                         91,084                             91,084
                                                                                   ----------------------------       ------------
Total current liabilities                                                            14,540,794              --         14,540,794

Long term liabilities
   Notes Payable - Net of Current Portion                                             3,499,529                          3,499,529
   Notes Payable - Sellers - Net of Current Portion                                   1,386,762                          1,386,762
   Capital Lease Obligations - Net of Current Portion                                   725,638                            725,638
Deferred Tax Liability                                                                  662,821                            662,821
                                                                                   ----------------------------       ------------
Total liabilities                                                                    20,815,544              --         20,815,544
                                                                                   ----------------------------       ------------

Commitments and contingencies

Stockholders' Equity
   Series A Convertible Preferred - $.001 Par value, 8,003,716
    Shares Authorized
      900 Shares Issued and Outstanding as of March 31, 2006 and -0-
      shares on a proforma basis; Liquidation Value, $18,240,000                              1              (1)(1)             --
   Common Stock - $.001 Par, 120,055,746 Shares Authorized
      14,723,421 Shares Issued and Outstanding as of March 31, 2006 and
      55,632,921 shares on a proforma basis                                              14,723          40,910 (1)         55,633
   Additional Paid-In Capital                                                         7,870,518         (40,909)(1)      7,829,609
   Accumulated Deficit                                                                 (613,338)                          (613,338)
                                                                                   ----------------------------       ------------
Total Stockholders' Equity                                                            7,271,904               0          7,271,904
                                                                                   ----------------------------       ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $ 28,087,448         $    --       $ 28,087,448
                                                                                   ============================       ============

                         Explanation of Adjustments
--------------------------------------------------------------------------------

(1) Conversion of Preferred Stock to Common Stock that will mandatorily convert on effectiveness of registration statement using latest interim balance sheet
Calculation was derived from 900 shares of preferred stock with each share of
preferred converted                                                                         900
to 45,455 shares of common stock                                                         45,455
                                                                                   ------------
common shares                                                                        40,909,500
common stock par value @ $.001                                                            0.001
                                                                                   ------------
value of common stock                                                                    40,910
                                                                                   ============

            See notes to condensed consolidated financial statements

                          GALES INDUSTRIES INCORPORATED
                 Condensed Consolidated Statement of Operations
               For the three month period ended March 31, 2006 (1)
                                   (unaudited)

Net sales                                                          $  8,898,272

Cost of Sales                                                         7,385,566
                                                                   ------------

Gross profit                                                          1,512,706
                                                                   ------------

Operating costs and expenses:
  Selling and marketing                                                 155,702
  General and administrative                                            849,383
                                                                   ------------
Total operating expenses                                              1,005,085
                                                                   ------------
Income from operations                                                  507,621

Interest and financing costs                                           (325,050)
Gain on sale of life insurance policy                                    53,047
                                                                   ------------
Income before provision for income taxes                                235,618

Provision for income taxes                                               99,253

                                                                   ------------
Net income                                                              136,365

Less: Dividend attributable to preferred stockholders                   180,000

                                                                   ------------
Net loss attributable to common stockholders                       $    (43,635)
                                                                   ============

Loss per share (basic and diluted)                                 $      (0.00)
                                                                   ============

Weighted average shares outstanding (basic and diluted)              14,723,421
                                                                   ============

(1) For the period from October 28, 2004 (date of inception) through March 31, 2005 the Company had no business activity other than the issuance of a $22,500 convertible bridge note that accrued approximately $325 in interest for the three month period ended March 31, 2005; the note and respective accrued interest were subsequently converted to shares of the Company's common stock as part of the Merger (see note 1 to condensed consolidated financial statements) and accordingly a Statement of Operations is not presented.

            See notes to condensed consolidated financial statements

                          GALES INDUSTRIES INCORPORATED
                 Condensed Consolidated Statement of Cash Flows
               For the three month period ended March 31, 2006 (1)
                                   (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                          $   136,365
  Adjustments to Reconcile Net Income to Net
    Cash Used in Operating Activities:
    Depreciation and amortization of property and equipment             138,111
    Amortization of deferred financing costs                             35,148
    Deferred taxes                                                      (13,573)
    Stock based compensation expense                                     25,905
Changes in Assets and Liabilities
(Increase) Decrease in Assets:
  Accounts receivable                                                (1,181,596)
  Inventory                                                            (926,671)
  Prepaid expenses and other current assets                            (112,895)
  Deposits                                                              (11,329)
  Cash surrender value - officer's life insurance                        28,460
  Other assets                                                               84
Increase in Liabilities:
  Accounts payable and accrued expenses                               1,877,767
                                                                    -----------
NET CASH USED IN OPERATING ACTIVITIES                                    (4,225)
                                                                    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                                    (99,645)
                                                                    -----------
NET CASH USED IN INVESTING ACTIVITIES                                   (99,645)
                                                                    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments of capital lease obligations                       (88,944)
  Repayment of notes payable to sellers                                    (148)
  Proceeds from notes payable, net                                       12,358
                                                                    -----------
NET CASH USED IN  BY FINANCING ACTIVITIES                               (76,734)
                                                                    -----------
Net decrease in cash and cash equivalents                              (180,604)
Cash and cash equivalents at the beginning of period                  1,058,416
                                                                    -----------
Cash and cash equivalents at the end of period                      $   877,812
                                                                    ===========
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest                          $   170,995
                                                                    ===========

(1) For the period from October 28, 2004 (date of inception) through March 31, 2005 the Company had no business activity other than the issuance of a $22,500 convertible bridge note that accrued approximately $325 in interest for the three month period ended March 31, 2005; the note and respective accrued interest were subsequently converted to shares of the Company's common stock as part of the Merger and accordingly a Statement of Cash Flow is not presented.

            See notes to condensed consolidated financial statements

Note 1. FORMATION, BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

      Merger and Acquisition

      Ashlin Development Corp. (the "Company" or "Ashlin"), a Florida corporation and its newly-formed subsidiary Merger Sub, entered into a Merger Agreement (the "Merger Agreement") on November 14, 2005 with Gales Industries Incorporated, a privately-held Delaware corporation ("Original Gales"). On November 30, 2005 (the "Closing Date") Original Gales merged (the "Merger") into Merger Sub. Pursuant to the Merger Agreement, the Company issued 10,773,107 shares of its common stock ("Common Stock") (representing 73.6% of Ashlin's outstanding shares) and 900 shares of Series A Convertible Preferred Stock which was initially convertible into 40,909,500 shares of common stock of the Company for all the issued and outstanding shares of Original Gales. As a result of the transaction, the former stockholders of Original Gales became the controlling stockholders of Ashlin. Additionally, since Ashlin had no substantial assets prior to the merger, the transaction was treated for accounting purposes as a reverse acquisition of a public shell. Accordingly, for financial statement presentation purposes, Original Gales was the surviving entity.

      On February 15, 2006, Ashlin changed its name to Gales Industries Incorporated ("we" or the "Company") and its state of domicile from Florida to Delaware.

      Prior to the closing of the Merger, Original Gales, which did not have any business operations other than in connection with the transactions contemplated by the Merger Agreement, acquired (the "Acquisition") all of the outstanding capital stock of Air Industries Machining, Corp. ("AIM"). Because of the change in ownership, management and control that occurred in connection with the Acquisition, in accordance with Statement of Financial Accounting Standards ("SFAS") 141, Business Combinations, the transaction was accounted for as a purchase. Accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on SFAS No. 141. Simultaneously with the Acquisition, AIM entered into a bank facility (the "New Loan Facility") and used proceeds from the facility to acquire real estate (the "Real Estate Acquisition").

      Prior to the Acquisition, Original Gales raised bridge financing. In connection with the Acquisition, Original Gales procured a private placement of Series A Preferred Stock, the proceeds of which were used to acquire AIM. Immediately prior to the Merger, Original Gales had outstanding certain bridge notes convertible into shares of Original Gales' common stock and certain bridge warrants to purchase shares of Original Gales' common stock.

      Original Gales was formed in October 2004 and prior to the Acquisition did not have any business operations or other activity other than transactions contemplated with the Merger. For presentation purposes, (see Note 4) to see what the results of operations would have looked like if we had made the Acquisition on January 1, 2005.

      Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The Company believes that the disclosures are adequate to make the financial information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005, filed with the Securities and Exchange Commission on April 17, 2006. All adjustments were of a normal recurring nature unless otherwise disclosed. In the opinion of management, all adjustments necessary for a fair statement of the results of operations for the interim period have been included. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

Reverse stock split

      Pursuant to the terms of the Merger Agreement, prior to the Merger, Ashlin effected a 1-for-1.249419586 reverse split of its Common Stock (the "Reverse Split"). The Reverse Split became effective November 21, 2005. The Reverse Split reduced the number of shares of Common Stock which the Company had outstanding on a fully diluted basis to 3,868,000. As a result of the Reverse Split, the conversion of the outstanding shares of Original Gales pursuant to the Merger for new shares of the Company's Common Stock was on a one-for-one basis. Any of the Company's shareholders who, as a result of the Reverse Split, held a fractional share of Common Stock received a whole share of Common Stock in lieu of such fractional share. After giving effect to the Reverse Split, prior to the Merger, the Company had outstanding 3,823,980 shares of Common Stock which continued to be outstanding after the Merger.

Use of Estimates

      In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. The more significant management estimates are the useful lives of property and equipment, provisions for inventory obsolescence, unamortized finance costs, accrued expenses and various contingencies. Actual results could differ from those estimates. Changes in facts and circumstances may result in revised estimates, which are recorded in the period in which they become known.

Stock-Based Compensation

      In December 2004, the FASB issued SFAS 123(R) which is a revision of SFAS No. 123 and supersedes Accounting Principles Board Opinion No. 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values at the date of grant. The Company recorded an expense of approximately $26,000 in the accompanying statement of operations for the three month period ended March 31, 2006 in accordance with the measurement requirements under SFAS No. 123 (R) (see Note 3).

Note 2. CASH SURRENDER VALUE - LIFE INSURANCE

      During the quarter ended March 31, 2006, the Company sold one of its key-man life insurance policies. Proceeds from the sale of the insurance policy were $86,000 which was offset by the cash surrender value of $32,953. The resulting gain of $53,047 was recognized as Other Non-Operating Income in the accompanying Statement of Operations for the three month period ended March 31, 2006.

Note 3. STOCK-BASED COMPENSATION ARRANGEMENTS

      During 2005, the Company's Board of Directors approved a stock option plan and reserved 10,000,000 shares of its Common Stock for issuance under the plan. The stock option plan permits the Company to grant non-qualified and incentive stock options to employees, directors, and consultants. Awards granted under the Company's plans vest over four and seven years.

      The Company accounts for its stock option plans under the measurement provisions of Statement of Financial Accounting Standards No. 123(R) (revised 2004), Share-Based Payment ("SFAS 123R"). The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. During the three months ended March 31, 2006, no stock options were granted.

      Certain of the Company's stock options contain features which include variability in grant prices. A portion of the currently issued stock options will be issued based on average trading prices of the Company's Common Stock at the end of a given future period. Due to this variable feature, these stock options are not deemed to be granted for purposes of applying SFAS 123(R) and accordingly, their fair value will be calculated and expensed in future periods.

      At March 31, 2006, 790,000 options are vested and exercisable. The weighted average exercise price of exercisable options at March 31, 2006 was $0.22 per share.

      A summary of the status of the Company's stock options as of March 31, 2006, and changes during the period then ended is presented below:

                                                                                    Weighted
                                                                      Weighted       Average
                                                    Number             Average      Remaining       Aggregate
                                                      of               Exercise    Contractual      Intrinsic
                                                    Shares              Price          Term           Value
                                                   ---------          ---------    -----------      ---------
      Outstanding and reserved for
      grants at
      January 1, 2006                              4,850,000          $    0.32

      Granted                                             --                 --

      Cancelled                                           --                 --

      Exercised                                           --                 --
                                                   ---------          ---------      ---------      --------
      Outstanding and reserved for
      grants at
      March 31, 2006                               4,850,000          $    0.32           9.75       219,620
                                                   =========          =========      =========      ========
      Options vested and exercisable at
      March 31, 2006                                 790,000          $    0.22           9.75        61,620
                                                   =========          =========      =========      ========

      The Company recorded an expense of $25,905 in its consolidated statement of operations for the three month period ended March 31, 2006. The stock option expense relates to stock options granted in the previous fiscal year. The Company granted no stock options during the quarter ended March 31, 2006. The following table illustrates stock options granted through March 31, 2006:

                                                Options Outstanding                        Options Vested and Exercisable
                                 --------------------------------------------------      -----------------------------------

                                                      Weighted-
                                                       Average          Weighted-
                                                      Remaining          Average                              Weighted-
                                     Number          Contractual         Exercise           Number             Average
      Range of Exercise Prices     Outstanding       Life (Years)         Price           Exercisable       Exercise Price
      -------------------------- ----------------    -------------    -------------      --------------   ------------------
        $0.220                         790,000               9.75      $     0.220             790,000        $      0.22

        $0.428                         790,000               9.75      $     0.428                  --                 --

      Based on future market
      price                          3,270,000               9.75              N/A                  --                 --
                                   -----------        -----------      -----------         -----------        -----------

                                     4,850,000               9.75      $      0.32             790,000        $      0.22
                                   ===========        ===========      ===========         ===========        ===========

      A summary of the status of the Company's non-vested shares as of March 31, 2006 and changes during the three months ended March 31, 2006 is presented below:

                                                   Weighted        Weighted
                                                    Average        Average
                                                   Exercise       Remaining
                                      Number       Price Per     Contractual
                                    of Shares        Share     Term (in years)
                                   -----------    -----------  ---------------
      Nonvested Shares at
      January 1, 2006                  790,000    $     0.428           9.75
      Shares based on future
      market price                   3,270,000            N/A            N/A
      Options granted                       --             --             --
      Options vested                        --             --             --
      Options forfeited or
      expired                               --             --             --
                                   -----------    -----------    -----------
      Nonvested shares at
      March 31, 2006                 4,060,000    $     0.428           9.75
                                   ===========    ===========    ===========

      As of March 31, 2006, there was $72,417 of unrecognized compensation cost related to nonvested stock option awards, which is to be recognized over the remaining weighted average vesting period of nine months.

Note 4. UNAUDITED PRO-FORMA FINANCIAL STATEMENTS

      The accompanying unaudited pro forma condensed statement of operations for the three months ended March 31, 2005 gives effect to the Merger Agreement, Acquisition, and Real Estate Acquisition as if they occurred on January 1, 2005. The Acquisition was accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Accounting for Business Combinations. Under the purchase method of accounting, the total purchase price was allocated to the assets acquired and liabilities assumed based upon the fair values at the completion of the Acquisition.

      The unaudited pro forma condensed consolidated Statement of Operations has been prepared for illustrative purposes and are not necessarily indicative of the condensed consolidated results of operations in future periods or the results that would have been realized had the Acquisition actually occurred on January 1, 2005. The pro forma adjustments are based on the information available at the time of the preparation of this document.

                          GALES INDUSTRIES INCORPORATED
                 Condensed Consolidated Statement of Operations

                                                                   For the quarter ended
                                                                         March 31,
                                                               -----------------------------
                                                                   2006             2005
                                                                  Actual
                                                                (unaudited)      (proforma)
                                                               ------------     ------------
      Net sales                                                $  8,898,272     $  6,265,206
      Cost of Sales                                               7,385,566        5,278,591
                                                               ------------     ------------
      Gross profit                                                1,512,706          986,615
                                                               ------------     ------------
      Operating costs and expenses
        Selling and marketing                                       155,702           69,919
        General and administrative                                  849,383          365,855
                                                               ------------     ------------
      Total operating expenses                                    1,005,085          435,774
                                                               ------------     ------------
      Income from operations                                        507,621          550,841
      Other expenses
        Interest and financing costs                               (325,050)        (205,279)
        Gain on sale of life insurance policy                        53,047               --
                                                               ------------     ------------
      Income before provision for income taxes                      235,618          345,562
      Provision for income taxes                                     99,253          138,294
                                                               ------------     ------------
      Net income                                                    136,365          207,268
      Less: Dividend attributable to preferred stockholders         180,000          180,000
                                                               ------------     ------------
      Net income (loss) attributable to common stockholders    $    (43,635)    $     27,268
                                                               ============     ============
      Earnings (loss) per share:
        Basic                                                  $       0.00     $       0.00
                                                               ============     ============
        Diluted                                                $       0.00     $       0.00
                                                               ============     ============
      Weighted average shares outstanding:
        Basic                                                    14,723,421       14,723,421
                                                               ============     ============
        Diluted                                                  14,723,421       27,871,958
                                                               ============     ============

                          GALES INDUSTRIES INCORPORATED

                        CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2005

                          GALES INDUSTRIES INCORPORATED

                                Table of Contents

                                                                       Page No.

Financial Information

Independent Auditor's Report.......................................     F-13

Gales Industries Incorporated - Consolidated Balance  Sheet........     F-14

Gales Industries Incorporated - Consolidated Statement of
  Operations                                                            F-15

Gales Industries Incorporated - Consolidated Statement of
  Stockholders' Equity.............................................     F-16

Gales Industries Incorporated - Consolidated Statement of Cash Flow  F-17 - F-18

Gales Industries Incorporated - Notes to Consolidated Financial
  Statements.......................................................  F-19 - F-37

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Gales Industries Incorporated

We have audited the accompanying consolidated balance sheet of Gales Industries Incorporated and Subsidiaries as of December 31, 2005 and the related consolidated statements of operations, stockholders' equity and cash flows for the period October 28, 2004 (inception) to December 31, 2004 and the year ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gales Industries Incorporated and Subsidiaries as of December 31, 2005, and the results of their operations and their cash flows for the period October 28, 2004 (inception) to December 31, 2004 and the year ended December 31, 2005, in conformity with United States generally accepted accounting principles.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 28, 2006

                          GALES INDUSTRIES INCORPORATED

                 Consolidated Balance Sheet At December 31, 2005

ASSETS

Current Assets
  Cash and Cash Equivalents                                                        $  1,058,416
  Accounts Receivable, Net of Allowance for Doubtful Accounts of $45,000              2,623,612
  Inventory                                                                          12,603,810
  Prepaid Expenses and Other Current Assets                                             210,124
  Deposits                                                                               65,595
                                                                                   ------------

Total Current Assets                                                                 16,561,557

  Property, Plant, and Equipment, net                                                 7,716,469
  Cash Surrender Value - Officer's Life                                                  66,216
  Deferred Financing Costs                                                              486,207
  Other Assets                                                                           41,306
  Goodwill                                                                            1,265,963
                                                                                   ------------
TOTAL ASSETS                                                                       $ 26,137,718
                                                                                   ============
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts Payable and Accrued Expenses                                            $  5,294,629
  Advance Payment - Customers                                                           188,199
  Notes Payable - Current Portion                                                     6,322,665
  Notes Payable - Sellers - Current Portion                                             192,400
  Capital Lease Obligations - Current Portion                                           359,197
  Due to Sellers                                                                         91,232
                                                                                   ------------

Total current liabilities                                                            12,448,322

Long term liabilities
  Notes Payable - Net of Current Portion                                              3,648,131
  Notes Payable - Sellers - Net of Current Portion                                    1,434,862
  Capital Lease Obligations - Net of Current Portion                                    820,375
  Deferred Tax Liability                                                                676,394
                                                                                   ------------

Total liabilities                                                                    19,028,084
                                                                                   ------------

Commitments and contingencies

Stockholders' Equity

  Series A Convertible Preferred - $.001 Par value, 8,003,716 Shares Authorized               1
    900 Shares Issued and Outstanding as of December 31, 2005
    Liquidation Value, $ 18,060,000
  Common Stock - $.001 Par, 120,055,746 Shares Authorized
    14,723,421 Shares Issued and Outstanding as of December 31, 2005                     14,723
  Additional Paid-In Capital                                                          7,844,614
  Accumulated Deficit                                                                  (749,704)
                                                                                   ------------

Total Stockholders' Equity                                                            7,109,634
                                                                                   ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $ 26,137,718
                                                                                   ============

                        See notes to financial statements

                          GALES INDUSTRIES INCORPORATED

  Consolidated Statement of Operations for the Year Ended December 31, 2005(1)

Net sales                                                          $  2,777,409

Cost of Sales                                                         2,539,433
                                                                   ------------

Gross profit                                                            237,976
                                                                   ------------

Operating costs and expenses
  Selling and marketing                                                  34,987
  General and administrative                                            774,401
                                                                   ------------
Total operating expenses                                                809,388
                                                                   ------------
Loss from operations                                                   (571,412)

Interest and financing costs                                            178,292
                                                                   ------------

Net Loss                                                               (749,704)

Less: Dividend attributable to preferred stockholders                    60,000
                                                                   ------------

Net Loss attributable to common stockholders                       $   (809,704)
                                                                   ============

Loss per share (basic and diluted)                                 $      (0.06)
                                                                   ============

Weighted average shares outstanding (basic and diluted)              12,722,060
                                                                   ============

      (1) For the period from October 28, 2004 (date of inception) through December 31, 2004 the Company had no business activity and accordingly a statement of operations is not presented.

                        See notes to financial statements

                          GALES INDUSTRIES INCORPORATED

 Consolidated Statement of Stockholders' Equity For the Period October 28, 2004
      (inception) to December 31, 2004 and the Year Ended December 31, 2005

                                                                            Series A
                                                    Common Stock        Preferred Stock   Additional                       Total
                                               ----------------------   ---------------     Paid-in    Accumulated     Stockholders'
                                                  Shares       Amount   Shares   Amount     Capital     (Deficit)         Equity
                                               ------------   --------  ------   ------  ------------  ------------    ------------
Issuance of common stock effected for
  100,000 for 1 stock split                       8,705,757   $  8,706                   $     (8,706)                 $         --

Retroactive restatement of common stock
  issued in recapitalization                      3,823,980      3,824                       (128,158)                     (124,334)
                                               ------------------------------------------------------------------------------------
Balance, December 31, 2004                       12,529,737     12,530                       (136,864)                     (124,334)

Issuance of common stock to merger
  and acquisition intermediary on
  recapitalization                                1,477,290      1,477                         (1,477)                           --

Contribution of common stock from
  shareholder in connection with
  bank financing                                                                               71,500                        71,500

Value of warrants issued in connection
  with bridge financing                                                                        43,861                        43,861

Beneficial conversion feature on shares
  issued in connection with bridge financing                                                   24,897                        24,897

Non-cash stock option compensation                                                            121,297                       121,297

Issuance of shares in connection with
  convertible note                                  226,334        226                         24,671                        24,897

Issuance of common stock to Sellers                 490,060        490                        489,570                       490,060

Private placement issued at $10,000 per share                              900        1     8,999,999                     9,000,000

Expenses of private placement                                                              (1,792,840)                   (1,792,840)

Net loss                                                                                                   (749,704)       (749,704)
                                               -----------------------  ---------------  ------------  ------------    ------------

Balance, December 31, 2005                     $ 14,723,421   $ 14,723     900   $    1  $  7,844,614  $   (749,704)   $  7,109,634
                                               =======================  ===============  ============  ============    ============

                        See notes to financial statements

                          GALES INDUSTRIES INCORPORATED

  Consolidated Statement of Cash Flows For the Year Ended December 31, 2005(1)

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss                                                                  $   (749,704)
                                                                          ------------
  Adjustments to Reconcile Net Loss to Net
    Cash Used in Operating Activities:
    Depreciation and Amortization                                               78,659
    Write-off of building improvements                                         256,632
    Non-Cash Interest Expense                                                   93,655
    Bad debt expense                                                            45,000
    Non-Cash Compensation Expense                                              121,297
Changes in Assets and Liabilities, net of effects of Acquisition and recapitalization:
(Increase) Decrease In Assets -
  Accounts Receivable                                                          534,378
  Inventory                                                                   (434,362)
  Prepaid Expenses and Other Current Assets                                    (31,058)
  Deposits                                                                     168,499
  Cash Surrender Value - Officer's Life                                         (3,455)
  Other Assets                                                                 (41,306)
Increase (Decrease) In Liabilities -
  Accounts Payable and Accrued Expenses                                     (1,389,406)
  Advance Payment-Customers                                                    188,199
                                                                          ------------
  Total adjustments                                                           (413,268)
NET CASH USED IN OPERATING
  ACTIVITIES (Forward)                                                      (1,162,972)
                                                                          ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid in acquisition, including transaction costs of $1,053,862,
    net of cash received of $47,538                                         (4,120,620)
  Cash received on recapitalization                                              1,684
  Purchase of property and equipment                                        (4,322,975)
                                                                          ------------
NET CASH USED IN INVESTING ACTIVITIES (Forward)                             (8,441,911)
                                                                          ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payment of Principal - Capital Lease Obligations                             (29,277)
  Repayment of notes payable to Officers and Sellers                          (884,815)
  Proceeds from Short-Term Financing, Net                                    9,970,796
  Payment of Notes Payable - Bank                                           (5,180,000)
  Proceeds from Private Placement                                            9,000,000
  Payment of issuance costs on private placement                            (1,792,840)
  Payment of Deferred Financing Costs                                         (420,565)
                                                                          ------------
NET CASH PROVIDED BY
  FINANCING ACTIVITIES (Forward)                                            10,663,299
                                                                          ------------
Net increase in cash and cash equivalents
  and cash and cash equivalents at end of the year                        $  1,058,416
                                                                          ============

(1) For the period from October 28, 2004 (date of inception) through December 31, 2004 the Company had no business activity and accordingly a statement of cash flows is not presented.

                        See notes to financial statements

                          GALES INDUSTRIES INCORPORATED

  Consolidated Statement of Cash Flows For the Year Ended December 31, 2005(1)

NET CASH USED IN OPERATING
  ACTIVITIES (Brought Forward)                                                  $ (1,162,972)
                                                                                ------------
NET CASH USED IN INVESTING ACTIVITIES (Brought Forward)                           (8,441,911)
                                                                                ------------
NET CASH PROVIDED BY
  FINANCING ACTIVITIES (Brought Forward)                                          10,663,299
                                                                                ------------
Net increase in cash and cash equivalents
  and cash and cash equivalents at end of the year                              $  1,058,416
                                                                                ============
Supplemental cash flow information
  Cash paid during the year for interest                                        $     64,078
                                                                                ============
Supplemental schedule of non cash investing and financing activities
  Shares issued in connection with deferred financing costs                     $     71,500
                                                                                ============
  Beneficial conversion feature charged as interest on bridge financing         $     24,897
                                                                                ============
  Common stock issued on conversion of bridge note                              $     24,897
                                                                                ============
  Issuance of warrants in bridge financing                                      $     43,861
                                                                                ============
  Common stock issued to Sellers in acquisition                                 $    490,060
                                                                                ============
  Net liabilities assumed on recapitalization restated to 2004                  $    124,334
                                                                                ============
  Notes payable issued for acquisition                                          $  1,627,262
                                                                                ============
  The Company purchased all of the outstanding stock of AIM for an aggregate purchase price of $6,285,480,including transaction costs, and in conjunction with this acquisition, liabilities assumed were as follows:
          Fair value of assets acquired                                         $ 20,884,787
          Consideration given for acquisition                                      6,285,480
                                                                                ------------
          Liabilities assumed                                                   $ 14,599,307
                                                                                ============

(1) For the period from October 28, 2004 (date of inception) through December 31, 2004 the Company had no business activity and accordingly a statement of cash flows is not presented.

                        See notes to financial statements

                          GALES INDUSTRIES INCORPORATED
                 Notes to the Consolidated Financial Statements

Note 1. FORMATION AND BASIS OF PRESENTATION

      Merger and Acquisition

      Ashlin Development Corp (the "Company" or "Ashlin"), a Florida corporation and its newly-formed subsidiary, Merger Sub, entered into a Merger Agreement (the "Merger Agreement") on November 14, 2005 with Gales Industries Inc., a privately-held Delaware corporation ("Gales"). On November 30, 2005 (the "Closing Date") Gales merged (the "Merger") into Merger Sub. Pursuant to the Merger Agreement, the Company issued 10,673,107 shares of common stock (representing 73.6% of Ashlin's outstanding shares) and 900 shares of Series A Convertible Preferred Stock which is convertible into 40,909,500 shares of common stock of the Company for all the issued and outstanding shares of Gales. As a result of the transaction, the former stockholders of Gales became the controlling stockholders of Ashlin. Additionally, since Ashlin had no substantial assets prior to the merger, the transaction was treated for accounting purposes as a reverse acquisition of a public shell and the transaction has been accounted for as a recapitalization of Gales rather than a business combination. The historical financial statements of Gales are now the historical statements of the Company. The historical stockholders' equity of Gales have been restated to reflect the capitalization.

      On February 15, 2006, Ashlin changed its name to Gales Industries Incorporated and its state of domicile from Florida to Delaware.

      Prior to the closing of the Merger, Gales, which did not have any business operations other than those in connection with the Merger Agreement (the "Acquisition"), acquired all of the outstanding capital stock of Air Industries Machining Corp ("AIM"). Because of the change in ownership, management and control that occurred in connection with the Acquisition, in accordance with Statement of Financial Accounting Standards ("SFAS") 141, Business Combinations, the transaction was accounted for as a purchase (See Note 13 Acquisition). Accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on SFAS No.141. Simultaneous with the Acquisition, AIM entered into a bank facility and used proceeds from the facility to acquire real estate (See Note 13 Real Estate Acquisition and Credit Facility).

      Prior to the Acquisition, Gales raised bridge financing. In connection with the Acquisition, Gales procured a private placement of Series A Preferred Stock, the proceeds of which were used to acquire AIM (See Note 13 Bridge Financing, and Private Placement). Immediately prior to the Merger, Gales had outstanding certain bridge notes convertible into shares of Gales' common stock and certain bridge warrants to purchase shares of Gales' common stock.

                          GALES INDUSTRIES INCORPORATED
                 Notes to the Consolidated Financial Statements

      The financial statements presented are those of Gales and its wholly - owned subsidiary AIM from the date of acquisition, November 30, 2005, to December 31, 2005. Gales was formed in October 2004 and prior to the Acquisition did not have any business operations or other activity. For presentation purposes, see Note 14 for the results of pro forma operations if the acquisition occurred on January 1, 2005 and 2004.

      Reverse stock split

      Pursuant to the terms of the Merger Agreement, prior to the Merger, Ashlin effected a 1-for-1.249419586 reverse split of its Common Stock (the "Reverse Split"). The Reverse Split became effective November 21, 2005. The Reverse Split reduced the number of shares of Common Stock which the Company had outstanding on a fully diluted basis to 3,868,000. As a result of the Reverse Split, the conversion of the outstanding shares of Gales pursuant to the Merger for new shares of the Company's Common Stock was on a one-for-one basis. Any of the Company's shareholders who, as a result of the Reverse Split, held a fractional share of Common Stock received a whole share of Common Stock in lieu of such fractional share. After giving effect to the Reverse Split, prior to the Merger, the Company had outstanding 3,823,980 shares of Common Stock which continued to be outstanding after the Merger.

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Principal Business Activity

      The Company is primarily engaged in manufacturing aircraft structural parts and assemblies principally for prime defense contractors in the aerospace industry in the United States. The Company's customer base consists mainly of publicly traded companies in the aerospace industry.

      Principles of Consolidation

      The accompanying consolidated financial statements include accounts of the Company and Merger Sub and Merger Sub's wholly owned subsidiary, AIM. Significant intercompany accounts and transactions have been eliminated in consolidation. The operations of the Company are conducted principally through AIM.

      Cash and Cash Equivalents

      Cash and cash equivalents include all highly liquid debt instruments with an original maturity of three months or less. Cash consists of aggregate cash balances in the Company's bank accounts and cash equivalents consist primarily of money market accounts.

      Accounts Receivable

      Accounts receivable are reported at their outstanding unpaid principal balances net of allowances for bad debt. The Company provides for allowances for uncollectible receivables based on management's estimate of uncollectible amounts at year-end, considering age, collection history, and any other factors considered appropriate.

                          GALES INDUSTRIES INCORPORATED
                 Notes to the Consolidated Financial Statements

      Inventory Valuation

      The Company values inventory at the lower of cost on a first-in-first-out basis or market.

      The Company purchases inventory only when it has signed non-cancellable contracts with its customers for orders of its finished goods. The Company occasionally produces finished goods in excess of purchase order quantities in anticipation of future purchase order demands but historically this excess has been used in fulfilling future purchase orders. The Company occasionally evaluates inventory items that are not secured by a purchase orders and reserves for obsolescence accordingly. The Company also reserves an allowance for excess quantities, slow-moving goods, and obsolete items.

      Property and Equipment

      Property and equipment are carried at cost net of accumulated depreciation and amortization. Repair and maintenance charges are expensed as incurred. Property, equipment, and improvements are depreciated using the straight-line method over the estimated useful lives of the assets. Expenditures for repairs and improvements in excess of $1,000 that add to the productive capacity or extend the useful life of an asset are capitalized. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and any related gain or loss is reflected in earnings.

      Impairment of Long Live Assets

      The Company reviews long-lived assets for impairment at the facility level annually or if events or circumstances indicate that the carrying value of such assets may not be fully recoverable. Impairment is evaluated based on the sum of undiscounted estimated future cash flows expected to result from use of the assets compared to its carrying value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If impairment is recognized, the carrying value of the impaired asset is reduced to its fair value, based on discounted estimated future cash flows.

      Deferred Financing Cost

      Costs connected with obtaining and executing debt arrangements are capitalized and amortized on the straight-line basis over the term of the related debt.

      Revenue Recognition

      The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition." The Company generally recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable. Payments received in advance from customers for products delivered are recorded as customer advance payments until earned, at which time revenue is recognized.

                          GALES INDUSTRIES INCORPORATED
                 Notes to the Consolidated Financial Statements

      Cost of Goods Sold

      Costs for goods sold includes all direct material, labor costs, tooling and those indirect costs related to manufacturing, such as indirect labor, supplies, tools, repairs and depreciation costs.

      Use of Estimates

      In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. The more significant management estimates are the useful lives of property and equipment, provisions for inventory obsolescence, accrued expenses and various contingencies. Actual results could differ from those estimates. Changes in facts and circumstances may result in revised estimates, which are recorded in the period in which they become known.

      Credit Risk

      Financial instruments involving potential credit risk include accounts receivable. Of the accounts receivable balance outstanding as of December 31, 2005 approximately 23% and 10% are attributable to two respective customers.

      One customer accounted for approximately 51% of the total revenues for the year ended December 31, 2005.

      Fair Value of Financial Instruments

      The Company has estimated the fair value of financial instruments using available market information and other valuation methodologies in accordance with SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." Management of the Company believes that the fair value of financial instruments, consisting of cash, accounts receivable, accounts payable and accrued liabilities, approximates carrying value due to the immediate or short-term maturity associated with these instruments and that the notes payable approximate fair value in that they carry market-based interest rates.

      Income Taxes

      Income taxes are calculated using an asset and liability approach as prescribed by SFAS No. 109, Accounting for Income Taxes. The provision for income taxes includes federal and state taxes currently payable and deferred taxes, due to temporary differences between financial statement and tax bases of assets and liabilities. In addition, future tax benefits are recognized to the extent that realization of such benefits is more likely than not. Valuation allowances are established when management determines that it is more likely than not that some portion or all of the deferred asset will not be realized. The effect of a change in tax rates is recognized as income or expense in the period of change.

                          GALES INDUSTRIES INCORPORATED
                 Notes to the Consolidated Financial Statements

      Earnings per share

      Basic earnings per share is computed by dividing the net income applicable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. Potentially dilutive shares, using the treasury stock method, are included in the diluted per-share calculations for all periods when the effect of their inclusion is dilutive.

      The Company did not include 5,229,589 warrants and 4,850,000 options to purchase the Company's common stock in the calculation of diluted earnings per share for the year ended December 31, 2005 because the effects of their inclusion are anti-dilutive.

      Stock-Based Compensation

      In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123 (R)). SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense based on their fair value. Effective December 31, 2005, the Company adopted, earlier than required, the fair value recognition provisions of SFAS No. 123(R).

      Goodwill

      Goodwill represents the excess of the acquisition cost of businesses over the fair value of the identifiable net assets acquired. The Company applies SFAS No. 142, Goodwill and Other Intangible Assets and accordingly does not amortize goodwill but tests it for impairment. Impairment testing for goodwill will be performed annually, and more frequently when indicators of impairment exist, using a two-step approach. Step one compares the fair value of the net assets of the relevant reporting unit (calculated using a discounted cash flow method) to its carrying value, a second step is performed to compute the amount of the impairment. In this process, a fair value for goodwill is estimated, based in part on the fair value of the operations, and is compared to its carrying value. The shortfall of the fair value below carrying value represents the amount of goodwill impairment.

      Recently Issued Accounting Standards

      In December 2004, the FASB issued SFAS 123(R) which is a revision of SFAS No. 123 and supersedes Accounting Principles Board Opinion No. 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values at the date of grant. Pro forma disclosure is no longer an alternative reporting method under SFAS No. 123(R). The Company recorded an expense of $121,297 in the accompanying statement of operations for the year ended December 31, 2005 in accordance with the measurement requirements under SFAS No. 123 (R) (see Note 12).

                          GALES INDUSTRIES INCORPORATED
                 Notes to the Consolidated Financial Statements

      In November 2004, the FASB issued SFAS No. 151, Inventory Costs, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company believes that SFAS No. 151 will not have a material effect on its consolidated financial statements for the year ended December 31, 2006.

      In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, which eliminates the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company believes that SFAS No. 153 will not have a material effect on its consolidated financial statements for the year ended December 31, 2006.

Note 3. INVENTORY

      The components of inventory consisted of the following as of December 31, 2005:

                                   December 31, 2005
                                   -----------------
      Raw Materials                $       2,319,523
      Work in Progress                     4,905,535
      Finished Goods                       5,378,752
                                   -----------------
      Total Inventory              $      12,603,810
                                   =================

                          GALES INDUSTRIES INCORPORATED
                 Notes to the Consolidated Financial Statements

Note 4. PROPERTY AND EQUIPMENT

      The components of property and equipment, at cost, as of December 31, 2005:

                                            December 31, 2005     Useful Lives
                                            -----------------   ---------------
Land                                        $       1,075,589          --
Building                                            3,226,767   25 - 31.5 years
Machinery and Equipment                             1,766,829       5 - 8 years
Capital Lease Machinery and Equipment               1,145,171       5 - 8 years
Tools and Instrument                                  253,994           7 years
Building Improvements                                  17,700          25 years
Automotive Equipment                                   26,827           5 years
Furniture and fixtures                                248,998        5- 8 years
                                            -----------------
Total property, plant, and equipment                7,761,875

Less: Accumulated Depreciation (including
  $27,434 attributable to capital leases)             (45,406)
                                            -----------------

Property, plant, and equipment, net         $       7,716,469
                                            =================

      Depreciation and amortization expense for the year ended December 31, 2005 amounted to $45,406.

Note 5. NOTES PAYABLE - BANKS AND CREDIT FACILITY

      On November 30, 2005 the Company executed a credit facility with PNC Bank N.A. (the "New Loan Facility"), secured by all of its assets and the real property acquired in the Real Estate Acquisition (see Note 13).

      The New Loan Facility provides for a maximum loan amount of $14,000,000 consisting of (i) a $9,000,000 revolving loan, (ii) a $3,500,000 term loan, and (iii) a $1,500,000 equipment financing loan. Upon completion of the New Loan Facility, the Company paid to a third party a finder's fee aggregating $196,500 which amount is included in deferred financing costs. The finder's fee consisted of $125,000 in cash and 325,000 shares of the Company's Common Stock. Such shares, which were valued at $0.22 per share, were contributed by one of the Company's senior executives and accordingly were accounted for as a capital contribution.

                          GALES INDUSTRIES INCORPORATED
                 Notes to the Consolidated Financial Statements

      The revolving loans bear interest, based at the option of the Company, that is based on (i) the higher of (A) PNC's base commercial lending rate as published from time to time ("PNC Rate") plus 0.25% or (B) the Federal Funds rate plus 0.5%, or (ii) the Eurodollar Rate for the Interest Period selected by the Company plus 2.5%. The revolving loans had an interest rate of at 6.94% per annum on December 31, 2005. The revolving loans, equipment loans and the term loan are due and payable in full on November 30, 2009 ("Termination Date") unless PNC agrees to extend the Termination Date. At December 31, 2005, the revolving loan had a balance of $5,942,661.

      The term loan is for a period of 4 years and bears interest, at the option of the Company at the end of an interest period, at the (i) PNC Rate plus 0.50% per annum or (ii) the Eurodollar Rate for the interest period selected by the Company plus 2.75 %. The term loan requires forty eight consecutive payments of $31,667 commencing in January 2006, provided that all unpaid amounts on November 30, 2009 must then be paid in full unless the Termination Date is extended by PNC. At December 31, 2005, the term loan had balance of $3,500,000. The term loan has an interest rate of 7.19% per annum on $3,468,333 of the balance and 7.75% per annum on the remaining $31,667.

      The equipment loans bear interest, at the option of the Company, that is based on (i) the PNC Rate plus 0.50% per annum or (ii) the Eurodollar Rate for the interest period selected plus 2.75% per annum. The equipment loan had an interest rate of 7.50% per annum at December 31, 2005. Such equipment financing is limited to an aggregate of $750,000 in any fiscal year of the Company and amortized in equal installments of sixty months following the close of each "borrowing period", the first of which ends December 31, 2006 and each subsequent "borrowing period" ends on each December 31 thereafter. All equipment loans are due and payable on November 30, 2009, unless the Termination Date is extended by PNC. As of December 31, 2005, the equipment financing loan had a balance of $528,135.

      To the extent that the Company may dispose of collateral used to secure any of the New Loan Facility, other than inventory, the Company must promptly repay the draws on the credit facility in amount equal to the net proceeds of such sale.

      The terms of the New Loan Facility require that, among other things, the Company maintain certain financial ratios and levels of working capital and triggers for pre-maturing the due dates of the loans. As of December 31, 2005 the Company has met these terms. The New Loan Facility is also secured by all assets of the Company and the Company's receivables are payable directly into a lockbox controlled by PNC (subject to the terms of the New Loan Facility). Also one of those triggers provides that PNC may use some elements of subjective business judgment in determining whether a material adverse change has occurred in the Company's condition, results of operations, assets, business, properties or prospects. As such, the revolving loan has been classified as a current liability.

                          GALES INDUSTRIES INCORPORATED
                 Notes to the Consolidated Financial Statements

      Interest expense related to these credit facilities amounted to $51,392 for the year ended December 31, 2005.

      The Company incurred an aggregate of $492,065 in finders' fees and legal costs in connection with the New Loan Facility which is being amortized over the 48 month term of the New Loan Facility. For the period ended December 31, 2005, the Company amortized $5,858 of these costs.

      As of December 31, 2005, future minimum principal payments are as follows:

                    Year                     Amount
                  -------                 -----------
                    2006                  $ 6,322,665
                    2007                      485,631
                    2008                      485,631
                    2009                    2,676,869
                                          -----------
                                            9,970,796
                 Less: Current portion     (6,322,665)
                                          -----------
                 Long-term portion        $ 3,648,131
                                          ===========

Note 6. CASH SURRENDER VALUE - LIFE INSURANCE

      The Company is the owner and beneficiary of key-man life insurance policies carried on the lives of certain key and former executives with cash surrender values. The aggregate face amounts of the policies were $3,250,000 for the year ended December 31, 2005. There are loans in place against these policies. As of December 31, 2005 the cash surrender value was $66,216, net of $226,632 in loans. As the Company has the right to offset the loans against the cash surrender value of the policies, the Company presents the net asset in its consolidated financial statements.

Note 7. CAPITAL LEASES PAYABLE-EQUIPMENT

      The Company is committed under several capital leases for manufacturing and computer equipment. All leases have bargain purchase options that gives the Company the right to exercise at the termination of each lease. Capital lease obligations totaled $1,179,572 as of December 31, 2005.

                          GALES INDUSTRIES INCORPORATED
                 Notes to the Consolidated Financial Statements

      As of December 31, 2005, future minimum lease payments, including imputed interest, with remaining terms of greater than one year are as follows:

               Year                                       Amount
               ----                                      ---------
               2006                                      $ 440,140
               2007                                        427,586
               2008                                        422,878
               2009                                         37,735
                                                         ---------
               Total future minimum lease payments       1,328,339
               Less: imputed interest                     (148,767)
               Less: current portion                      (359,197)
                                                         ---------
               Total long-term capital lease obligation  $ 820,375
                                                         =========

Note 8. EMPLOYEE BENEFITS PLANS

      The Company has a defined contribution plan under Section 401(k) of the Internal Revenue Code ("the Plan"). Pursuant to the Plan qualified employees may contribute a percentage of their pretax eligible compensation to the Plan. The Company does not match any contributions that employees may make to the Plan.

      The employees of the Company are members of the United Service Workers Union IUJAT Local 355 (the "Union"), which provides medical benefit plans at defined rates which are contributed in their entirety by the Company.

Note 9. NOTES PAYABLE - SELLERS

      On November 30, 2005, as part of the stock purchase between Gales and AIM (See Note 13), Gales issued notes payable for an aggregate of $1,627,262 to three former AIM shareholders, two of whom have become part of the Company's senior management and are also stockholders in the Company.

      The notes payable to the two senior management members aggregate $665,262 and mature on November 30, 2010, along with accrued interest which bear an interest rate equal to Prime Rate plus 0.5% per annum, (7.75% at December 31, 2005). Interest shall accrue on any portion of the principal amount of these notes outstanding after November 30, 2010 until payment thereof in full, at a floating rate equal to the Prime Rate plus 7% per annum. Subsequent to January 1, 2006, all of the outstanding principal amounts of these notes together with accrued interest are convertible, at the option of the Company, into shares of the Company's common stock at $0.40 per

                          GALES INDUSTRIES INCORPORATED
                 Notes to the Consolidated Financial Statements

      share. From and after the earlier of (i) January 1, 2007, and (ii) the first date on which the Company intends to effect any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger, or consolidation or other combination of the Company with or into any other Company, or any sale or transfer of all or substantially all of the assets of the Company, the outstanding principal amount of these notes together with interest accrued thereon is convertible, at the option of the holder, into the Company's Common Stock at $0.40 per share.

      The remaining note of $962,000 matures on September 30, 2010 is subordinated to all of Gale's senior debt and is payable in twenty consecutive calendar quarters of equal installments of principal plus accrued interest commencing on December 31, 2005. The interest rate on this note is equal to Prime Rate plus 0.5% per annum (7.75% at December 31, 2005). Interest on outstanding balances at September 30, 2010, in the event of nonpayment, shall accrue at a floating rate equal to the Prime Rate plus 7% per annum.

      As of December 31, 2005, future minimum principal payments on these notes to the three former shareholders are as follows:

                    Year                      Amount
                    ----                    -----------
                    2006                    $   192,400
                    2007                        192,400
                    2008                        192,400
                    2009                        192,400
                    2010                        857,662
                                            -----------
                                              1,627,262
                 Less: Current portion         (192,400)
                                            -----------
                 Long-term portion          $ 1,434,862
                                            ===========

      Interest expense on these notes amounted to $10,711 for the year ended December 31, 2005.

Note 10. COMMITMENTS AND CONTINGENCIES

      Litigation

      A legal action has been brought against the Company for personal injuries sustained by an independent contractor as a result of a fall on the Company's premises. The Company has insurance coverage for this claim in the amount of $4,000,000. The carrier has assumed the defense of this action and at a settlement mediation, the plaintiff made a demand of $2,000,000 which was rejected by the carrier. The Company believes that any judgement or settlement in this matter will be paid by the carrier.

      Customer Audits

      The Company's government contracts and those of many of its customers are subject to the procurement rules and regulations of the United States government, including the Federal Acquisition Regulations ("FAR"). Many of the contract terms are dictated by these rules and regulations. During and after the fulfillment of a government contract, the Company may be audited in respect of the direct and allocated indirect costs attributed thereto. These audits may result in adjustments to its contract costs. Additionally, the Company may be subject to U.S. government inquiries and investigations because of its participation in government procurement. Any inquiry or investigation can result in fines or limitations on the Company's ability to continue to bid for government contracts and fulfill existing contracts.

                          GALES INDUSTRIES INCORPORATED
                 Notes to the Consolidated Financial Statements

      The Company believes that it is in substantial compliance with all federal, state and local laws and regulations governing its operations and has obtained all material licenses and permits required for the operation of its business.

      Employment Contracts

      In September 2005, the Company entered into employment agreements (the "Agreements") with four senior executives that became effective November 30, 2005. The Agreements are for a period of approximately eight years. Additionally, the Agreements provide for annual base compensation aggregating $940,000. The Board, at its sole discretion, determines whether a bonus is issued. To the extent that the Board authorizes issuances of bonuses, two senior executives will receive at least 50% of their annual base compensation. Each senior executive's agreement also call for grants of stock options to purchase the Company's common stock aggregating 4,850,000 shares of which 1,580,000 have been granted as of December 31, 2005.

Note 11. INCOME TAXES:

      The components of deferred income tax assets as of December 31, 2005, are as follows:

Federal loss after temporary differences carryforward
(expires in 2025)                                                     $  75,198
Bad debts                                                                36,014
Contributions                                                               400
Inventory - 263A Adjustment                                             137,897
Non-cash compensation                                                    65,962
                                                                      ---------
Total deferred tax asset                                                312,471
Valuation allowance                                                    (312,471)
                                                                      ---------
Net deferred tax asset                                                $      --
                                                                      =========

The component of the deferred tax liability as of December 31, 2005 is as follows:

Property and equipment                                                $ 676,394
                                                                      ---------
Total deferred tax liability                                          $ 676,394
                                                                      =========

      The difference between income taxes computed at the statutory federal rate and the provison for income taxes for the year ended December 31, 2005 relates to the following:

Tax benefit at federal statutory rate                                     34.00%
State income taxes, net of federal income tax benefit                      6.02%
                                                                      ---------
                                                                          40.02%
Valuation allowance                                                      -40.02%
                                                                      ---------
Total effective tax rate                                                     --
                                                                      =========

                          GALES INDUSTRIES INCORPORATED
                 Notes to the Consolidated Financial Statements

      The provision for income taxes differs from the amount of income tax determined by applying the applicable statutory rate to the loss before income taxes. This difference, as shown in the above table, is due to a full reserve of our benefit for the utilization for net operation losses since utilization cannot be determined to be more likely than not per SFAS 109.

Note 12. STOCK-BASED COMPENSATION ARRANGEMENTS

      During 2005, the Company's Board of Directors approved a stock option and reserved 10,000,000 shares of its Common Stock for issuance under the plan. The stock option plan permits the Company to grant non-qualified and incentive stock options to employees, directors, and consultants. Awards granted under the Company's plans vest over four and seven years.

      The Company accounts for its stock option plans under the measurement provisions of Statement of Financial Accounting Standards No. 123(R) (revised 2004), Share-Based Payment ("SFAS 123(R)"). The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in the year ended December 31, 2005: risk-free interest rates ranged from 4.095% to 4.375%; expected dividend yields of 0%; expected terms to exercise of 10 years after vesting; and expected volatility of 35%. The weighted average fair values of options granted are $0.17.

      The Company's stock options contain features which include variability in grant prices. A portion of the currently issued stock options will be issued based on average trading prices of the Company's Common Stock at the end of a given future period. Due to this variable feature, these stock options are not deemed to be granted for purposes of applying SFAS 123(R) and accordingly, their fair value will be calculated and expensed in future periods.

      At December 31, 2005, 790,000 options are vested and exercisable. The weighted average exercise price of exercisable options at December 31, 2005 was $0.22 per share.

      A summary of the status of the Company's stock options as of December 31, 2005, and changes during the year then ended is presented below:

                          GALES INDUSTRIES INCORPORATED
                 Notes to the Consolidated Financial Statements

                                                                        Weighted
                                                        Number          Average
                                                          of            Exercise
                                                        Shares           Price
                                                      ---------        ---------
Outstanding at beginning of year                             --               --
Granted and reserved for grants                       4,850,000        $    0.32
Cancelled                                                    --               --
Exercised                                                    --               --
                                                      ---------        ---------
Outstanding at end of year                            4,850,000        $    0.32
                                                      =========        =========

The Company recorded an expense of $121,297 in its consolidated statement of operations, which reflects the value of granted stock options over the vesting period in accordance with SFAS No. 123R, for the year ended December 31, 2005.

The following table summarizes information about stock options at December 31, 2005:

                                            Options Outstanding                  Options Exercisable
                                ------------------------------------------  ----------------------------
                                                 Weighted-
                                                  Average       Weighted-
                                                 Remaining       average                    Weighted-
                                  Number        Contractual      Exercise     Number         average
Range of Exercise Prices        Outstanding     Life (Years)      Price     Exercisable   Exercise Price
----------------------------    -----------     ------------    ----------  -----------   --------------
$0.220                              790,000          10         $  0.220        790,000   $        0.220
$0.428                              790,000          10            0.428             --               --
based on future market price      3,270,000          10             N/A              --               --
                                -----------     ------------    ----------  -----------   --------------
                                  4,850,000          10         $   0.32        790,000   $        0.220
                                ===========     ============    ==========  ===========   ==============

The Company recorded $43,861 as additional interest expense with respect to 1,138,639 warrants issued in connection with Bridge Financing (see Note 13) and $201,402 as an increase to additional paid in capital and a reduction of preferred stock with respect to 4,090,950 warrant issued in connection with the Private Placement (see Note 13) for the year ended December 31, 2005.

The following table summarizes the Company's outstanding warrants as of December 31, 2005 and changes during the year then ended:

                          GALES INDUSTRIES INCORPORATED
                 Notes to the Consolidated Financial Statements

                                                                        Weighted
                                                      Number            Average
                                                        of              Exercise
                                                      Shares             Price
                                                    ---------          ---------
Outstanding at beginning of year                           --                 --
Granted                                             5,229,589          $    0.21
Cancelled                                                  --                 --
Exercised                                                  --                 --
                                                    ---------          ---------
Outstanding at end of year                          5,229,589          $    0.21
                                                    =========          =========

Note 13. EQUITY TRANSACTONS AND ASSET ACQUISITION

      Background

      The Company is authorized to have two classes of shares, designated as Common Stock and Preferred Stock. The Series A Convertible Preferred Stock ("Preferred Stock") votes together with the Common Stock as a single class on all actions to be taken by the stockholders of the Company. Each share of the Company's common and preferred stock is entitled to one vote.

      The total authorized shares of Common Stock and Preferred Stock is 120,055,746 and 8,003,716, respectively.

      Bridge Financing

      Prior to the Merger and in various stages, Gales issued an aggregate of $172,500 in convertible bridge notes that accrued 12% interest to meet interim financing needs. The convertible bridge notes had warrants attached that are exercisable for an aggregate of 1,138,639 shares of the Company's Common Stock (at the exercise price of $0.22 per share with respect to 729,548 of the warrants and $.055 per share with respect to 409,091 of the warrants). Accordingly, the Company allocated a portion of the proceeds to the warrants, which were valued at $43,861 and recorded as additional paid in capital. The Company accreted additional interest expense of $43,861 for the value of the warrants. Contemporaneous with the Merger Agreement, Gales repaid $150,000 of the principal of the convertible bridge notes plus accrued interest of $4,253 and recorded the value of the warrants as additional interest expense. The remaining principal plus accrued interest were converted to 226,334 shares of the Company's Common Stock at a conversion rate of $0.11 per share. Additionally, in accordance with EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, the Company recorded $24,897 of interest expense in connection with the beneficial conversion of these notes at the time of issuance.

                          GALES INDUSTRIES INCORPORATED
                 Notes to the Consolidated Financial Statements

      Private Placement

      Immediately prior to, and shortly after the completion of the Merger, Gales received gross proceeds of $9,000,000 from the closing of a private placement ("Private Placement") to accredited investors of 900 shares of convertible preferred stock at $10,000 per share which, pursuant to the Merger, were exchanged for shares of the Company's Preferred Stock, $.001 par value per share. The shares of Preferred Stock issued in connection with such private placement are convertible into 40,909,500 shares of the Company's Common Stock.

      The proceeds of the Private Placement, in general, were used for paying the cash portion of the purchase price of the Acquisition, for paying expenses relating to the Private Placements, Acquisition, Merger, and related transactions, for the repayment of $150,000 in promissory note obligations which Gales incurred in bridge financings, and for working capital for the Company.

      The Placement Agent received 4,090,950 warrants, exercisable during a five year term, to purchase 4,090,950 shares of the Company's Common Stock. Such warrants have a "cashless exercise" feature and are exercisable at $0.22 per share. These warrants were valued at $201,402 using the Black-Scholes model.

      Acquisition

      Pursuant to a stock purchase agreement between Gales and AIM dated November 2005, Gales acquired 100% of the capital stock of AIM. The total aggregate price Gales paid to acquire AIM was $5,231,618 as follows: (i) $3,114,296 in cash, (ii) $1,627,262 in principal amount of promissory notes, and (iii) 490,060 shares of Common Stock valued at a negotiated rate of $1.00 per share (concluded prior to the merger with the public company). The results of AIM's operations have been included in the consolidated financial statements since that date. A portion of the proceeds from Gales' Private Placement was used to pay such purchase price (See "Private Placement"), including transaction costs of $1,053,862. This stock acquisition was accounted for under the purchase method of accounting in accordance with SFAS No. 141, Business Combinations. Under the purchase method of accounting, the total purchase price was allocated to the assets acquired and liabilities assumed based upon the fair values as of the completion of the acquisitions. As a result of the stock purchase, the Company recorded $1,265,963 in goodwill which represents the excess of the fair market value over book value of the assets acquired and liabilities assumed from AIM. The liabilities assumed also included $676,394 of a deferred tax liability representing book to tax differences on assets acquired.

            The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of stock acquisition.

                          GALES INDUSTRIES INCORPORATED
                 Notes to the Consolidated Financial Statements

      Current assets                                                 $15,640,164
      Other assets                                                       283,128
      Property and equipment                                           3,695,532
                                                                     -----------
        Total assets acquired                                         19,618,824
                                                                     -----------
      Current liabilities                                              8,277,921
      Long-term debt                                                   5,644,992
      Deferred tax liability                                             676,394
                                                                     -----------
        Total liabilities assumed                                     14,599,307
                                                                     -----------
        Net assets acquired                                            5,019,517
        Consideration given                                            6,285,480
                                                                     -----------
        Goodwill                                                     $ 1,265,963
                                                                     ===========

      Real estate acquisition

      Contemporaneously with the close of the Merger and the Acquisition: (i) AIM completed the acquisition from affiliates of AIM, for an aggregate purchase price of $4,190,000, of three buildings and land which was being leased prior to the Close Date by AIM (the "Real Estate Acquisition"). The purchase price and related acquisition costs approximated the appraised value of both the buildings and land (ii) AIM entered into a credit facility with PNC Bank for a New Loan Facility (See Note 5).

      Preferred Stock

      The holders of the Preferred Stock have the option at any time to convert their shares into shares of Common Stock as follows: (i) by multiplying the number of shares of Preferred Stock so as to be converted by $10,000 (the stated value of each share of Preferred Stock) and (ii) dividing the result by the conversion price of $.22 per share. Each outstanding share of Preferred Stock shall automatically be converted into Common Shares, at the Conversion Price at the time in effect for such share, immediately as of the date that a Registration Statement is declared effective by the SEC under the Securities Act.

      The holders of the Preferred Stock shall be entitled to receive quarterly dividends, payable in kind shares, at a rate of 8% per annum. If a registration statement for the resale by the holders of the common stock issuable upon conversion of the Preferred Stock is not (i) filed with the SEC under the Securities Act of 1933 within 45 days after the earlier of the final closing or the Private Placement, or (ii) declared effective within 180 days of such earlier date, the dividend of the Preferred Stock will be payable in cash at a rate of $80.00 per year on each share of Preferred Stock. Such cash dividends will be paid until the Preferred Stock is converted into shares of Common Shares or on the effective date of a mandatory conversion. At December 31, 2005, the cumulative undeclared dividend is $60,000.

                          GALES INDUSTRIES INCORPORATED
                 Notes to the Consolidated Financial Statements

      Liquidation Preference for Preferred Stock

      In the event of any liquidation or winding up of the Company, the holders of Preferred Stock will be entitled to receive, in preference to the holders of Common Stock, an amount equal to two times the stated value of the Preferred Stock, plus any dividends thereon ("Liquidation Payment"). Thereafter, the remaining assets of the Company will be distributed ratably to the holders of Common Stock. If the assets of the Company are insufficient to permit the full payment of the Liquidation Payment, then the assets will be distributed pro rata among the holders of the Preferred Stock.

Note 14. UNAUDITED PRO-FORMA FINANCIAL STATEMENTS

      The accompanying unaudited pro forma condensed statement of operations gives effect to the Merger Agreement, Acquisition, and Real Estate Acquisition as if they occurred on January 1, 2004. The Acquisition was accounted for under the purchase method of accounting in accordance with SFAS No. 141. Under the purchase method of accounting, the total purchase price was allocated to the assets acquired and liabilities assumed based upon the fair values at the completion of the acquisitions.

      The unaudited pro forma condensed combined statement of operations has been prepared for illustrative purposes and are not necessarily indicative of the condensed consolidated results of operations in future periods or the results that are actually would have been realized had the acquisition actually occurred on January 1, 2005 or January 1, 2004. The pro forma adjustments are based on the information available at the time of the preparation of this document.

      The unaudited pro forma condensed combined statement of operations should be read in conjunction with the audited consolidated financial statements of Gales Industries Inc. as of December 31, 2005.

                          GALES INDUSTRIES INCORPORATED
                 Notes to the Consolidated Financial Statements

                                                           Year Ended
                                                           December 31,
                                                   -----------------------------
                                                   (Unaudited)       (Unaudited)
                                                       2005              2004
                                                   -----------       -----------
Net sales                                          $30,735,103       $24,818,333

Cost of Sales                                       26,361,387        21,305,071
                                                   -----------       -----------

Gross profit                                         4,373,716         3,513,262
                                                   -----------       -----------

Operating costs and expenses
  Selling and marketing                                357,854           321,727
  General and Administrative                         2,583,375         1,519,008
                                                   -----------       -----------
Total operating expenses                             2,941,229         1,840,735
                                                   -----------       -----------
Income from operations                               1,432,487         1,672,527

Other expenses
  Interest and financing costs                       1,056,317           862,729
                                                   -----------       -----------
Income before provision for income taxes               376,170           809,798

Provision for income taxes                             151,031           325,539
                                                   -----------       -----------
Net Income                                         $   225,139       $   484,259
                                                   ===========       ===========

Earnings per share
  Basic                                            $      0.02       $      0.03
                                                   ===========       ===========
  Diluted                                          $      0.01       $      0.01
                                                   ===========       ===========

Weighted average shares outstanding
  Basic                                             14,723,421        14,723,721
                                                   ===========       ===========
  Diluted                                           40,282,810        40,282,810
                                                   ===========       ===========

Note 15. SUBSEQUENT EVENTS

      On February 15, 2006, the Company changed its name to Gales Industries Incorporated and changed its jurisdiction of incorporation from Florida to Delaware.

      In February 2006, the Company sold a life insurance policy (see Note 6) to a former officer of the Company and received proceeds of $86,000.

      In February 2006, the Company filed Form SB-2 with the Securities and Exchange Commission (the "SEC") and is currently in the process of responding to comments received from the SEC.

                         AIR INDUSTRIES MACHINING, CORP.

                              FINANCIAL STATEMENTS

                                (PRIOR TO MERGER)

                                NOVEMBER 30, 2005

                         AIR INDUSTRIES MACHINING, CORP.

                                Table of Contents

                                November 30, 2005

                                                                        PAGES

Accountants' Report..............................................        F-40

Balance Sheet....................................................    F-41 - F-42

Statement of Income and Retained Earnings........................        F-43

Statement of Cash Flows..........................................        F-44

Notes to Financial Statements....................................    F-45 - F-52

                         Independent Accountants' Report

To the Board of Directors and Stockholders of Air Industries Machining Corporation

      We have audited the accompanying Consolidated Balance Sheets of Air Industries Machining Corporation as of November 30, 2005, and the related Consolidated Statement of Income and Retained Earnings and Cash Flows for the eleven months ended November 30, 2005. These consolidated financial statements are the responsibility of the Air Industries Machining Corporation management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred above present fairly, in all material respects, the financial position of Air Industries Machining Corporation as of November 30, 2005, and the results of its operations and its cash flows for the eleven months then ended in conformity with accounting principles generally accepted in the United States.

                                                    Respectfully submitted,


                                                    BILDNER & GIANNASCO, LLP
                                                    Certified Public Accountants
Jericho, New York
February 28, 2006

                      AIR INDUSTRIES MACHINING CORPORATION

                           Consolidated Balance Sheet

                ASSETS                                         November 30, 2005
                                                               -----------------
Current Assets
  Cash and Cash Equivalents                                    $          71,197
  Accounts Receivable                                                  3,202,991
  Inventory                                                           11,588,521
  Prepaid Expenses                                                       174,850
  Other Current Assets                                                     4,215
  Deposits                                                               192,972
                                                               -----------------

Total Current Assets                                           $      15,234,746

Property, plant and equipment, net                                     3,919,599

  Security Deposits                                                       34,522
  Cash Surrender Value - Officer's Life                                   62,761
  Unamortized Finance Costs                                              102,187
                                                               -----------------

Total Assets                                                   $      19,353,815
                                                               =================

                 The accompanying audit report and notes are an
                       integral part of these statements.

                      AIR INDUSTRIES MACHINING CORPORATION

                           Consolidated Balance Sheet

        LIABILITIES AND STOCKHOLDERS' EQUITY                  November 30, 2005
                                                              -----------------

Current Liabilities
   Accounts Payable                                           $       4,429,016
   Advance Payment - Customer                                           293,226
   Mortgage Payable - Current                                            96,000
   Dividends Payable                                                    511,055
   Obligations Under Capital Lease - Current                            359,197
   Notes Payable - Banks                                              5,180,000
   Accrued Operating Expenses                                         1,074,025
                                                              -----------------

Total Current Liabilities                                            11,942,519

Long Term Liabilities
   Advances From Shareholders                                           464,992
   Mortgage Payable                                                   1,145,813
   Obligations Under Capital Lease - Long Term                          849,652
                                                              -----------------

Total Long Term Liabilities                                           2,460,457
                                                              -----------------

Total liabilities                                                    14,402,976
                                                              -----------------

Commitments and contingencies

Minority interest                                                       446,805

Stockholders' Equity
   Capital Stock - 200 Shares Authorized
     No Par Value, 95 Shares Issued and Outstanding
       As of November 30, 2005                                           32,223
   Additional Paid-In Capital                                           221,580
   Retained Earnings                                                  4,346,231
   Less: Treasury Stock at Cost                                         (96,000)
                                                              -----------------

Total Stockholders' Equity                                            4,950,839
                                                              -----------------

Total Liabilities and Stockholders' Equity                    $      19,353,815
                                                              =================

                 The accompanying audit report and notes are an
                       integral part of these statements.

             Consolidated Statements of Income and Retained Earnings

                                                            Audited              Unaudited Pro Forma (1)

                                                      ELEVEN MONTHS ENDED          ELEVEN MONTHS ENDED
                                                       November 30, 2005            November 30, 2005


Net sales                                                $ 27,957,694                  $ 27,957,694

Cost of sales                                              23,887,120                    23,887,120
                                                         ------------                  ------------

Gross profit                                                4,070,574                     4,070,574
                                                         ------------                  ------------

Operating expenses
Selling                                                       322,867                  $    322,867
General and administrative                                  1,665,793                     1,665,793
                                                         ------------                  ------------
Total operating expenses                                    1,988,660                     1,988,660
                                                         ------------                  ------------
Income from operations                                      2,081,914                     2,081,914

Interest and financing costs                                  605,602                       605,602
                                                         ------------                  ------------

Income before minority interest and income taxes            1,476,312                     1,476,312

Less: minority interest                                        74,904                        74,904
                                                         ------------                  ------------

Income  before provision for income taxes                   1,401,408                     1,401,408

Provision for income taxes (1)                                                              560,843
                                                         ------------                  ------------

Net Income                                                  1,401,408                  $    840,565
                                                         ------------                  ============

Retained Earnings, Beginning of Period                      4,120,102

Deduct: Distribution to Shareholders                       (1,175,279)
                                                         ------------

Retained Earnings, End of Period                         $  4,346,231
                                                         ============

(1) Since our inception we have elected to be treated as a Subchapter " S" corporation of the Internal Revenue Code and incurred no income taxes. The pro forma amounts include income taxes that would have been incurred if the Company had been a "C" Corporation.

                      AIR INDUSTRIES MACHINING CORPORATION

                      Comparative Statements of Cash Flows

                                                             Eleven Months Ended
                                                              November 30, 2005
                                                              -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                                  $       1,401,408
  Adjustments to Reconcile Net Income to Net
    Cash Provided by Operating Activities:
    Depreciation And Amortization                                       522,299
    Minority Interest in Net Income                                      74,904
    Non Cash Interest Expense                                            24,342
  Changes in Assets and Liabilities:
  (Increase) Decrease In Assets-
    Accounts Receivable                                                (559,455)
    Inventory                                                          (730,065)
    Prepaid Expenses                                                    (42,582)
    Other Current Assets                                                  1,264
    Deposits                                                           (171,812)
    Cash Surrender Value - Officer's Life                               200,875
  Increase (Decrease) In Liabilities-
    Accounts Payable                                                    736,956
    Dividends Payable                                                   390,599
    Advance Payments - Customers                                     (1,061,040)
    Accrued Expenses                                                    570,347
    Advances from Shareholders                                          197,435
                                                              -----------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                             1,555,475
                                                              -----------------

CASH FLOWS (USED) IN INVESTING ACTIVITIES
    Purchase of Equipment                                              (301,051)
                                                              -----------------

NET CASH (USED) IN INVESTING ACTIVITIES                                (301,051)
                                                              -----------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from Credit Line Facilities                                304,388
    Principle Payments of Capital Lease Obligations                    (264,396)
    Principle Payments of Mortgage                                      (81,973)
    Repayment of Notes Payable                                         (100,000)
    Distribution to Shareholders                                     (1,090,521)
                                                              -----------------

NET CASH (USED) IN FINANCING ACTIVITIES                              (1,232,502)
                                                              -----------------

Net increase in cash and cash equivalents                                21,922

Cash and cash equivalents, beginning of year                             49,275
                                                              -----------------

Cash and cash equivalents, end of year                        $          71,197
                                                              =================

  Supplementary disclosure of cash flow information
    Cash Paid During The Year For Interest                    $         566,467
                                                              =================

  Supplementary noncash disclosure of financing activities
    Equipment acquisition through capital lease financing     $         449,559
                                                              =================

                 The accompanying audit report and notes are an
                       integral part of these statements.

                       AIR INDUSTRIES MACHINING CORPORATION
                 Notes to the Consolidated Financial Statements
                                November 30, 2005

1- SIGNIFICANT ACCOUNTING POLICIES

      Background of Company

      Air Industries Machining Corporation ("Air" or "The Company"), founded in 1969, was incorporated in the State of New York and maintains its principal place of business in Bay Shore, New York. The Corporation is primarily engaged in manufacturing aircraft structural parts and assemblies principally for prime defense contractors in the aerospace industry machining parts for the aerospace industry predominantly located in the United States. The Company's customer base consists mainly of publicly traded companies in the aerospace industry.

      Principles of Consolidation

      The Company's consolidated financial statements include those of variable interest entities ("VIEs"). Conditions in which the Company would consolidate VIE's are cases in which the Company is the primary beneficiary. Conditions under which the Company would consolidate entities that are not VIE's are cases in which the Company would maintain a controlling interest (50% or more) investment or exert significant management influence. (See Note 11).

      Cash and Cash Equivalents

      Cash and cash equivalents include all highly liquid debt instruments with an original maturity of three months or less. Cash consists of aggregate cash balances in the Company's bank accounts and cash equivalents consist primarily of money market accounts.

      Accounts Receivable

      Accounts receivable are reported at their outstanding unpaid principal balances. The Company writes off accounts when they are deemed to be uncollectible. The Company has experienced insignificant amounts of bad debts in such accounts.

      Inventories

      The Company values inventory at the lower of cost on a first-in-first-out basis or market.

      The Company purchases inventory only when it has signed non-cancellable contracts with its customers for orders of its finished goods. The Company occasionally produces finished goods in excess of purchase order quantities in anticipation of future purchase order demands but historically this excess has been used in fulfilling future purchase orders. The Company occasionally evaluates inventory items that are not secured by a purchase orders and reserves for obsolescence accordingly. The Company also reserves an allowance for excess quantities, slow-moving goods, and obsolete items.

      Property, Plant and Equipment

      Property, plant and equipment are carried at cost less accumulated depreciation and amortization. The Company maintains a policy to capitalize all property and equipment purchases in excess of $1,000. Expenditures for repairs and improvements in excess of $1,000 that add to the productive capacity or extend the useful life of an asset are capitalized. Repair and maintenance charges are expensed as incurred. Property under a capital lease is capitalized and amortized over the lease terms. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and any related gain or loss is reflected in earnings. Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets.

                       AIR INDUSTRIES MACHINING CORPORATION
                 Notes to the Consolidated Financial Statements
                                November 30, 2005

      The useful lives of property, plant and equipment for purposes of computing depreciation are:

            Tools and instruments .................       7 Years
            Leasehold improvements.................      25 Years
            Machinery and equipment ...............     5-8 Years
            Automotive Equipment...................       5 Years
            Furniture and fixtures.................     5-8 Years
            Buildings.............................. 25-31.5 Years

      Impairment of Long Live Assets

      The Company reviews long-lived assets for impairment at the facility level annually or if events or circumstances indicate that the carrying value of such assets may not be fully recoverable. Impairment is evaluated based on the sum of undiscounted estimated future cash flows expected to result from use of the assets compared to its carrying value. If impairment is recognized, the carrying value of the impaired asset is reduced to its fair value, based on discounted estimated future cash flows.

      Finance Costs

      Costs connected with obtaining and executing debt arrangements are capitalized and amortized on the straight-line basis over the term of the related debt.

      Revenue Recognition

      The Company generally recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable. Payments received in advance from customers for products delivered are recorded as customer advance payments until earned, at which time revenue is recognized.

      Cost of Goods Sold

      Costs for goods sold includes all direct material, labor costs, tooling and those indirect costs related to manufacturing, such as indirect labor, supplies, tools, repairs and depreciation costs.

      Expenses

      Selling, general, and administrative costs are charged to expense as incurred.

                       AIR INDUSTRIES MACHINING CORPORATION
                 Notes to the Consolidated Financial Statements
                                November 30, 2005

      Income Taxes

      The Company, with the consent of its stockholders, elected under the Internal Revenue Code and New York State law to be taxed as an "S" corporation. In lieu of corporate income taxes, the stockholders are taxed on their proportionate share of the company's net income. Accordingly, no provision for federal income taxes has been made in the accompanying financial statements.

      Use of Estimates

      In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. The more significant management estimates are the useful lives of property and equipment, provisions for inventory obsolescence, unamortized finance costs, accrued expenses and various contingencies. Actual results could differ from those estimates. Changes in facts and circumstances may result in revised estimates, which are recorded in the period in which they become known.

      Credit Risk

      Financial instruments involving potential credit risk include accounts receivable. Of the accounts receivable balance outstanding as of November 30, 2005, approximately 54% is attributed to two customers.

      Treasury Stock

      The Company records treasury stock under the cost method.

      Fair Value of Financial Instruments

      The Company has estimated the fair value of financial instruments using available market information and other valuation methodologies in accordance with Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments." Management of the Company believes that the fair value of financial instruments, consisting of cash, accounts receivable, accounts payable and accrued liabilities, approximates carrying value due to the immediate or short-term maturity associated with these instruments and that the notes payable is carried at fair value in that it carries interest rates that are comparable to similar instruments with similar maturities.

      Reclassifications

      Certain reclassifications have been made to prior year's financial statement information to conform to the current year presentation.

                       AIR INDUSTRIES MACHINING CORPORATION
                 Notes to the Consolidated Financial Statements
                                November 30, 2005

2- INVENTORY

      The components of inventory consisted of the following as of November 30, 2005:

                                           November 30, 2005
                                           -----------------

                Raw Materials                $   2,294,020
                Work in Progress                 2,639,006
                Finished Goods                   6,655,495
                                             -------------
                Total Inventory              $  11,588,521
                                             =============

3- PROPERTY, PLANT AND EQUIPMENT

      The components of property and equipment as of November 30, 2005 include:

                                                           November 30, 2005
                                                           -----------------

      Land                                                   $    134,922
      Building                                                  3,173,071
      Machinery and Equipment                                   8,541,083
      Tools and Instrument                                        279,803
      Leasehold Improvements                                      515,211
      Automotive Equipment                                        290,083
      Furniture and fixtures                                      872,112
                                                             ------------
      Total property, plant, and equipment                     13,806,285
                                                             ------------

                                                             ------------
      Less: Accumulated Depreciation                           (9,886,686)
                                                             ------------

                                                             ------------
      Property, plant, and equipment, net                    $  3,919,599
                                                             ============

      Depreciation and amortization expense for the eleven months ended November 30, 2005 was $477,827.

                       AIR INDUSTRIES MACHINING CORPORATION
                 Notes to the Consolidated Financial Statements
                                November 30, 2005

4- NOTES PAYABLE - BANKS

      The Company has negotiated a credit facility dated August of 2003 with a major lending institution with a termination date of March of 2006. The facility is secured by a first priority interest in all accounts receivable, inventory and equipment presently owned or hereafter acquired by the Company. The indebtedness bears interest at the rate of 1/2 percent above the prime rate of interest or a libor margin of 3%.

      The terms of the facility require that, among other things, the Company maintain certain financial ratios and levels of working capital. As of November 30, 2005, the Company has met these terms.

      The loans are guaranteed jointly and severally by the principals of the Company, as well as the affiliated companies KPK Realty Corporation and DPPR Realty Corp. (See Note 9)

      Interest expense related to the notes payable - bank amounted to $337,447 for the eleven months ended November 30, 2005.

5- ADVANCES FROM SHAREHOLDERS

      Advances represent non-interest bearing advances from shareholders to cover the Company's working capital needs. The Company imputed as interest based on the prime rate and recorded as interest expense and additional paid in capital an amount of $24,342 for the eleven months ended November 30, 2005.

5A- DISTRIBUTIONS TO SHAREHOLDERS

      The Company distributed to its shareholders $1,175,279 during the eleven months ended November 30, 2005. These distributions were made from time to time to the Company's shareholders in proportion to their ownership interests in the Company at such times as it had sufficient cash on hand or availability under its lines of credit.

6- MORTGAGE PAYABLE

      As the Company consolidates the assets and liabilities of variable interest entities (see Note 11) it has two mortgages covering buildings and land. These mortgages carry interest rates of 6.15% and 7.18% per annum.

                       AIR INDUSTRIES MACHINING CORPORATION
                 Notes to the Consolidated Financial Statements
                                November 30, 2005

      Future mortgage payments are as follows for the period ended November 30, 2005:

                   Year                            Amount
                   ----                         ----------
                   2006                         $  126,000
                   2007                            128,000
                   2008                            139,000
                   2009                            133,000
                   2010                            142,000
                   Thereafter                      573,813
                                                ----------
                                                 1,241,813
                   Less: current maturities:        96,000
                                                ----------

                   Long term                    $1,145,813
                                                ==========

6A. CASH SURRENDER VALUE - LIFE INSURANCE

      The Company is the owner and beneficiary of key-man life insurance policies carried on the lives of certain key executives with cash surrender values. The aggregate face amounts of the policies were $4,250,000 for the eleven months ended November 30, 2005. There are loans in place against these policies. As of November 30, 2005 the cash surrender value was $62,761, net of $226,632 in loans. As the Company has the right to offset the loans against the cash surrender value of the policies, the Company presents the net asset in its consolidated financial statements.

7- CAPITAL LEASES PAYABLE-EQUIPMENT

      The Company is committed under several capital leases for manufacturing equipment and computer equipment. All leases have bargain purchase options that the Company expects to exercise at the termination of each lease. Capital lease obligations totaled $1,208,849 as of November 30, 2005.

      As of November 30, 2005, future minimum lease payments, including imputed interest, with remaining terms of greater than one year are as follows:

             Year                                           Amount
             ----                                         ----------
             2006                                         $  404,000
             2007                                            428,000
             2008                                            427,000
             2009                                            106,000
                                                          ----------
             Total future minimum lease payments           1,365,000
             Less: imputed interest                         (156,151)
             Less: current maturities                       (359,197)
                                                          ----------
             Total long-term capital lease obligation     $  849,652
                                                          ==========

                       AIR INDUSTRIES MACHINING CORPORATION
                 Notes to the Consolidated Financial Statements
                                November 30, 2005

8- EMPLOYEE BENEFITS PLANS

      On January 1, 1997, the Company instituted a defined contribution plan under Section 401(k) of the Internal Revenue Code ("the Plan"). Pursuant to the Plan qualified employees may contribute a percentage of their pretax eligible compensation to the Plan. The Company does not match any contributions that employees may make to the Plan.

9- RELATED PARTY TRANSACTIONS

      The following transactions occurred between the Company and certain related parties.

      The Company presently leases manufacturing and office space from KPK Realty Corp. a corporation in which 49% is owned by the majority stockholder of the Company.

      Additionally, the Company leases manufacturing space from DPPR Realty Corp. which is 100% owned by two of the shareholders of the Corporation who in the aggregate own 36.84% of the Company.

      KPK Realty Corp. and DPPR Realty Corp. are considered variable interest entities under FIN 46 (See Note 11) and accordingly, their assets, liabilities and results of operations have been consolidated into the Company's financial statement.

10- COMMITMENTS AND CONTINGENCIES

      Litigation

      A legal action has been brought against the Company for personal injuries sustained by an independent contractor as a result of a fall on the Company's premises. The Company has insurance coverage for this claim in the amount of $4,000,000. The carrier has assumed the defense of this action and at a settlement mediation, the plaintiff made a demand of $2,000,000 which was rejected by the carrier. The Company believes that any judgement or settlement in this matter will be paid by the carrier.

                       AIR INDUSTRIES MACHINING CORPORATION
                 Notes to the Consolidated Financial Statements
                                November 30, 2005

11- VARIABLE INTEREST ENTITIES

      In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. Under FIN 46, we are required to consolidate variable interest entities for which we are deemed to be the primary beneficiary by the third quarter of 2003, and disclose information about those in which we have significant variable interests effective immediately.

      The Company has leasing arrangements for its operating and manufacturing facilities with two lessors. Under FIN 46 these lessors are Variable Interest Entities and the Company is the primary beneficiary. Therefore, the Company has consolidated the respective lessors' assets and debt into these consolidated statements. At November 30, 2005, these entities had gross assets of $1,900,000 and gross liabilities of $985,000. These facilities were subsequently purchased in connection with a merger transaction in November 2005. The minority interest on the Company's financial statements consists of the non-controlling portion of these respective entities (See Note 9).

12- SUBSEQUENT EVENTS

      On November 30, 2005 merger agreements were consummated between the Company and an Acquisition Entity and between the Acquisition Entity and a Public Entity whose stock is traded in Over the Counter Market. Contemporaneously with the merger agreements, the Company secured $14,000,000 in debt facilities from a major lending institution and used funds from the facility to purchase real property that it had subsequently leased and paid off debts to its prior lender. As part of the merger agreements, the Acquisition Entity completed the first of two closings of private placement stock offerings which grossed $9,000,000 in the aggregate. These transactions and their associated costs have not been reflected in these financial statements.

                         AIR INDUSTRIES MACHINING, CORP.

                              FINANCIAL STATEMENTS

                                (PRIOR TO MERGER)

                     DECEMBER 31, 2004 AND DECEMBER 31, 2003

                         AIR INDUSTRIES MACHINING, CORP.

                                Table of Contents

                           December 31, 2004 and 2003

                                                                        PAGES

Accountants' Report...............................................      F-55

Balance Sheet.....................................................   F-56 - F-57

Statement of Income and Retained Earnings.........................      F-58

Statement of Cash Flows...........................................      F-59

Notes to Financial Statements.....................................   F-60 - F-66

                         Independent Accountants' Report

To the Board of Directors and Stockholders of Air Industries Machining Corporation

      We have audited the accompanying Consolidated Balance Sheets of Air Industries Machining Corporation as of December 31, 2004 and 2003, and the related Consolidated Statement of Income and Retained Earnings and Cash Flows for the twelve months ended December 31, 2004 and December 31, 2003. These consolidated financial statements are the responsibility of the Air Industries Machining Corporation management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred above present fairly, in all material respects, the financial position of Air Industries Machining Corporation as of December 31, 2004 and December 31, 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                                    Respectfully submitted,

                                                    BILDNER & GIANNASCO, LLP
                                                    Certified Public Accountants
Jericho, New York
January 13, 2006

                      AIR INDUSTRIES MACHINING CORPORATION

                           Consolidated Balance Sheets

               ASSETS                         December 31,2004  December 31,2003
                                              ----------------  ----------------

Current Assets
  Cash and Cash Equivalents                   $         49,275  $             --
  Accounts Receivable                                2,643,536         1,200,806
  Inventory                                         10,858,456         9,623,378
  Advanced Rental                                           --            26,917
  Prepaid Expenses                                     132,268           183,475
  Other Current Assets                                   5,479            30,413
  Deposits                                              37,160                --
                                              ----------------  ----------------

Total Current Assets                          $     13,726,174  $     11,064,989

Property, plant and equipment ,net                   3,646,814         3,678,631

  Security Deposits                                     18,522            18,522
  Cash Surrender Value - Officer's Life                263,636           211,927
  Unamortized Finance Costs                            146,661           188,608
                                              ----------------  ----------------

Total Assets                                  $     17,801,807  $     15,162,677
                                              ================  ================

                 The accompanying audit report and notes are an
                       integral part of these statements.

                      AIR INDUSTRIES MACHINING CORPORATION

                           Consolidated Balance Sheets

      LIABILITIES AND STOCKHOLDERS' EQUITY              December 31,2004   December 31,2003
      ------------------------------------              ----------------   ----------------
Current Liabilities
  Cash Overdraft                                        $             --   $        153,831
  Accounts Payable                                             3,692,060          2,649,160
  Advance Payment - Customer                                   1,354,266            771,616
  Mortgage Payable - Current                                      96,000             96,000
  Obligations Under Capital Lease - Current                      384,943            325,380
  Accrued Operating Expenses                                     503,678            304,921
                                                        ----------------   ----------------

Total Current Liabilities                                      6,030,947          4,300,908

Long Term  Liabilities
  Advances From Shareholders                                     267,557            132,846
  Mortgage Payable                                             1,227,786          1,348,601
  Notes Payable - Banks                                        5,280,000          4,900,000
  Obligations Under Capital Lease - Long Term                    334,353            417,168
                                                        ----------------   ----------------

Total Long Term Liabilities                                    7,109,696          6,798,615
                                                        ----------------   ----------------

Total liabilities                                       $     13,140,643   $     11,099,523
                                                        ================   ================

Commitments and contingencies

Minority interest                                                407,601            352,548

Stockholders' Equity
  Capital Stock - 200 Shares Authorized
    No Par Value, 95 Shares Issued and Outstanding
      As of December 31, 2004 and 2003                            32,223             32,223
  Additional Paid-In Capital                                     197,238            185,617
  Retained Earnings                                            4,120,102          3,588,766
  Less: Treasury Stock at Cost                                   (96,000)           (96,000)
                                                        ----------------   ----------------

Total Stockholders' Equity                              $      4,661,164   $      4,063,154
                                                        ----------------   ----------------

Total Liabilities and Stockholders' Equity              $     17,801,807   $     15,162,677
                                                        ================   ================

             The accompanying audit report and notes are an integral
                            part of these statements.

             Consolidated Statements of Income and Retained Earnings

                                                                         Unaudited Pro                              Unaudited Pro
                                                        Audited            Forma (1)              Audited              Forma (1)
                                                       YEAR ENDED          YEAR ENDED            YEAR ENDED           YEAR ENDED
                                                   December 31, 2004    December 31, 2004    December 31, 2003     December 31, 2003
Net sales                                             $ 24,818,333        $ 24,818,333          $ 22,334,926           $ 22,334,926

Cost of sales                                           21,400,878          21,400,878            19,531,292             19,531,292
                                                      ------------        ------------          ------------           ------------

Gross profit                                             3,417,455           3,417,455             2,803,634              2,803,634
                                                      ------------        ------------          ------------           ------------

Operating expenses
Selling & marketing                                        321,727             321,727               309,479                309,479
General and administrative                               1,356,809           1,356,809             1,249,184              1,249,184
                                                      ------------        ------------          ------------           ------------
Total operating expenses                                 1,678,536           1,678,536             1,558,663              1,558,663
                                                      ------------        ------------          ------------           ------------
Income from operations                                   1,738,919           1,738,919             1,244,971              1,244,971

Interest and financing costs                               514,474             514,474               444,756                444,756
                                                      ------------        ------------          ------------           ------------

Net income before minority interest and income
 taxes                                                   1,224,445           1,224,445               800,215                800,215

Less: minority interest                                    131,552             131,552                83,363                 83,363
                                                      ------------        ------------          ------------           ------------

Income  before provision for income taxes                1,092,893           1,092,893               716,852                716,852

Provision for income taxes (1)                                                 437,376                                      286,884
                                                                          ------------

Net Income                                               1,092,893             655,517               716,852                429,968
                                                      ------------        ============          ------------           ============

Retained Earnings, Beginning of Year                     3,588,766                              $  3,300,449

Deduct: Distribution to Shareholders                      (561,557)                                 (428,535)
                                                      ------------                              ------------

Retained Earnings End of Year                         $  4,120,102                              $  3,588,766
                                                      ============                              ============

(1) Since our inception we have elected to be treated as a Subchapter " S" corporation of the Internal Revenue Code and incurred no income taxes. The pro forma amounts include income taxes that would have been incurred if the Company had been a "C" Corporation.

                      AIR INDUSTRIES MACHINING CORPORATION

                      Comparative Statements of Cash Flows

                                                              YEAR ENDED          YEAR ENDED
                                                           December 31,2004    December 31,2003
                                                           ----------------    ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                               $      1,092,893    $        716,852
  Adjustments to Reconcile Net Income to Net
    Cash Provided by Operating Activities:
    Depreciation And Amortization                                   509,518             591,200
    Minority Interest in Net Income                                 131,552              83,363
    Noncash interest expense                                         11,622               2,989
  Changes in Assets and Liabilities:
  (Increase) Decrease In Assets-
    Accounts Receivable                                          (1,442,730)            342,771
    Inventory                                                    (1,235,078)         (1,141,128)
    Advanced Rental                                                  26,917             (26,917)
    Prepaid Expenses                                                 51,207              87,021
    Other Current Assets                                             24,934              29,304
    Deposits                                                        (37,160)              1,200
    Cash Surrender Value - Officer's Life                           (51,709)            (75,807)
  Advances from Shareholders                                        134,711               7,439
  Increase (Decrease) In Liabilities-
    Accounts Payable                                              1,042,900             508,263
    Advance Payments - Customers                                    582,650              79,722
    Accrued Operating Costs                                         198,757            (131,868)
                                                           ----------------    ----------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                         1,040,984           1,074,404
                                                           ----------------    ----------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of Equipment                                          (477,700)           (139,652)
                                                           ----------------    ----------------

NET CASH (USED) IN INVESTING ACTIVITIES                            (477,700)           (139,652)
                                                           ----------------    ----------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds (Repayments) from Credit Line Facilities               325,449            (427,607)
    Payments for Obligations Under Capital Lease                    (23,252)           (338,530)
    Payments for Finance Related Costs                             (100,818)           (200,853)
    Distribution to Shareholders                                   (561,557)           (428,535)
    (Repayment) Proceeds from Cash Overdraft                       (153,831)            153,831
                                                           ----------------    ----------------

NET CASH (USED) IN FINANCING ACTIVITIES                            (514,009)         (1,241,694)
                                                           ----------------    ----------------

Net increase (decrease) in cash and cash equivalents                 49,275            (306,942)
                                                           ----------------    ----------------

Cash and cash equivalents, beginning of year                             --             306,942
                                                           ----------------    ----------------

Cash and cash equivalents, end of year                     $         49,275    $             --
                                                           ================    ================

Supplementary disclosure of cash flow information
    Cash paid during the year for interest                 $        482,087    $        372,993

                 The accompanying audit report and notes are an
                       integral part of these statements.

                      AIR INDUSTRIES MACHINING CORPORATION
                 Notes to the Consolidated Financial Statements
                           December 31, 2004 and 2003

1- SIGNIFICANT ACCOUNTING POLICIES

      Background of Company

      Air Industries Machining Corporation ("Air" or "The Company"), founded in 1969, was incorporated in the State of New York and maintains its principal place of business in Bay Shore, New York. The Corporation is primarily engaged in manufacturing aircraft structural parts and assemblies principally for prime defense contractors in the aerospace industry machining parts for the aerospace industry predominantly located in the United States. The Company's customer base consists mainly of publicly traded companies in the aerospace industry.

      Principles of Consolidation

      The Company's consolidated financial statements include those of variable interest entities ("VIEs"). Conditions in which the Company would consolidate VIE's are cases in which the Company is the primary beneficiary. Conditions under which the Company would consolidate entities that are not VIE's are cases in which the Company would maintain a controlling interest (50% or more) investment or exert significant management influence. (See Note 11).

      Cash and Cash Equivalents

      Cash and cash equivalents include all highly liquid debt instruments with an original maturity of three months or less. Cash consists of aggregate cash balances in the Company's bank accounts and cash equivalents consist primarily of money market accounts.

      Accounts Receivable

      Accounts receivable are reported at their outstanding unpaid principal balances. The Company writes off accounts when they are deemed to be uncollectible. The Company has experienced insignificant amounts of bad debts in such accounts.

      Inventories

      The Company values inventory at the lower of cost on a first-in-first-out basis or market.

      The Company purchases inventory only when it has signed non-cancellable contracts with its customers for orders of its finished goods. The Company occasionally produces finished goods in excess of purchase order quantities in anticipation of future purchase order demands but historically this excess has been used in fulfilling future purchase orders. The Company occasionally evaluates inventory items that are not secured by a purchase orders and reserves for obsolescence accordingly. The Company also reserves an allowance for excess quantities, slow-moving goods, and obsolete items.

      Property, Plant and Equipment

      Property, plant and equipment are carried at cost less accumulated depreciation and amortization. The Company maintains a policy to capitalize all property and equipment purchases in excess of $1,000. Expenditures for repairs and improvements in excess of $1,000 that add to the productive capacity or extend the useful life of an asset are capitalized. Repair and maintenance charges are expensed as incurred. Property under a capital lease is capitalized and amortized over the lease terms. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and any related gain or loss is reflected in earnings. Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets.

                      AIR INDUSTRIES MACHINING CORPORATION
                 Notes to the Consolidated Financial Statements
                           December 31, 2004 and 2003

      The useful lives of property, plant and equipment for purposes of computing depreciation are:

      Tools and instruments .................                            7 Years
      Leasehold improvements.................                           25 Years
      Machinery and equipment ...............                          5-8 Years
      Automotive Equipment...................                            5 Years
      Furniture and fixtures.................                          5-8 Years
      Buildings..............................                      25-31.5 Years

      Impairment of Long Live Assets

      The Company reviews long-lived assets for impairment at the facility level annually or if events or circumstances indicate that the carrying value of such assets may not be fully recoverable. Impairment is evaluated based on the sum of undiscounted estimated future cash flows expected to result from use of the assets compared to its carrying value. If impairment is recognized, the carrying value of the impaired asset is reduced to its fair value, based on discounted estimated future cash flows.

      Finance Costs

      Costs connected with obtaining and executing debt arrangements are capitalized and amortized on the straight-line basis over the term of the related debt.

      Revenue Recognition

      The Company generally recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable. Payments received in advance from customers for products delivered are recorded as customer advance payments until earned, at which time revenue is recognized.

      Cost of Goods Sold

      Costs for goods sold includes all direct material, labor costs, tooling and those indirect costs related to manufacturing, such as indirect labor, supplies, tools, repairs and depreciation costs.

      Expenses

      Selling, general, and administrative costs are charged to expense as incurred.

                      AIR INDUSTRIES MACHINING CORPORATION
                 Notes to the Consolidated Financial Statements
                           December 31, 2004 and 2003

      Income Taxes

      The Company, with the consent of its stockholders, elected under the Internal Revenue Code and New York State law to be taxed as an "S" corporation. In lieu of corporate income taxes, the stockholders are taxed on their proportionate share of the company's net income. Accordingly, no provision for federal income taxes has been made in the accompanying financial statements.

      Use of Estimates

      In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. The more significant management estimates are the useful lives of property and equipment, provisions for inventory obsolescence, unamortized finance costs, accrued expenses and various contingencies. Actual results could differ from those estimates. Changes in facts and circumstances may result in revised estimates, which are recorded in the period in which they become known.

      Credit Risk

      Financial instruments involving potential credit risk include accounts receivable. Of the accounts receivable balance outstanding as of December 31, 2004 and 2003, approximately 78% is attributed to three customers and 64% is attributed to four customers, respectively.

      Treasury Stock

      The Company records treasury stock under the cost method.

      Fair Value of Financial Instruments

      The Company has estimated the fair value of financial instruments using available market information and other valuation methodologies in accordance with Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments." Management of the Company believes that the fair value of financial instruments, consisting of cash, accounts receivable, accounts payable and accrued liabilities, approximates carrying value due to the immediate or short-term maturity associated with these instruments and that the notes payable is carried at fair value in that it carries interest rates that are comparable to similar instruments with similar maturities.

      Reclassifications

      Certain reclassifications have been made to prior year's financial statement information to conform to the current year presentation.

                      AIR INDUSTRIES MACHINING CORPORATION
                 Notes to the Consolidated Financial Statements
                           December 31, 2004 and 2003

2- INVENTORIES

      The components of inventories consisted of the following as of December 31, 2004 and 2003:

                                         December 31, 2004     December 31, 2003
                                         -----------------     -----------------
Raw Materials                             $    1,759,502        $    1,365,429
Work in Progress                               6,934,325             4,558,587
Finished Goods                                 2,164,629             3,699,362

                                          --------------        --------------
Total Inventory                           $   10,858,456        $    9,623,378
                                          ==============        ==============

3- PROPERTY, PLANT AND EQUIPMENT

      The components of property and equipment as of December 31, 2004 and 2003 include:

                                          December 31, 2004   December 31, 2003
                                          -----------------   -----------------
Land                                        $      134,922     $      134,922
Building                                         3,173,071          3,173,071
Machinery and Equipment                          7,987,665          7,639,875
Tools and Instrument                               279,803            279,803
Leasehold Improvements                             489,328            418,431
Automotive Equipment                               290,083            284,205
Furniture and fixtures                             700,801            647,666
                                            --------------     --------------
Total property, plant, and equipment            13,055,673         12,577,973
                                            --------------     --------------

                                            --------------     --------------
Less: Accumulated Depreciation                  (9,408,859)        (8,899,342)
                                            --------------     --------------

                                            --------------     --------------
Property, plant, and equipment, net         $    3,646,814     $    3,678,631
                                            ==============     ==============

      Depreciation and amortization expense for the period ended December 31, 2004 and 2003 was $509,518 and $591,200, respectively.

                      AIR INDUSTRIES MACHINING CORPORATION
                 Notes to the Consolidated Financial Statements
                           December 31, 2004 and 2003

4- NOTES PAYABLE - BANKS

      The Company has negotiated a credit facility dated August of 2003 with a major lending institution with a termination date of March of 2006. The facility is secured by a first priority interest in all accounts receivable, inventory and equipment presently owned or hereafter acquired by the Company. The indebtedness bears interest at the rate of 1/2 percent above the prime rate of interest or a libor margin of 3%.

      The terms of the facility require that, among other things, the Company maintain certain financial ratios and levels of working capital. As of December 31, 2004, the Company has met these terms.

      The loans are guaranteed jointly and severally by the principals of the Company, as well as the affiliated companies KPK Realty Corporation and DPPR Realty Corp. (See Note 9)

      Interest expense related to the notes payable - bank approximately amounted to $249,000 and $229,000 for the years ended December 31, 2004 and 2003, respectively.

5- ADVANCES FROM SHAREHOLDERS

      Advances represent non-interest bearing advances from shareholders to cover the Company's working capital needs. The Company imputed as interest based on the prime rate and recorded as interest expense and additional paid in capital the amounts of $11,622 and $2,989 for the years ended December 31, 2004 and 2003, respectively.

5A- DISTRIBUTIONS TO SHAREHOLDERS

      The Company distributed to its shareholders $561,557 during the year ended December 31, 2004. These distributions were made from time to time to the Company's shareholders in proportion to their ownership interests in the Company at such times as it had sufficient cash on hand or availability under its lines of credit.

6- MORTGAGE PAYABLE

      As the Company consolidates the assets and liabilities of variable interest entities (see Note 11) it has two mortgages covering buildings and land. These mortgages carry interest rates of 6.15% and 7.18% per annum.

      Future mortgage payments are as follows for the year ended December 31, 2004:

           Year                                        Amount
      ----------------                             -------------
           2005                                    $    124,000
           2006                                          126,000
           2007                                          128,000
           2008                                          139,000
           2009                                          133,000
        Thereafter                                       673,786
                                                   -------------
                                                       1,323,786
      Less: current maturities                            96,000
                                                   -------------

      Long term                                    $   1,227,786
                                                   =============

                      AIR INDUSTRIES MACHINING CORPORATION
                 Notes to the Consolidated Financial Statements
                           December 31, 2004 and 2003

6A- CASH SURRENDER VALUE - LIFE INSURANCE

      The Company is the owner and beneficiary of key-man life insurance policies carried on the lives of certain key executives with cash surrender values. The aggregate face amounts of the policies were $4,250,000 for the year ended December 31, 2004 and for the year ended December 31, 2003. As of December 31, 2004 the cash surrender value was $263,636 and, as of December 31, 2003, the cash surrender value was $211,927.

7- CAPITAL LEASES PAYABLE-EQUIPMENT

      The Company is committed under several capital leases for manufacturing equipment and computer equipment. All leases have bargain purchase options that the Company expects to exercise at the termination of each lease. Capital lease obligations totaled $719,296 and $742,548 as of December 31, 2004 and 2003, respectively.

      As of December 31, 2004, future minimum lease payments, including imputed interest, with remaining terms of greater than one year are as follows:

      Year                                              Amount
      ----                                            ---------
      2005                                            $ 433,000
      2006                                              232,000
      2007                                              108,000
      2008                                               25,000
      2009                                                1,000
                                                      ---------
      Total future minimum lease payments               799,000

      Less: imputed interest                            (79,704)

      Less: current maturities                         (384,943)
                                                      ---------

      Total long-term capital lease obligation        $ 334,353
                                                      =========

8- EMPLOYEE BENEFITS PLANS

      On January 1, 1997, the Company instituted a defined contribution plan under Section 401(k) of the Internal Revenue Code ("the Plan"). Pursuant to the Plan qualified employees may contribute a percentage of their pretax eligible compensation to the Plan. The Company does not match any contributions that employees may make to the Plan.

9- RELATED PARTY TRANSACTIONS

      The following transactions occurred between the Company and certain related parties.

      The Company presently leases manufacturing and office space from KPK Realty Corp. a corporation in which 49% is owned by the majority stockholder of the Company.

      Additionally, the Company leases manufacturing space from DPPR Realty Corp. which is 100% owned by two of the shareholders of the Corporation who in the aggregate own 36.84% of the Company.

                      AIR INDUSTRIES MACHINING CORPORATION
                 Notes to the Consolidated Financial Statements
                           December 31, 2004 and 2003

      KPK Realty Corp. and DPPR Realty Corp. are considered variable interest entities under FIN 46 (See Note 11) and accordingly, their assets, liabilities and results of operations have been consolidated into the Company's financial statement.

10- COMMITMENTS AND CONTINGENCIES

      Litigation

      A legal action has been brought against the Company for personal injuries sustained by an independent contractor as a result of a fall on the Company's premises. The Company has insurance coverage for this claim in the amount of $4,000,000. The carrier has assumed the defense of this action and at a settlement mediation, the plaintiff made a demand of $2,000,000 which was rejected by the carrier. The Company believes that any judgement or settlement in this matter will be paid by the carrier.

11- VARIABLE INTEREST ENTITIES

      In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. Under FIN 46, we are required to consolidate variable interest entities for which we are deemed to be the primary beneficiary by the third quarter of 2003, and disclose information about those in which we have significant variable interests effective immediately.

      The Company has leasing arrangements for its operating and manufacturing facilities with two lessors. Under FIN 46 these lessors are Variable Interest Entities and the Company is the primary beneficiary. Therefore, the Company has consolidated the respective lessors' assets and debt into these consolidated statements. At December 31, 2004 and 2003, these entities had gross assets of $1,901,000 and $1,902,000, respectively and gross liabilities of $1,165,000 and $1,210,000, respectively. These facilities were subsequently purchased in connection with a merger transaction in November 2005. The minority interest on the Company's financial statements consists of the non-controlling portion of these respective entities (See Note 9).

12- SUBSEQUENT EVENTS

      On November 30, 2005 merger agreements were consummated between the Company and an Acquisition Entity and between the Acquisition Entity and a Public Entity whose stock is traded in Over the Counter Market. Contemporaneously with the merger agreements, the Company secured $14,000,000 in debt facilities from a major lending institution and used funds from the facility to purchase real property that it had subsequently leased and paid off debts to its prior lender. As part of the merger agreements, the Acquisition Entity completed the first of two closings of private placement stock offerings which grossed $9,000,000 in the aggregate. These transactions and their associated costs have not been reflected in these financial statements.

      You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. Offers of these securities are not being made in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date of the document in which it is contained.

                                TABLE OF CONTENTS

                                                                            PAGE

WHERE YOU CAN FIND MORE INFORMATION                                           5

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS                          5

PROSPECTUS SUMMARY                                                            6

RISK FACTORS                                                                  8

THE ACQUISITION AND RELATED TRANACTIONS                                      15

USE OF PROCEEDS                                                              17

DETERMINATION OF OFFERING PRICE                                              17

BUSINESS                                                                     18

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATION                                                         24

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND
EXECUTIVE OFFICERS AND RELATED SHAREHOLDER MATTERS                           33

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS              34

EXECUTIVE COMPENSATION                                                       37

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS                         42

PLAN OF DISTRIBUTION                                                         45

DESCRIPTION OF SECURITIES                                                    47

SELLING SECURITY HOLDERS                                                     50

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS                                                          59

LEGAL PROCEEDINGS                                                            61

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS                                62

INDEMNIFICATION OF DIRECTORS AND OFFICERS                                    62

LEGAL MATTERS                                                                63

EXPERTS                                                                      63

INTERESTS OF NAMED EXPERTS AND COUNSEL                                       63

FINANCIAL STATEMENTS                                                         63

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification Of Directors And Officers

      Pursuant to Article VII of our By-Laws, we have agreed to indemnify our officers, directors, employees and agents to the fullest extent permitted by the laws of the State of Delaware, as amended from time to time.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

Item 25. Other Expenses Of Issuance And Distribution

      Our expenses in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:

      SEC Registration Fee                                     $    3,300
      Legal Fees and Expenses                                  $   50,000
      Accountants' Fees and Expenses                           $   50,000
      Miscellaneous Expenses                                   $   10,000

      Total                                                    $  113,300

Item 26. Recent Sales Of Unregistered Securities

      Shares Issued By Gales Industries Prior to the Merger:

      As of October 28, 2004, immediately after its incorporation, Original Gales issued 4,401,219 shares of its common stock to its founder and Executive Chairman and 3,404,538 shares of its common stock to its Vice Chairman pursuant to subscriptions for such shares by such individuals. As of the same date, four of our directors subscribed for 100,000 shares each of Original Gales common stock. As of the same date, Original Gales issued 150,000 shares of its common stock to a law firm and 100,000 shares of its common stock to another law firm pursuant to their subscription for shares. As of the same date, Original Gales issued in the name of a consultant 250,000 shares of its common stock pursuant to its subscription for such number of shares. The subscription price for the shares described in this paragraph was $.00001 per share.

      Original Gales entered into an Investment Banking/Advisory Agreement ("Atlas Agreement"), dated as of January 11, 2005, with Atlas Capital Services, LLC ("Atlas"). The Atlas Agreement provided that Atlas would receive newly issued shares equal to 4% of a publicly-held company introduced by Atlas to Original Gales, provided that Original Gales enters into a reverse merger transaction with such company. Immediately prior to the closing of the Merger, Original Gales issued to various designees of Atlas an aggregate of 1,477,230 shares of its common stock in satisfaction of such obligation to Atlas.

      In connection with the Acquisition of AIM, Original Gales issued $332,631 principal amount convertible note to each of Mr. Rettaliata and D. Peragallo. As a result of the Merger, each such convertible note is convertible into shares of Common Stock at the conversion price of $0.40 per share. Also, in connection with the Acquisition of AIM, Original Gales issued shares of its common stock which, pursuant to the Merger, have become 253,214 shares of Common Stock in the name of Luis Peragallo, 118,423 shares of Common Stock in the name of Peter Rettaliata and 118,423 shares of Common Stock to Dario Peragallo. See "Certain Relationships and Related Transactions - Transactions Relating to the Acquisition and Other Related Transactions."

      In February 2005, Original Gales, in consideration for an investment of $22,500 (the "22,500 Financing"), issued to the investor a 12% convertible promissory note in the principal amount of $22,500, convertible at the price of $0.11 per share into shares of Common Stock. As of November 30, 2005, the holder of such note converted the principal of, and interest accrued on, such note into 226,334 shares of Common Stock. For no additional consideration, Original Gales issued a warrant to the investor to purchase 409,091 shares of Common Stock at $.055 per share.

      In August 2005, Original Gales, in consideration for $45,000 in aggregate investment (the "$45,000 Financing"), issued to the investors convertible promissory notes in the aggregate principal amount of $45,000, convertible at the price of $0.22 per share of Common Stock. These notes have been repaid. For no additional consideration, Original Gales issued to such investors warrants to purchase the number of shares of Common Stock equal to the number of shares into which the $45,000 Notes can be converted (204,545), exercisable at $0.22 per share. See "Certain Relationships and Related Transactions - Transactions Relating to Original Gales."

      In September 2005, Original Gales received $105,000 in financing from two investors (the "$105,000 Financing") and, in connection therewith, issued to such investors warrants to purchase an aggregate of 477,273 shares of Common Stock at a price of $0.22 per share, exercisable until September 30, 2010. GunnAllen Financial, Inc. served as our placement agent in the $105,000 Financing and received cash compensation equal to $10,500 and a non-accountable expense allowance equal to $2,100. GunnAllen Financial also received a warrant to purchase 47,728 shares of Common Stock, exercisable at $0.22 per share until September 30, 2010. Such warrant provided for cashless exercise.

      As of November 30, 2005, Original Gales issued to its officers stock options to purchase shares of common stock as follows: 1,250,000 options to Mr. Gales, and 1,200,000 options each to Mr. Giusto, Rettaliata and D. Peragallo. See "Executive Compensation - Employment Agreements."

      As of November 30, 2005 and December 15, 2005, Original Gales issued an aggregate of 900 shares of its convertible preferred stock to investors and five-year warrants to the placement agent on the same terms as described below with respect to the "First Closing" and the "Second Closing".

      We believe that the issuances of shares described above were exempt from registration under Section 4(2) of the Securities Act.

      Shares Issued by the Company in Connection with the Merger:

      As of November 30, 2005, pursuant to the Merger Agreement, we issued an aggregate of 10,673,107 shares of our Common Stock. In addition, as a condition to the Merger Agreement, we agreed to nominate James Brown to serve on our Board and issued 100,000 shares of our Common Stock to him in November 2005.

      Pursuant to the Merger, we issued the following securities as of November 30, 2005 in consideration for the cancellation of the corresponding Original Gales securities: (i) stock options to four of our executives to purchase in the aggregate 4,850,000 shares of Common Stock (the terms of which are described in the footnotes to the table, "Executive Compensation-Option Grants in Last Fiscal Year", above); (2) a convertible note in the principal amount of $332,631 to each of Mr. Rettaliata and D. Peragallo, convertible into shares of Common Stock at $0.40 per share; (3) five-year warrants to the investors in the $45,000 Financing to purchase an aggregate of 204,545 shares of Common Stock at the exercise price of $0.22 per share; (5) five-year warrants to the placement agent for the $105,000 Financing to purchase 47,728 share of Common Stock at the exercise price of $0.22 per share; and (6) five-year warrants to the investor in the $22,500 Financing to purchase 409,091 shares of Common Stock at the exercise price of $0.055 per share. All of the warrants described in this paragraph provide for "cashless exercise".

      As of November 30, 2005, in connection with the Merger, 679.328 shares of Gales Series A Convertible Preferred Stock were exchanged for the same number of shares of Preferred Stock of the Company (the "First Closing"). Each share of Preferred Stock is convertible at $0.22 per share into 45,455 shares of Common Stock.

      Such 679.328 shares of Preferred Stock (not including shares of Preferred Stock issuable as dividends) are convertible into an aggregate of 30,878,855 shares of our Common Stock. On December 15, 2005, we privately issued 220.672 shares of our Preferred Stock to accredited investors (the "Second Closing").

      In connection with the Second Closing, the gross purchase price of $2,206,720 was paid by investors. Together, in the First Closing and the Second Closing, we issued 900 shares of Preferred Stock to investors and the investors paid an aggregate purchase price of $9,000,000. Our issuances of shares of Preferred Stock to investors in connection with the First Closing and the Second Closing were in exchange for the cancellation of the same number of shares of series A convertible preferred stock of Original Gales, which merged into our wholly-owned subsidiary as of November 30, 2005. The investors had acquired such shares of Original Gales preferred stock by paying Original Gales (and its successor) the aggregate purchase price of $9,000,000 in connection with Gales' Industries private offering to accredited investors of up to 900 shares of its series A convertible preferred stock, which offering was completed by Original Gales on the date of the First Closing with respect to 679.328 shares of its preferred stock and on the date of the Second Closing with respect to 220.672 shares of its preferred stock. The terms of our Preferred Stock and Original Gales series A convertible preferred stock are substantially the same.

      The 220.672 shares of Preferred Stock which we issued in the Second Closing (not taking into account additional shares of Preferred Stock issuable to the investors as dividends) are convertible at any time, at the option of the holders, into an aggregate of approximately 10,030,645 shares of our Common Stock (or 45,455 shares of Common Stock for each share of Preferred Stock), and will automatically convert into shares of Common Stock if and when this registration statement, which covers such shares of Common Stock underlying the Preferred Stock, is declared effective and such shares thereby become available for resale under the Securities Act.

      In connection with the First Closing and the Second Closing, GunnAllen Financial, Inc. acted as the placement agent and received warrants, exercisable during a five-year term, to purchase the number of shares of Common Stock (4,090,950 shares) equal to 10% of the number of shares of Common Stock into which the Preferred Stock sold in the Offering may be converted. Such warrants have a "cashless exercise" feature and are exercisable at $0.22 per share.

      We believe that the issuances of shares described above were exempt from registration under Section 4(2) of the Securities Act.

      Shares Issued by Ashlin Development Corporation Prior to the Merger:

      On July 30, 2003, Ashlin issued to two Board members an aggregate of approximately 160,075 shares of Common Stock in return for services performed. The fair value of such shares of Common Stock was recorded as $24,000 in the aggregate.

      During each of the years ended December 31, 2004 and 2003, Ashlin granted options to purchase approximately 40,019 shares of Common Stock to its chief executive officer.

      As of January 2005, as part of the Plan of Reorganization, Ashlin issued approximately 240,112 shares of Common Stock to James Brown (who was then its chairman and chief executive officer) upon its emergence from bankruptcy protection. The fair value of such shares was recorded as $12,000 in the aggregate. In March 2005, Ashlin issued approximately 256,119 shares of Common Stock to Mr. Brown. The fair value of such 256,119 shares was determined to be $32,000 in the aggregate. On August 13, 2003, Ashlin issued approximately 80,038 shares of Common Stock to Mr. Brown in consideration of his services as a member of its Board of Directors.

      In March 2005, Ashlin issued approximately 80,038 shares of Common Stock to Global Business Resources, Inc., a Fort Lauderdale based consulting firm, as partial compensation for services to Ashlin.

      As of September 16, 2005, Ashlin issued approximately 80,038 shares of Common Stock to a consultant in return for consulting services.

      Other than such sales of shares and the securities issued in connection with the Merger and the Offering described above, during the past three years, we and Original Gales did not sell any securities which were not registered under the Securities Act. We believe that the issuances in connection with such sales, the Merger and the Offering were exempt from registration under Section 4(2) of the Securities Act.

      Subsequent Issuances

      We issued as of April 1, 2006 to a consulting firm, in return for services on public relations matters, a warrant to purchase 10,417 shares of our Common Stock at the exercise price of $0.73 per share and a warrant to purchase 10,417 shares of our Common Stock at the exercise price of $1.56 per share. We issued to the same firm as of May 1, 2006 a warrant to purchase 10,417 shares of our Common Stock at the exercise price of $1.82 per share and as of June 1, 2006 a warrant to purchase 10,417 shares of our Common Stock at the exercise price of $1.65 per share. All of such warrants expire five years after the date as of which they were issued and provide for cashless exercise and piggyback registration rights with respect to new registration statements which we may file in the future. We will be issuing to the same firm a warrant for the same number of shares (10,417) of our Common Stock as of the first day of each month following June 1, 2006 until February 1, 2007 (except that the February 1, 2007 warrant will have the right to purchase 10,416 shares). The exercise price per share for each such warrant to be issued will equal 120% of the average closing price of the Common Stock during the month immediately preceding the date as of which such warrant is issued and will have all other terms which are the same as the terms of the April 1, 2006, May 1, 2006 and June 1, 2006 warrants. In all, we will have issued 12 warrants to the same firm which are exercisable into an aggregate of 125,000 shares of Common Stock.

      Such issuances of warrants to our consulting firm were, and will be, exempt from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended.

Item 27. Exhibits

Exhibit Nos.
------------

2.1 Debtor's Amended Plan of Reorganization (incorporated by reference to Exhibit 2.1 of Registrant's Form 8-K, filed January 14, 2005.

2.2 Merger Agreement, dated as of November 14, 2005, among Gales Industries Incorporated, two of its stockholders, Gales Industries Merger Sub, Inc., and Ashlin Development Corporation (incorporated herein by reference to Exhibit 10.1 of Registrant's Form 8-K report filed November 21, 2005).

3.1 Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of Registrant's Form 8-K report, filed February 15, 2006).

3.2            By-Laws of the Registrant (incorporated by reference to Exhibit
               3.2 of the Registrant's Form 8-K report, filed February 15,
               2006).

4.2 Convertible Promissory Note, dated November 30, 2005, in the amount of $332,631, from Gales Industries Incorporated (and assumed by the Registrant) to Dario Peragallo (incorporated by reference to Exhibit 4.2 of the Registrant's Form 8-K report, filed December 6, 2005).

4.3 Form of Warrant to be issued by the Registrant to GunnAllen Financial, Inc. after completion of the Offering (incorporated by reference to Exhibit 4.3 of the Registrant's Form 8-K report, filed December 6, 2005).

4.4 Form of Warrant issued by Original Gales to Atlas Private Equity, LLC (and assumed by the Registrant) (Incorporated by reference to Exhibit 4.4 of the Registrants Form 10-KSB, filed April 17,
               2006).

4.5 Form of Warrant issued by Gales Industries Incorporated (and assumed by the Registrant) to investors in the $45,000 Bridge Financing in or about August 2005 (incorporated by reference to Exhibit 4.5 of the Registrant's Form 8-K report, filed December 6, 2005).

4.6 Form of Warrant issued by Gales Industries Incorporated (and assumed by the Registrant) to investors in the $105,000 Bridge Financing in or about September, 2005 (incorporated by reference to Exhibit 4.6 of the Registrant's Form 8-K report, filed December 6, 2005).

4.7* Form of Warrant issued and to be issued to Porter, LeVay & Rose, Inc.

5.1*           Opinion of Eaton & Van Winkle, LLP

10.1           Asset Purchase Agreement between the Registrant and TeeZee, Inc.
               dated October 15, 2004 (incorporated by reference of the Registrant's Report of Form 8-K, filed on January 14, 2005).

10.2 Stock Purchase Agreement, dated as of July 25, 2005, by and among Gales Industries Incorporated, Air Industries Machining, Corp., Luis Peragallo, Jorge Peragallo, Peter Rettaliata and Dario Peragallo (incorporated by reference to Exhibit 10.2 of the Registrant's Form 8-K report, filed December 6, 2005.

10.3 Secured Subordinated Promissory Note, dated November 30, 2005, in the amount of $962,000, from Gales Industries Incorporated (and assumed by the Registrant) to Luis Peragallo (incorporated by reference to Exhibit 10.3 of the Registrant's Form 8-K report, filed December 6, 2005).

10.4 Security Agreement, dated as of November 30, 2005, by and between Gales Industries Incorporated (and assumed by the Registrant) and Luis Peragallo (incorporated by reference to Exhibit 10.4 of the Registrant's Form 8-K report, filed December 6, 2005).

10.5 Contract of Sale, dated as of November 7, 2005, by and between DPPR Realty Corp. and Gales Industries Incorporated for the purchase of the property known as 1480 North Clinton Avenue, Bay Shore, NY (incorporated by reference to Exhibit 10.5 of the Registrant's Form 8-K report, filed December 6, 2005).

Exhibit Nos.
------------

10.6 Contract of Sale, dated as of November 7, 2005, by and between KPK Realty Corp. and Gales Industries Incorporated for the purchase of the property known as 1460 North Fifth Avenue and 1479 North Clinton Avenue, Bay Shore, NY (incorporated by reference to Exhibit 10.6 of the Registrant's Form 8-K report, filed December 6, 2005).

10.7 Employment Agreement, dated as of September 26, 2005, by and between Gales Industries Incorporated (and assumed by the Registrant) and Michael A. Gales (incorporated by reference to
               Exhibit 10.7 of the Registrant's Form 8-K report, filed December 6, 2005).

10.8 Employment Agreement, dated as of September 26, 2005, by and between Louis A. Giusto and Gales Industries Incorporated (and assumed by the Registrant) (incorporated by reference to Exhibit
               10.8 of the Registrant's Form 8-K report, filed December 6,
               2005).

10.9 Employment Agreement, dated as of September 26, 2005, by and among Gales Industries Incorporated (and assumed by the Registrant), Air Industries Machining, Corp. and Peter D. Rettaliata (incorporated by reference to Exhibit 10.9 of the Registrant's Form 8-K report, filed December 6, 2005).

10.10 Employment Agreement, dated as of September 26, 2005, by and among Gales Industries Incorporated (and assumed by the Registrant), Air Industries Machining, Corp. and Dario Peragallo (incorporated by reference to Exhibit 10.10 of the Registrant's Form 8-K report, filed December 6, 2005).

10.11 Form of Placement Agency Agreement, dated as of September 26, 2005, between GunnAllen Financial Inc. and Gales Industries Incorporated (including Amendments No.1 and No.2 thereto, dated October 25, 2005 and November 10, 2005, respectively). (Incorporated by reference to Exhibit 10.11 of Registrant's registration statement on Form SB-2, No. 333-131709, filed on February 9, 2006).

10.12          [Intentionally left blank.]

10.13          Registrant's 1998 Stock Option Plan (incorporated by reference to
               Exhibit 10.18 of the Registrant's annual report on Form 10-KSB, filed April 12, 2002).

10.14 2005 Stock Incentive Plan of Gales Industries Incorporated (incorporated by reference to Exhibit 10.14 of the Registrant's Form 8-K report, filed December 6, 2005).

10.15 Stock Option Agreement, dated as of September 26, 2005, by Gales Industries Incorporated (and assumed by the Registrant) with Michael A. Gales (incorporated by reference to Exhibit 10.15 of the Registrant's Form 8-K report, filed December 6, 2005).

10.16 Stock Option Agreement, dated as of September 26, 2005, by Gales Industries Incorporated (and assumed by the Registrant) with Louis A. Giusto (incorporated by reference to Exhibit 10.16 of the Registrant's Form 8-K report, filed December 6, 2005).

10.17 Stock Option Agreement, dated as of September 26, 2005, by Gales Industries Incorporated (and assumed by the Registrant) with Peter Rettaliata (incorporated by reference to Exhibit 10.17 of the Registrant's Form 8-K report, filed December 6, 2005).

10.18 Stock Option Agreement, dated as of September 26, 2005, by Gales Industries Incorporated (and assumed by the Registrant) with Dario Peragallo (incorporated by reference to Exhibit 10.18 of the Registrant's Form 8-K report, filed December 6, 2005).

Exhibit Nos.
------------

10.19 Revolving Credit, Term Loan, Equipment Line and Security Agreement, dated as of November 30, 2005, by and between Air Industries Machining, Corp., PNC Bank, National Association, as Lender, and PNC Bank, National Association, as Agent (incorporated by reference to Exhibit 10.19 of the Registrant's Form 8-K report, filed December 6, 2005).

10.20 Mortgage and Security Agreement, dated as of November 30, 2005, by and between Air Industries Machining, Corp. and PNC Bank (incorporated by reference to Exhibit 10.20 of the Registrant's Form 8-K report, filed December 6, 2005).

10.21 Long Term Agreement, dated as of August 18, 2000, between Air Industries Machining, Corp. and Sikorsky Aircraft Corporation (incorporated by reference to Exhibit 10.21 of the Registrant's Form 8-K report, filed December 6, 2005).

10.22 Long Term Agreement, dated as of September 7, 2000, between Air Industries Machining, Corp. and Sikorsky Aircraft Corporation (incorporated by reference to Exhibit 10.22 of the Registrant's Form 8-K report, filed December 6, 2005).

16.1 Letter of Daszkal Bolton LLP to the Securities and Exchange Commission pursuant to the requirements of Item 304(a)(3) of Regulation S-K (incorporated by reference to Exhibit 16.1 of the Registrant's Form 8-K/A report, filed December 28, 2005).

21.1 List of Subsidiaries (incorporated by reference to Exhibit 21.1 of the Registrant's Form 8-K report, filed December 6, 2005).

23.1*          Consent of Counsel (contained in the opinion annexed as Exhibit
               5.1).

23.2*          Consent of Goldstein Golub Kessler LLP for use of its report.

23.3*          Consent of Bildner & Giannasco LLP for use of its report.

Numbers with (*) are filed herewith.

Item 28. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2/A and authorized this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bay Shore, New York on June 15, 2006.

                          GALES INDUSTRIES INCORPORATED


                            By: /s/ Michael A. Gales
                                ------------------------
                                    Michael A. Gales
                                  Executive Chairman

In accordance with the Securities Act of 1933, as amended, this amended registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

       Signature                 Capacities                             Date


/s/ Michael A. Gales          Executive Chairman                   June 15, 2006
-------------------------
 Michael A. Gales


/s/ Louis A. Giusto           Vice Chairman, Chief Financial
-------------------------     Officer and Treasurer                June 15, 2006
Louis A. Giusto


/s/ Michael A. Gales,
    attorney-in-fact          Director, President and Chief
-------------------------     Executive Officer                    June 15, 2006
Peter D. Rettaliata


/s/ Michael A. Gales,
    attorney-in-fact          Director, Executive Vice
-------------------------     President                            June 15, 2006
Dario A. Peragallo


/s/ Michael A. Gales,
    attorney-in-fact          Director                             June 15, 2006
-------------------------
Seymour G. Siegel


/s/ Michael A. Gales,
    attorney-in-fact          Director                             June 15, 2006
-------------------------
Rounsevelle W. Schaum


/s/ Michael A. Gales,
    attorney-in-fact          Director                             June 15, 2006
-------------------------
Ira A. Hunt Jr.

/s/ Michael A. Gales,
    attorney-in-fact          Director, Secretary                  June 15, 2006
-------------------------
Stephen M. Nagler


/s/ Michael A. Gales,
    attorney-in-fact          Director                             June 15, 2006
-------------------------
James A. Brown

                          GALES INDUSTRIES INCORPORATED
               INDEX OF EXHIBITS FILED WITH REGISTRATION STATEMENT

Exhibit Nos.
------------

4.7 Form of Warrant issued and to be issued to Porter, LeVay & Rose, Inc.

5.1            Opinion of Eaton & Van Winkle LLP

23.1           Consent of Counsel (contained in the opinion annexed as Exhibit
               5.1)

23.2           Consent of Goldstein Golub Kessler LLP for use of its report.

23.3           Consent of Bildner & Giannasco LLP for the use of its report.